PROSPECTUS	Filed pursuant to Rule 424(b)(3)
Registration No. 333-206723

3,925,176 Ordinary Shares

This prospectus relates to the resale by the selling shareholders identified in this prospectus of (i) up to an aggregate of 1,933,520 ordinary shares, par value NIS 0.01 per share, or the Ordinary Shares, and (ii) up to an aggregate of 1,991,656 Ordinary Shares issuable upon the exercise of outstanding warrants, or the Warrants. The selling shareholders are identified in the table on page 69.

There is no public market for our Ordinary Shares. We intend to seek a qualification for our Ordinary Shares to be quoted on the OTCQB marketplace, or the OTCQB; however, no assurance can be given as to our success in qualifying for quotation on the OTCQB. The selling shareholders may sell their Ordinary Shares at a fixed price of $1.50 per share (the offering price per share of the Ordinary Shares in the registrant’s most recent private placement) until the Ordinary Shares are quoted on the OTCQB, or listed for trading or quoted on any other public market, and thereafter in a variety of transactions as described under the heading “Plan of Distribution” beginning on page 86, including transactions on any stock exchange, market or facility on which the Ordinary Shares may be traded, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. We have no basis for estimating either the number of Ordinary Shares that will ultimately be sold by the selling shareholders or the prices at which such Ordinary Shares will be sold (unless sold at a fixed price, as described above).

All of the Ordinary Shares are being sold by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the Ordinary Shares being sold by the selling shareholders, although we may receive proceeds from the exercise of the Warrants to the extent that the Warrants are exercised for cash. We are bearing all of the expenses in connection with the registration of the Ordinary Shares, but all selling and other expenses incurred by the selling shareholders, including commissions and discounts, if any, attributable to the sale or disposition of the Ordinary Shares will be borne by them.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page 6.

None of the U.S. Securities and Exchange Commission, the Israel Securities Authority or any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 1, 2015

About This Prospectus

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell or solicit any security other than the Ordinary Shares offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction.  The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our Ordinary Shares.  Our business, financial condition, results of operations and prospects may have changed since that date.

We have obtained the statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information and from reports we commissioned.  We have not sought the consent of the sources to refer to the publicly available reports in this prospectus.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Unless derived from our financial statements or otherwise noted, the terms “shekels,” “Israeli shekels” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “US$” or “$” refer to U.S. dollars, the lawful currency of the United States. Unless otherwise indicated, “U.S. dollar,” “USD” and “$” refer to the United States dollar and “NIS” refers to the New Israeli Shekel.

Throughout this prospectus, unless otherwise designated, the terms “we”, “us”, “our”, “PV Nano”, “the Company” and “our Company” refer to P.V. Nano Cell Ltd.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our Ordinary Shares. You should read this entire prospectus, including the section titled “Risk Factors” and our consolidated financial statements and the related notes included at the end of this prospectus before deciding to invest in our Ordinary Shares.

Overview

We are a conductive ink manufacturing company focused on developing, manufacturing, marketing and commercializing conductive inks for digital inkjet conductive printing applications. We have developed the Sicrys™ family of single crystal nano-metric conductive inks, which we believe enables a significantly less costly and less wasteful alternative to current screen printing and, in some cases, photolithography processes for photovoltaic, or PV, and printed electronics, or PE, applications. We began low volume sales of our Sicrys™ silver-based inks for PV applications in 2010 and are in the process of seeking to expand our sales efforts to include sales of Sicrys™ inks for a wide range of PE applications, including for the printing of circuit boards, radio-frequency identification chips, sensors and touchscreens, among other digitally printed electronics. We have also developed what we believe is the first available commercially viable copper-based nano-metric ink for mass-production of printed electronics. We believe that copper inks represent a significant improvement over silver-based inks given copper’s significantly lower cost and nearly identical electrical and conductive properties. We began low volume sales of our copper-based ink for printed electronics applications in the second half of 2014.

Recent Developments

Private Placement

Between July 9, 2015 and August 6, 2015 we completed two subsequent closings of an offering of up to 2,666,667 units, or the Units, at a price of $1.50 per Unit. Each unit consists of (i) one Ordinary Share and (ii) a five-year Warrant to purchase one Ordinary Share at an exercise price of $1.50 per share in a private placement transaction. The private placement transaction resulted in the issuance by us of 1,933,520 Units, consisting of 1,933,520 Ordinary Shares and Warrants to purchase 1,933,520 Ordinary Shares. The initial closing of such offering included the conversion of an aggregate of $836,294 of convertible promissory notes into 743,372 Units and an additional 41,179 Warrants. See “Certain Relationships and Related Party Transactions – Series 2 Convertible Note Agreements.” In connection with such offering, we issued warrants to purchase an aggregate of 16,957 Ordinary Shares to three Israeli finders in connection with the sale of Units by the Company to certain Israeli investors introduced to the Company by such Israeli finders. The offering of Units expires on December 29, 2015, unless extended by the Company (in its discretion) for one or more periods of 90 days each.

Share Split

In connection with the offering of the Units in the private placement, our Board of Directors approved the issuance of 6.423 bonus shares for each outstanding Ordinary Share, or the Share Split, effective as of immediately prior to the initial closing of the offering on November 26, 2014. In connection therewith, we made adjustments to our outstanding options, Warrants and other rights to acquire Ordinary Shares to reflect and give effect to the Share Split. Unless otherwise indicated, all share and per share amounts in this prospectus have been adjusted for all periods presented give effect to the Share Split.

Going Concern

We have limited product revenues and revenues generated from our sales of Sicrys™ inks are not presently sufficient to sustain our operations. We have incurred net losses since our inception in 2009, including a net loss of approximately $2.2 million for the year ended December 31, 2014. As of December 31, 2014, we had an accumulated deficit of approximately $8.8 million. We also currently have limited liquidity. As of December 31, 2014 and December 31, 2013, our cash on hand was approximately $680,765 and $108,116, respectively. Based on our current cash burn rate, strategy and operating plan, we believe that our cash and cash equivalents as of September 22, 2015, will enable us to operate for a period of approximately two months. To date, we have financed our operations primarily through the sale of equity and convertible securities and government grants.

In order to fund our anticipated operations and liquidity needs beyond such two month period (or possibly earlier if our current cash burn rate, strategy or operating plan change in a way that accelerates or increases our liquidity needs), we will need to raise additional capital. We are dependent upon external sources to finance our operations and there can be no assurance that we will succeed in obtaining the necessary financing to continue our operations. As a result, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Background

Photovoltaic Cell Metallization

PV cells (commonly known as solar cells) are the building blocks of solar module arrays that convert energy from sunlight into electricity. Multiple PV cells in an integrated group, all oriented in one plane, constitute a solar photovoltaic panel or module, and a group of connected modules make up an array. An array of PV cells is capable of converting solar energy into a usable amount of direct current electricity. Most modern solar cells are made from either crystalline silicon or thin-film semiconductor material.

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A key part of the PV crystalline silicon cell manufacturing process is the metallization of the cell – i.e., laying down metal electrodes to collect the electricity generated by the cell when exposed to sunlight. Typically, the metallization process is completed by the application of a silver paste to the front side and aluminum-silver pastes on the rear side of the cell using a screen printing process. This process is one of the main bottlenecks to reducing the costs of the cells and the cost of electricity produced by the cells due to high usage of metal (expensive silver), loss of paste in the process (some paste stays in the screens), cell breakage in the printing process (contact printing), wide printed patterns (higher shading of cells, less surface exposed to the light) and limited electrical properties of the pastes.

The market for solar power generated by PV arrays was estimated at $90 billion in 2014 and the market for the silver pastes and inks utilized in PV cell production is estimated at $4.9 billion. Given that metallization costs continue to be the highest cost element of PV cell production (due primarily to the high cost of silver), many have focused cost cutting efforts on improving efficiencies and reducing costs in the metallization process.

We believe that a significant market opportunity exists for a non-contact metallization solution that is significantly cheaper than the traditional screen printing process, does not break silicon cells, permits for thinner PV cell wafers (thus reducing silicon costs, which we believe to be a major obstacle to the wider proliferation of solar cell technologies), increases the active area of the cell by printing narrower conductors, and yields better electrical performance than screen-printed conductors. We believe that the market for inks to be used in inkjet printing for PV applications is a small subset of the $4.9 billion market for silver pastes and inks in PV cell production generally, as described above, which we believe has the potential to grow over time given the benefits of inkjet printers and the benefits of our Sycris™ inks, which, among others, apply to a range of printer devices, and present a lower cost and simpler operating procedures when compared to photolithography processes. See “Business – Our Solutions - Printed Electronics.”

Printed Electronics

Printed electronics is a set of methodologies by which electrical devices are printed onto various substrates (i.e., base material) by depositing electrically functional inks on the substrate, creating active or passive devices, such as conductors, thin film capacitors, transistors or resistors. The use of printed electronics presents an opportunity to facilitate widespread, low cost production of electronics for a variety of applications, including notably for use in circuit boards, radio-frequency identification chips, sensors and touchscreens, among other digitally printed electronics.

We believe that the current printing methods have inherent limitations when implemented in flexible electronics, 3D (three dimensional) electronics and in customized and small scale printing. Furthermore, these processes currently utilize expensive inks and produce toxic byproducts that must be disposed of, which increases overall production costs. We believe that a significant market opportunity exists for inks, such as ours, that enable digital inkjet conductive printing, enabling printing on flexible substrates, three-dimensional printing and customized and small scale printing at a lower price.

Our Solutions

Photovoltaic Cell Metallization

Our Sicrys™ family of inks are low viscosity, nano-particle inks optimized for inkjet printing. We believe that PV cell metallization via inkjet printing utilizing our Sicrys™ inks results in the following benefits relative to traditional screen printing processes:

●	Immediate cost savings of around 15%, or $0.09 per watt (using silver-based inks), due to substantially lower metallization costs and increased cell efficiency;

●	Potential future cost savings due to the ability to utilize thinner wafers for PV cells, thus reducing silicon costs and potentially further increasing cell efficiency;

●	A more efficient printing process without breakage of PV cells (estimated to occur at a rate of 0.15% to 5% in traditional screen printing processes) and without the need to regularly replace printing screens; and

●	Enhanced performance due to improved conductive properties enabling printing of contact lines that are significantly thinner than the lines that can be produced with screen printing.

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Printed Electronics

We currently offer silver-based Sicrys™ inks for use in the production of PE utilizing inkjet printers, and started offering our newly developed copper-based Sicrys™ inks for such applications in the second half of 2014. We believe that inkjet production of PE utilizing our Sicrys™ inks results in the following benefits relative to traditional screen printing and photolithography processes:

●	Significant cost reductions, as we estimate that we will be able to market our copper based inks at 30% to 50% of the price of inks currently used in screen printing and photolithography processes;

●	Applications for flexible and customized electronics and three-dimensional (3D) printed device manufacturing, due to digital (non-contact) printing and the lower sintering temperatures required for nano-based inks;

●	Lower overall cost and simpler processes (e.g., estimated 50% reduction in costs for printing displays when compared to photolithography processes), thus potentially supporting customized and small batch printing; and

●	Significant reductions in the generation of hazardous waste byproducts.

Our Strategy

Our aim is to become a leading producer of conductive inks for digital electronic printing applications. Our strategy is to concentrate our efforts first on the PV market, and thereafter increase our marketing efforts targeted at PE markets. We also intend to develop and eventually commercialize applications suitable for other digital electronic printing applications such as antennas, touch screens and security devices among others.

To date, we have generated limited sales and market our products primarily via our presence on social networking websites and applications (such as LinkedIn, Twitter, Facebook and T-roo). In addition, we have recently expanded our marketing efforts to include participation in trade shows and other similar exhibitions. We are currently undertaking efforts to take various actions to substantially increase our commercialization efforts. See “Business – Our Strategy”.

In addition, in order to promote further growth of the printed electronics market, in July 2014 we initiated and co-founded the Printel Consortium, or the Consortium, to develop two-and-a-half (2.5D) and three-dimensional (3D) printed electronics applications. We expect that the Consortium will have a term of three to five years, with an annual budget projected to be between $5 and $6 million (in the aggregate for the whole Consortium), of which 60% will be financed by a grant from the Office of the Chief Scientist of the Israeli Ministry of Economy, or the Chief Scientist–ME or OCS. During 2014 and 2015, we received from the Chief Scientist–ME grants in an aggregate amount of NIS 488,238 (approximately $125,543 based on the exchange rate of $1 / NIS 3.889 in effect as of December 31, 2014). No royalties are payable to the Chief Scientist–ME with respect to this funding; however, the technology developed in the Consortium is subject to the Industrial Research and Development Law, 5744-1984, and related regulations, or the Research Law, which prohibits us from manufacturing products developed using these grants outside of the State of Israel without special approvals. In addition to PV Nano (the sole conductive ink producer in the Consortium), the main industrial partners in the Consortium will be Orbotech Ltd., an international developer and producer of inspection and laser technologies for use in electronics manufacturing, Stratasys Ltd., a world leader in the manufacture of 3D printers, inks and processes, and certain academic groups in Israel. In March 2015, we submitted applications for four research programs (to develop 3D electronics and materials and Printed electronics technologies) in the framework of the EC grant programs with four different industrial and research group. One of the applications has been approved and the project will commence in October 2015, at which time we expect to receive the grant funds.

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Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company,” as defined in the JOBS Act. For as long as we are deemed an emerging growth company, we are permitted to and intend to take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies, including:

●	an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; and

●	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, or the Securities Act. However, if certain events occur prior to the end of such five year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards. As a result, our financial statements may not be comparable to companies that comply with the public company effective date.

Implications of Being a Foreign Private Issuer

Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, that are applicable to “foreign private issuers,” and under those requirements we will file reports with the SEC. As a foreign private issuer, we will not be subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We will also have four months after the end of each fiscal year to file our annual reports with the SEC and will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we will also not be subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an emerging growth company.

Our Corporate Information

We were incorporated in Israel on June 24, 2009. We have one wholly owned subsidiary, Nano Size Ltd., a private company organized under the laws of the state of Israel, or Nano Size, which we acquired on December 31, 2009. We also own 40% of the outstanding equity securities of Leed PV Nano Science and Technology (Suzhou) Company Ltd., a Chinese joint venture among us, IP Bank (Suzhou) Limited Company, or IPB, and Hunan Leed Electronic Ink Co. Ltd., on behalf of Leedink Nano (Suzhou) Co. Ltd., or Leed, that does not have any operations and which is in the process of being dissolved.

Our principal offices are located at 8 Hamasger Street, Migdal Ha’Emek, Israel 2310102. Our telephone number is (972) 4-654-6881. Our website address is http://www.pvnanocell.com. This website address is included in this prospectus as an inactive textual reference only. The information and other content appearing on our website are not part of this prospectus.

Our directors, executive officers and controlling persons as a group beneficially own approximately 67.32% of our Ordinary Shares. See “Risk Factors - Risks Related to Our Securities - Our directors, executive officers and controlling persons as a group have significant voting power and may take actions that may not be in the best interest of shareholders.”

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THE OFFERING

Ordinary Shares offered by the selling shareholders:	3,925,176 shares.

Ordinary Shares outstanding:

12,784,565 shares as of September 22, 2015, excluding:

●    2,416,429 Ordinary Shares issuable upon the exercise of outstanding Warrants at a weighted exercise price of $1.35 per share;

●    930,149 Ordinary Shares issuable upon the exercise of outstanding options at a weighted exercise price of $0.57 per share; and

●    293,289 shares reserved for future issuance under our 2010 Option Plan, or the Plan.

Trading market:	There is currently no market for our Ordinary Shares and we can offer no assurances that a market for our Ordinary Shares will develop in the future. We intend to seek a qualification for our Ordinary Shares to be quoted on the OTCQB; however, no assurance can be given as to our success in qualifying for quotation on the OTCQB.

Price per share:	The selling shareholders may sell their Ordinary Shares at a fixed price of $1.50 per share (the offering price per Ordinary Share in our most recent private placement) until our Ordinary Shares are quoted on the OTCQB or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. See “Plan of Distribution.”

Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of Ordinary Shares offered hereby. We may receive proceeds from the exercise of the Warrants to the extent that the Warrants are exercised for cash. See “Use of Proceeds,”

Risk factors:	We are subject to a number of risks that you should be aware of before you decide to invest in our Ordinary Shares. These risks are discussed more fully in the section captioned “Risk Factors,” beginning on page 6 of this prospectus.

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RISK FACTORS

An investment in the Ordinary Shares involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, including our consolidated financial statements and the related notes beginning on page F-1, before deciding to invest in the Ordinary Shares. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In any such case, the value of our Ordinary Shares could decline, and you may lose all or part of your investment.

Risks Related to Our Financial Position and Capital Requirements

We have a limited operating history on which to assess our business, have incurred significant losses since our inception, and anticipate that we will continue to incur significant losses for the foreseeable future.

We have a limited operating history. We have incurred net losses since our inception in 2009, including a net loss of approximately $2.2 million for the year ended December 31, 2014. As of December 31, 2014, we had an accumulated deficit of approximately $8.8 million. To date, we have financed our operations primarily through the sale of equity and convertible securities and government grants. The amount of our future net losses will depend, in part, on the rate of our future expenditures, our ability to obtain funding through equity or debt financings, strategic collaborations, or grants and our ability to commercialize our products or technologies. We do not know whether or when we will become profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our inability to achieve and then maintain profitability would negatively affect our business, financial condition, results of operations and cash flows.

Our history of net losses has raised substantial doubt regarding our ability to continue as a going concern. If we do not continue as a going concern, investors could lose their entire investment.

We have limited product revenues and revenues generated from our sales of Sicrys™ inks are not presently sufficient to sustain our operations. Our total revenues generated from sales of our inks were $41,953 and $12,202, respectively for the years ended December 31, 2014 and 2013. We have incurred net losses since our inception in 2009, including a net loss of approximately $2.2 million for the year ended December 31, 2014.

Our history of net losses has raised substantial doubt about our ability to continue as a going concern, and as a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2014 with respect to this uncertainty. We have limited product revenues and revenues generated from our sales of Sicrys™ inks are not presently sufficient to sustain our operations and we believe that we will need to raise significant additional funds before we have significant cash flow from operations. Accordingly, our ability to continue as a going concern will require us to seek alternative financing to fund our operations. This going concern opinion could materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise. Future reports on our financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern.

We will need significant additional capital, which we may be unable to obtain.

As of December 31, 2014, we had cash and cash equivalents of approximately $0.7 million. As of September 22, 2015, we had sufficient cash to fund operations for approximately two months if we do not raise additional capital. We will need to raise additional capital to continue our operations beyond such two month period, or earlier if we change our current strategy or operating plan. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. We may be required to pursue sources of additional capital through various means, including debt or equity financings. Future financings through equity investments are likely to be dilutive to existing stockholders. Furthermore, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition. Our ability to obtain needed financing may be impaired by such factors as the capital markets and our history of losses, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

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We have generated only minimal revenue from product sales and may never be profitable.

We have generated only minimal revenue in the past, from limited sales of our Sicrys™ inks. Our ability to generate revenue and achieve profitability depends on our ability to successfully commercialize our Sicrys™ inks and future products and technologies. Our ability to generate future revenue from product sales depends heavily on our success in many areas, including but not limited to:

●	obtaining market acceptance of our products and technologies;

●	addressing any competing technological and market developments;

●	identifying, assessing, acquiring and/or developing new products and technologies;

●	ramping up our production capabilities if and when our sales volume increases;

●	expanding our distribution channels, including our ability to enter into cooperation arrangements with printer manufacturers to distribute our inks;

●	maintaining, protecting, and expanding our portfolio of intellectual property rights, including patents, trade secrets, and know-how; and

●	attracting, hiring, and retaining qualified personnel.

Risks Related to Our Business

If our conductive inks fail to achieve and sustain sufficient market acceptance or if market penetration occurs more slowly than we expect, our future revenue will be adversely affected.

Our success depends, in large part, on our ability to gain market acceptance of our Sicrys™ inks as a reliable and cost-saving alternative to existing printing technologies. Compared to some competing technologies, our nano-metric conductive ink technology is relatively new, and most potential customers have limited knowledge of, or experience with, our conductive inks. Potential customers may be reluctant to adopt our conductive inks as an alternative to conventional printing technologies. Such potential customers may have substantial investments and know-how related to their existing printing technologies, and may perceive risks relating to the reliability, quality, usefulness and profitability of adopting our conductive inks when compared to other printing technologies available in the market. Prior to adopting our conductive inks, some potential customers may need to devote significant time and effort to testing and validating our technology. Any failure of our technology to meet these customer benchmarks could result in customers choosing to retain their existing technology or to purchase technologies other than ours. If we fail to achieve market acceptance of our conductive inks or if market penetration is slower than expected, then our opportunities to grow our revenues and reach profitability will be severely limited.

As one of our strategies to increase sales, we intend to acquire inkjet printers to be deployed, free-of-charge, to consumers who agree to purchase a minimum quantity of inks from us. There can be no assurance that such printers will be available to us on acceptable terms, or at all, that customers will be willing to make such minimum purchase commitments or that the printers will work as expected in the commercial environment.

Our ink products may not be compatible with commercially available printers and printer heads.

We have successfully certified our ink with one manufacturer of commercially available printers and printer heads, and are in the process of certifying our ink products with additional manufacturers of commercially available printers and printer heads. If we are unable to certify our ink products with a sufficient number of manufacturers of popular printers and printer heads, our ability to widely market our ink products will be impaired and we may be unable to generate significant revenue.

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Printer heads generally require compatible inks. An ink may be incompatible for use with a particular printer head for a number of reasons, including, without limitations: because the chemicals used in the ink are not compatible with the materials used in the manufacture of the printer head; or because the physical properties of the ink (e.g., viscosity, surface tension, etc.) are not compatible with the printer head. As a result, there can be no assurance that our inks will be compatible with a sufficient number of printer heads, if any, to support wide scale sales of our inks for digital inkjet printing.

We currently have minimal marketing and sales capabilities. If we are unable to establish significant sales and marketing capabilities or enter into agreements with third parties to market and sell our products, we may be unable to generate significant revenue.

Although our employees may have sold other similar products in the past while employed at other companies, we as a company have minimal experience selling and marketing our conductive inks and we currently have only a small marketing and sales organization consisting of two employees, who devote 15% and 50% of their time, respectively, to marketing our products and technologies. In addition, our Chief Executive Officer generally devotes a portion of his efforts to increasing awareness of, and marketing, our products. To successfully commercialize our Sicrys™ inks and any products that may result from our development programs, we will need to develop these capabilities, either on our own or with others. We intend to collaborate with third party distributors and sales agents with established sales and marketing operations and industry experience to market our inks. However, there can be no assurance that we will be able to enter into distribution and/or sales agency agreements on terms acceptable to us or at all, or that such distributors or sales agents will be successful in marketing our inks. If our future distributors or sales agents do not commit sufficient resources to commercialize our products, we will be unable to generate sufficient product revenue to sustain our business. We may be competing with companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

Our manufacturing capacity and operations may not be appropriate for future levels of demand.

We manufacture our inks at our Migdal Ha’Emek facilities. We currently have capacity to produce an estimated two tons of ink per year and intend to upgrade our facilities (estimated at $600,000) to increase production capacity to 8 tons per year, if and when demand for our inks is projected to surpass our production capabilities. If the demand for our conductive inks does not increase, we may have significant excess manufacturing capacity and under-absorption of our fixed costs, which could in turn adversely affect our gross margins. In the event that demand for our conductive inks outgrows our internal manufacturing capacity, we intend to engage third-party manufacturers to produce additional inks. There can be no assurance that we will be able to enter into agreements with qualified manufacturers on terms acceptable to us, or at all, or that, once contracted, such manufacturers will perform as expected.

We are subject to a multitude of manufacturing risks, any of which could substantially increase our costs and limit supply of our products and technologies.

The process of manufacturing our products and technologies is complex and subject to several risks and uncertainties, including but not limited to: our ability to scale up our production if and when demand for our inks grows and the quality, availability and prices of the raw materials (including, in particular, silver and copper) necessary for production of our inks. Any adverse developments affecting manufacturing operations for our products and technologies may result in shipment delays, inventory shortages, lot failures, withdrawals or recalls, or other interruptions in the supply of our products and technologies. We may also have to take inventory write-offs and incur other charges and expenses for products and technologies that fail to meet specifications, undertake costly remediation efforts, or seek more costly manufacturing alternatives.

We face intense competition and rapid technological change and the possibility that our competitors may develop products that are similar to, more advanced than, or more effective than ours, which may adversely affect our financial condition and our ability to successfully commercialize our products and technologies.

The digital electronic printing and inkjet conductive ink manufacturing industries are extremely competitive. We are currently aware of various existing products in the market and in development that may compete with our products and technologies. To our knowledge, more than twenty other companies are currently developing silver-based inkjet inks for PE digital electronic inkjet printing applications. Some of these companies are selling conductive inkjet inks for PE applications. Of those, to our knowledge only one other company, Cabot Corporation, claims to have metallization inkjet inks for PV applications; however, such company has withdrawn its product from the market due to technical and pricing concerns. We are also aware of at least four companies seeking to develop copper based inks, including NovaCentrix, Hitachi Chemical Co. Ltd, IntrinsiQ Materials Ltd. and Nanotec-USA. However, to our knowledge none of our competitors has copper based inks in mass production and at a commercially viable price and quantity.

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Many of our competitors have substantially greater financial, technical, and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations. Mergers and acquisitions in the conductive ink industry may result in even more resources being concentrated in our competitors. As a result, these companies may be more effective in selling and marketing their products. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in this industry. Our competitors may succeed in developing, acquiring, or licensing on an exclusive basis, products that are more effective or less costly than our current or future products or technologies, or achieve earlier patent protection, product commercialization, and market penetration than we do. Additionally, technologies developed by our competitors may render our potential products and technologies uneconomical or obsolete, and we may not be successful in marketing our products and technologies against competitors.

We may not be successful in our efforts to identify, license, or discover additional products and technologies.

Although we intend to focus a substantial amount of our research and development efforts on the continued development and commercialization of our existing products and technologies, the success of our business also depends upon our ability to identify, license, or discover additional products and technologies. Our research programs or licensing efforts may fail to yield additional products and technologies for development for a number of reasons, including but not limited to the following:

●	our research or business development methodology or search criteria and process may be unsuccessful in identifying potential products and technologies;

●	we may not be able or willing to assemble sufficient resources to acquire or discover additional products and technologies;

●	our products and technologies may not succeed in testing;

●	our potential products and technologies may have characteristics that make them unmarketable;

●	competitors may develop alternatives that render our products and technologies obsolete or less attractive;

●	products and technologies we develop may be covered by third parties’ patents or other exclusive rights;

●	the market for a product may change during our program so that such a product becomes unreasonable to continue to develop; and

●	a product may not be capable of being produced in commercial quantities at an acceptable cost, or at all.

If any of these events occurs, we may be forced to abandon our development efforts for a program or programs, or we may not be able to identify, license, or discover additional products and technologies, which would have a material adverse effect on our business and could potentially cause us to cease operations. Research programs to identify new products and technologies require substantial technical, financial, and human resources. We may focus our efforts and resources on potential programs or products and technologies that ultimately prove to be unsuccessful.

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Sustained declines in worldwide oil prices could adversely affect our business.

Worldwide oil prices have recently declined. Oil is used as a fuel for electricity generation in only a small percentage of applications worldwide, compared to natural gas or coal-fired electricity generation and other forms of electricity generation, and accordingly, fluctuations in oil prices generally do not have a significant direct causal effect on prevailing competitive electricity prices, including electricity from solar sources. Nonetheless, sustained decreases in oil prices could result in decreased demand for solar sources of energy, which in turn would materially adversely affect our business, prospects and results of operations.

International expansion of our business exposes us to business, regulatory, political, operational, financial, and economic risks associated with doing business outside of Israel.

Our headquarters are located in Israel (as further described below), and we currently do not have any operations outside of Israel. However our business strategy incorporates potentially significant international expansion, particularly in China. Doing business internationally involves a number of risks, including but not limited to:

●	multiple, conflicting, and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements, and other governmental approvals, permits, and licenses;

●	additional potentially relevant third-party patent rights;

●	complexities and difficulties in obtaining protection for and enforcing our intellectual property rights;

●	difficulties in staffing and managing foreign operations;

●	limitations in our ability to penetrate international markets;

●	financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products, and exposure to foreign currency exchange rate fluctuations;

●	changes in foreign regulations and customs;

●	changes in currency exchange rates and currency controls;

●	changes in a specific country’s or region’s political or economic environment;

●	natural disasters, wars, terrorism, outbreak of disease, boycotts, curtailment of trade, and other business restrictions; and

●	certain expenses including, among others, expenses for travel, translation, and insurance.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our results of operations.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws, regulations and permitting requirements in Israel, including those governing the emission and discharge of hazardous materials into ground, air or water; noise emissions; the generation, storage, use, management and disposal of hazardous waste; the registration of chemicals and in the future also import and export of chemicals; the cleanup of contaminated sites; and the health and safety of our employees. We expect to be subject to similar regulations in any other jurisdictions in which we may establish manufacturing operations in the future. Some of these laws and regulations require us to obtain licenses or permits to conduct our operations. Environmental laws and regulations are complex, change frequently and have tended to become more stringent over time. If we violate or fail to comply with these laws, regulations, licenses or permits, we could be fined or otherwise sanctioned by regulators. We cannot predict the impact on our business of new or amended laws or regulations or any changes in the way existing and future laws and regulations are interpreted or enforced, nor can we ensure we will be able to obtain or maintain any required licenses or permits.

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The health effects of nanotechnology are unknown.

There is no scientific agreement on the health effects of nanomaterials, but some scientists believe that, in some cases, nanomaterials may be hazardous to an individual’s health or the environment. The science of nanotechnology is based on arranging atoms in such a way as to modify or build materials. Depending on the nanomaterials used, the resulting material may not be found in nature; therefore, the effects are unknown. Our technologies are based on nanometals that are at most times dispersed in a liquid minimizing the exposures risks. We take appropriate precautions for employees working with our materials and believe that any health risks related to the nanometals used in potential products can be minimized. Future research into the effects of nanomaterials, in general, on health and environmental issues may have an adverse effect on products using our technology.

Public perceptions of ethical and social issues may discourage the use of nanotechnology.

Nanotechnology has received both positive and negative publicity and is the subject of public discussion and debate. Governments and regulatory bodies may, for social or health purposes, prohibit or regulate the use of nanotechnology. This may restrict our ability to license our technology, or the ability of our future licensees (if any) to sell products.

Our future success depends in part on our ability to retain our Chief Executive Officer and to attract, retain, and motivate other qualified personnel.

We are highly dependent on Dr. Fernando de la Vega, our co-founder, or the Founder, Chief Executive Officer and Chairman, and the loss of his services without a proper replacement would adversely impact the achievement of our objectives. Under the terms of his services agreement with us, Dr. de la Vega may cease providing services to us at any time by providing 30 days’ prior written notice. Recruiting and retaining other qualified employees, consultants, and advisors for our business, including scientific and technical personnel, will also be critical to our success. Locating and attracting skilled personnel may take time. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous high-technology companies for individuals with similar skill sets. The inability to recruit and retain qualified personnel, or the loss of the services of Dr. de la Vega without proper replacement, may impede the progress of our research, development, and commercialization objectives.

We will need to expand our organization and we may experience difficulties in managing this growth, which could disrupt our operations.

As our development and commercialization plans and strategies develop, we expect to need additional managerial, operational, sales, marketing, financial, legal, and other resources. Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees, and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional products and technologies. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize products and technologies and compete effectively will depend, in part, on our ability to effectively manage any future growth.

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We are dependent on a license for the additives necessary for the metallization of our inks.

In order for our inks to be suitable for use in solar cell metallization processes, we use certain additives in our inks. These additives are not readily commercially available, and we have an exclusive license for these additives from the Fraunhofer Institute, IKTS, or IKTS, in Germany, which developed them especially for our inks. Pursuant to the license, IKTS has agreed to manufacture a limited quantity of such additives for us each year. If we require greater quantities, IKTS has agreed to transfer the production file and knowhow to our chosen manufacturer. If IKTS is not able to supply these additives in sufficient quantities or at an acceptable quality, we will need to seek other sources for such additives. However, we are not aware of any other party capable of manufacturing such additives without an orderly transfer by IKTS, as they were specially designed by IKTS for use with our inks. Furthermore, even if we obtain the production file and knowhow for such additives, we may have difficulty in finding other manufactures with the ability or technical knowledge to utilize such information to produce such additives in our desired quantities and quality, or at all. Any of these events could materially impair our ability to manufacture inks suitable for use in solar cell metallization processes in sufficient quantities or at all, which would have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We are subject to risks resulting from fluctuations in the price of silver.

The manufacturing process for our silver-based inks utilizes a silver salt, the price of which is linked to the price of silver. The price of silver is affected by numerous factors beyond our control, including inflation, fluctuation of the United States dollar and foreign currencies, global and regional demand, speculative activities by commodities traders and others and the political and economic conditions of major silver producing countries throughout the world. The volatility of mineral prices represents a substantial risk which no amount of planning or technical expertise can fully eliminate. In the event silver prices increase and remain high for prolonged periods of time, we may not be able to produce silver-based inks at a price which is cost effective for manufacturers of solar cells. Furthermore, if the price of silver decreases substantially and remains low for prolonged periods of time, the value proposition that we believe is offered by our copper-based nano-metric ink may be substantially decreased, since a low price of the silver used in their manufacturing processes reduces the incentive for manufacturers of electronic devices to replace silver with another metal, such as copper. Any of the foregoing would have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our U.S. investors may suffer adverse tax consequences if we are characterized as a passive foreign investment company.

Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of our assets are held for the production of, or produce, passive income, we would be characterized as a passive foreign investment company, or a PFIC, for U.S. federal income tax purposes. We have not determined whether we have previously been a PFIC for any year, or whether we will be a PFIC in 2014 or in future years. Because PFIC status is determined annually and is based on our income, assets and activities for the entire taxable year, there can be no assurance that we will not be classified as a PFIC in any year. If we were to be characterized as a PFIC for U.S. federal income tax purposes in any taxable year during which a U.S. Investor, as defined in “Taxation — U.S. Federal Income Tax Consequences”, owns Ordinary Shares, such U.S. Investor could face adverse U.S. federal income tax consequences, including having gains realized on the sale of our Ordinary Shares classified as ordinary income, rather than as capital gain, the loss of the preferential rate applicable to dividends received on our Ordinary Shares by individuals who are U.S. Investors, and having interest charges apply to distributions by us and the proceeds of share sales. A “qualified electing fund” election may alleviate some of the adverse consequences of PFIC status; however, we do not intend to provide the information necessary for U.S. Investors to make qualified electing fund elections if we are classified as a PFIC. See “Taxation--U.S. Federal Income Tax Consequences.”

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements, which could make the Ordinary Shares less attractive to investors.

We qualify as an “emerging growth company,” as defined in the JOBS Act. For as long as we are deemed an emerging growth company, we are permitted to and intend to take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies, including:

●	an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act; and

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●	an exemption from compliance with any new requirements adopted by the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act. However, if certain events occur prior to the end of such five year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards. As a result, our financial statements may not be comparable to companies that comply with the public company effective date.

We cannot predict if investors will find the Ordinary Shares less attractive because we may rely on these exemptions. If some investors find the Ordinary Shares less attractive as a result, there may be a less active trading market for the Ordinary Shares and the market price of the Ordinary Shares may be more volatile.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain effective patent rights for our products and technologies or any future products and technologies, we may not be able to compete effectively in our markets.

We rely upon a combination of patents, trade secret protection, and confidentiality agreements to protect the intellectual property related to our products and technologies. Our success depends in large part on our and our licensors’ ability to obtain and maintain patent and other intellectual property protection in the United States and in other countries with respect to our proprietary technology and products.

We have sought to protect our proprietary position by filing patent applications in the United States and abroad related to our novel technologies and products that are important to our business. This process is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

The patent position of technology companies generally is highly uncertain and involves complex legal and factual questions for which legal principles remain unsolved. The patent applications that we own or in-license may fail to result in issued patents with claims that cover our products and technologies in the United States or in other foreign countries. There is no assurance that all potentially relevant prior art relating to our patents and patent applications has been found. The discovery of relevant prior art can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover our products and technologies, third parties may challenge their validity, enforceability, or scope, which may result in such patents being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property, provide exclusivity for our products and technologies, or prevent others from designing around our claims. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

We, independently or together with our licensors, have filed several patent applications covering various aspects of our products and technologies. We cannot provide any assurances about which, if any, patents will issue, the breadth of any such patent or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. Any successful opposition to these patents or any other patents owned by or licensed to us after patent issuance could deprive us of rights necessary for the successful commercialization of any products and technologies that we may develop. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product under patent protection could be reduced.

If we cannot obtain and maintain effective patent rights for our products and technologies, we may not be able to compete effectively and our business and results of operations would be harmed.

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We may not have sufficient patent terms to effectively protect our products and business.

Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Although various extensions may be available, the life of a patent, and the protection it affords, is limited. Even if patents covering our products and technologies are obtained, once the patent life has expired for a product, we may be open to competition.

The patent protection and patent prosecution for some of our products and technologies is dependent on third parties.

While we normally seek and gain the right to fully prosecute the patents relating to our products and technologies, there may be times when patents relating to our products and technologies are controlled by our licensors. In addition, even where we now have the right to control the prosecution of patents and patent applications we have licensed from third parties, we may still be adversely affected or prejudiced by actions or inactions of our licensors and their counsel that took place prior to us assuming control over patent prosecution.

Patent policy and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. We therefore cannot be certain that we or our licensors were the first to make any invention claimed in our owned and licensed patents or pending applications, or that we or our licensor were the first to file for patent protection of any such invention. Assuming the other requirements for patentability are met, in the United States prior to March 15, 2013, the first to make the claimed invention is entitled to the patent, while outside the United States, the first to file a patent application is entitled to the patent. After March 15, 2013, under the Leahy-Smith America Invents Act, or the Leahy-Smith Act, enacted on September 16, 2011, the United States has moved to a first to file system. The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications will be prosecuted and may also affect patent litigation. The effects of these changes are currently unclear as the United States Patent and Trademark office, or the USPTO, must still implement various regulations, the courts have yet to address any of these provisions and the applicability of the act and new regulations on specific patents discussed herein have not been determined and would need to be reviewed. In general, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

If we are unable to maintain effective proprietary rights for our products and technologies or any future products and technologies, we may not be able to compete effectively in our markets.

In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary knowhow that is not patentable or that we elect not to patent, processes for which patents are difficult to enforce and any other elements of our product candidate discovery and development processes that involve proprietary knowhow, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors, and contractors. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors.

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Although we expect all of our employees and consultants to assign their inventions to us, and all of our employees, consultants, advisors, and any third parties who have access to our proprietary knowhow, information, or technology to enter into confidentiality agreements, we cannot provide any assurances that all such agreements have been duly executed or that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Misappropriation or unauthorized disclosure of our trade secrets could impair our competitive position and may have a material adverse effect on our business. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There have been many lawsuits and other proceedings involving patent and other intellectual property rights in the high-technology industries, including patent infringement lawsuits, interferences, oppositions, and reexamination proceedings before the USPTO and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing products and technologies. As the conductive ink industry expands and more patents are issued, the risk increases that our products and technologies may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, or methods of manufacture related to the use or manufacture of our products and technologies. Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that our products and technologies may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our products and technologies, the holders of any such patents may be able to block our ability to commercialize such product or technology unless we obtained a license under the applicable patents, or until such patents expire or are finally determined to be invalid or unenforceable.

Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture, or methods of use, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product or technology unless we obtained a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our products and technologies. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages (including treble damages and attorneys’ fees for willful infringement), pay royalties, redesign our infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming, and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. If we or one of our licensing partners were to initiate legal proceedings against a third party to enforce a patent covering one of our products and technologies, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement to the USPTO, during prosecution. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

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Interference proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development partnerships that would help us bring our products and technologies to market.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our Ordinary Shares.

We may be subject to claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

We employ individuals, including our Chief Executive Officer, who were previously employed at other high-technology companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants, and independent contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants, or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any of our employees’ former employers or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. In 2009, Cima NanoTech Ltd., or Cima, the former employer of Dr. de la Vega, our Chief Executive Officer, claimed in several letters to Dr. de la Vega that he had violated a non-competition provision in his agreement and alleged, in certain of those letters, that Dr. de la Vega may have improperly used certain of Cima’s intellectual property. Those letters also threatened legal action against Dr. de la Vega. To our knowledge, Cima has not initiated any formal action against us or Dr. de la Vega in relation to such claims or otherwise and has never threatened legal action against us. However, the statute of limitations has not expired and therefore Cima may seek to initiate a legal action against Dr. de la Vega or us any time prior to the termination of the applicable statute of limitations. While Dr. de la Vega denies the allegations made by Cima, there can be no assurance that he or we would be meritorious in any legal proceeding relating to such claims. If Cima brought a legal action against the Company in respect of such claims, even if we were to prevail in our defense of such action, our response to such litigation could require the expenditure of significant financial and managerial resources, which could have an adverse impact on our business, financial condition, results of operations, and cash flows. If Cima were to prevail in such litigation, we may be required to pay compensatory damages to Cima and may be required to cease using certain technology in our products or replace such technology with non-infringing technology, which we may not be able to do at an acceptable cost and on acceptable terms or at all. Any of the foregoing could have an adverse impact on our business, financial condition, results of operations, and cash flows.

We may be subject to claims that former or current employees, collaborators or other third parties have an interest in our patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our products in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Under the Israeli Patent Law, 5727-1967, or the Patent Law, inventions conceived by an employee during the scope of his or her employment with a company are regarded as "service inventions," which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for his or her inventions. Recent decisions by the Committee have created uncertainty in this area, as it held that employees may be entitled to remuneration for their service inventions unless they specifically waived their rights under the Patent Law. Further, the Committee has not yet determined the method for calculating this Committee-enforced remuneration or the criteria or circumstances under which an employee's assignment of all rights and/or waiver of his or her right to remuneration will be disregarded. Although our employees have agreed to assign to us service invention rights, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could negatively affect our business.

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If we fail to comply with our obligations in the agreements under which we license intellectual property and other rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.

We are a party to a number of intellectual property license agreements that are important to our business and may enter into additional license agreements in the future. Our existing license agreements impose, and we expect that future license agreements will impose, various diligence, reporting, royalty, minimum annual license fees, and other obligations on us. If we fail to comply with our obligations under these agreements, or we are subject to a bankruptcy, we may be required to make certain payments to the licensor, we may lose the exclusivity of our license, or the licensor may have the right to terminate the license, in which event we would not be able to develop or market products covered by the license. Additionally, the royalty payments associated with these licenses will make it less profitable for us to develop our products and technologies.

We may not be successful in obtaining or maintaining necessary rights to our products and technologies through acquisitions and in-licenses.

We currently have rights to the intellectual property, through licenses from third parties and under patents that we own, to develop our products and technologies. Because our programs may require the use of proprietary rights held by third parties, the growth of our business will likely depend in part on our ability to acquire, in-license, or use these proprietary rights. In addition, our products and technologies may require specific formulations to work effectively and efficiently and the rights to these formulations may be held by others. We may be unable to acquire or in-license any compositions, methods of use, processes, or other third-party intellectual property rights from third parties that we identify as necessary for our products and technologies. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources, and greater clinical development and commercialization capabilities.

In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment. If we are unable to successfully obtain rights to required third-party intellectual property rights, we may have to abandon development of that program and our business and financial condition could suffer.

We may not be able to fully enforce covenants not to compete with our key employees, and therefore we may be unable to prevent our competitors from benefiting from the expertise of such employees.

Our employment agreements with our key employees contain non-compete provisions. These provisions prohibit our key employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period of time. We may be unable to enforce these provisions under applicable laws in Israel where all of our key employees reside. In Israel, the Basic Law: Freedom of Occupation, as interpreted by binding case law, may restrict our ability to enforce non-compete provisions with our employees. If we cannot enforce our non-compete provisions with our employees, we may be unable to prevent our competitors from benefiting from the expertise of such employees. Even if these provisions are enforceable, they may not adequately protect our interests. As a result, if one or more of our employees leaves our employment and subsequently becomes employed by one of our competitors, our business, results of operations and ability to capitalize on our proprietary information may be materially adversely affected.

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We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on products and technologies in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States.

Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may also export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Risks Related to Our Operations in Israel

Our headquarters and other significant operations are located in Israel and, therefore, our results may be adversely affected by political, economic and military instability in Israel.

Our executive offices are located in Migdal Ha’Emek, Israel. In addition, the majority of our officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries and militia groups. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. Certain of these conflicts involved missile strikes against civilian targets in various parts of Israel, including the city in which our headquarters are located as well as areas in which our employees and some of our consultants are located, and negatively affected business conditions in Israel. Recently, Israel was involved in a military operation against Hamas militants in Gaza. In connection with this operation, Israel called up a large number of reservists to active duty. Furthermore, Hamas militants in Gaza have fired thousands of rockets at Israel, including Tel Aviv, Israel’s main financial center. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions and could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business may sometimes decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Israel also faces threats from more distant neighbors, in particular, Iran, an ally of Hezbollah and Hamas. There is current unrest in Egypt and a civil war in Syria, both of which are neighboring countries to Israel.

Several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or political instability in the region continues or increases. These restrictions may limit materially our ability to obtain raw materials from these countries or sell our products to companies or persons in these countries. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or significant downturn in the economic or financial condition of Israel, could adversely affect our operations and product development, cause our sales to decrease and, if our securities become publicly traded, adversely affect the share price of our securities.

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Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained, or if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions generally and could harm our results of operations.

Our operations may be disrupted as a result of the obligation of management or key personnel to perform military service.

Our male employees and consultants in Israel, including members of our senior management, may be obligated to perform one month, and, in some cases, longer periods, of annual military reserve duty until they reach the age of 45 (or older, for citizens who hold certain positions in the Israeli armed forces reserves), and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists (including during the recent military operation in Gaza, as described above). It is possible that there will be similar large-scale military reserve duty call-ups in the future. Our operations could be disrupted by the absence of a significant number of our officers, directors, employees and consultants. Such disruption could materially adversely affect our business and operations.

The Israeli government grants we have received for research and development expenditures restrict our ability to manufacture products and transfer technologies outside of Israel and require us to satisfy specified conditions. If we fail to satisfy these conditions, we may be required to refund grants previously received together with interest and penalties.

We have received grants from the Chief Scientist–ME, for research and development programs and intend to apply for further grants in the future. In order to maintain our eligibility for these grants, we must comply with the requirements of the Research Law. Under the Research Law, we are prohibited from manufacturing products developed using these grants outside of the State of Israel without special approvals. As of the date of this prospectus, we have not sought to obtain such approvals, as we do not have immediate plans to manufacture outside of Israel. We may not receive the required approvals for any proposed transfer of manufacturing activities. Even if we do receive approval to manufacture products developed with government grants outside of Israel, the royalty rate may be increased and we may be required to pay up to 300% of the grant amounts plus interest, depending on the manufacturing volume that is performed outside of Israel. This restriction may impair our ability to outsource manufacturing or engage in our own manufacturing operations for those products or technologies.

Additionally, under the Research Law, we are prohibited from transferring, including by way of license, the Chief Scientist–ME financed technologies and related intellectual property rights and know-how outside of the State of Israel, except under limited circumstances and only with the approval of the Chief Scientist–ME Research Committee. As of the date of this prospectus, we have not sought to obtain such approvals, as we do not have immediate plans to transfer the Chief Scientist–ME financed technologies and related intellectual property rights and know-how outside of Israel. We may not receive the required approvals for any proposed transfer and, even if received, we may be required to pay the Chief Scientist–ME a portion of the consideration that we receive upon any sale of such technology to a non-Israeli entity up to 600% of the grant amounts plus interest. The scope of the support received, the royalties that we have already paid to the Chief Scientist–ME, the amount of time that has elapsed between the date on which the know-how or the related intellectual property rights were transferred and the date on which the Chief Scientist–ME grants were received and the sale price and the form of transaction will be taken into account in order to calculate the amount of the payment to the Chief Scientist–ME. Approval of the transfer of technology to residents of the State of Israel is required, and may be granted in specific circumstances only if the recipient abides by the provisions of applicable laws, including the restrictions on the transfer of know-how and the obligation to pay royalties. No assurance can be made that approval to any such transfer, if requested, will be granted.

These restrictions may impair our ability to sell our technology assets or to perform or outsource manufacturing outside of Israel, engage in change of control transactions or otherwise transfer our know-how outside of Israel and may require us to obtain the approval of the Chief Scientist–ME for certain actions and transactions and pay additional royalties and other amounts to the Chief Scientist–ME. In addition, any change of control and any change of ownership of our ordinary shares that would make a non-Israeli citizen or resident an “interested party,” as defined in the Research Law, require prior written notice to the Chief Scientist–ME, and our failure to comply with this requirement could result in criminal liability.

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These restrictions will continue to apply even after we have repaid the full amount of royalties on the grants. If we fail to satisfy the conditions of the Research Law, we may be required to refund certain grants previously received together with interest and penalties, and may become subject to criminal charges.

The Government of Israel has reduced the grants available under the Chief Scientist–ME’s program in recent years, and this program may be discontinued or curtailed in the future. If we do not receive additional grants in the future, we will be required to allocate other funds to product development at the expense of other operational costs.

We have received a grant from the Office of the Chief Scientist of the Ministry of National Infrastructures, Energy and Water Resources, or the Ministry of Infrastructures, for one of our research and development programs. In order to maintain our eligibility for this grant, we must meet specified conditions, including the payment of royalties with respect to the grant received. If we fail to comply with these conditions in the future, sanctions (such as the cancellation of the grant) might be imposed on us, and we could be required to refund any payments previously received. Even following full repayment of any Ministry of Infrastructures grants, we must nevertheless continue to comply with the requirements of our agreement with the Ministry of Infrastructures. The terms of the Ministry of Infrastructures’ grant require us to obtain the Ministry of Infrastructures’ approval prior to any assignment of know-how developed under the research and development program funded with its grant. The Ministry of Infrastructures also has a right to receive a nonexclusive royalty free license to the know how developed under any such program to the extent necessary for national needs (as determined by the Minister of Science and Technology, the Minister of Treasury and the Minister of Justice). Pursuant to the terms of the grant, we will be required to notify the Ministry of Infrastructures of any new investment we receive, and any new investor will be required to undertake in writing to the Ministry of Infrastructures to make reasonable efforts to ensure that the Company shall observe the terms of the research and development agreement with Ministry of Infrastructures and the law governing the grant program of the Ministry of Infrastructures. In addition, in any case where one or more new investors makes an investment with the Company, the Ministry of Infrastructures has a right to negotiate with such investor(s) for the repayment by us of the grant provided to us by the Ministry of Infrastructures. At our request, the Ministry of Infrastructures confirmed our interpretation that the registration of the securities herein will not be deemed as a new investment.

Exchange rate fluctuations between the U.S. dollar and the New Israeli Shekel currencies may negatively affect our earnings.

We incur expenses both in U.S. dollars and New Israeli Shekels, but our financial statements are denominated in U.S. dollars. As a result, we are exposed to the risks that the New Israeli Shekel may appreciate relative to the U.S. dollar, or, if the New Israeli Shekel instead devalues relative to the U.S. dollar, that the inflation rate in Israel may exceed such rate of devaluation of the New Israeli Shekel, or that the timing of such devaluation may lag behind inflation in Israel. In any such event, the U.S. dollar cost of our operations in Israel would increase and our U.S. dollar-denominated results of operations would be adversely affected. We cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation (if any) of the New Israeli Shekel against the U.S. dollar.

Provisions of Israeli law and our Fourth Amended Articles of Association, or our Articles of Association, may delay, prevent or make undesirable an acquisition of all or a significant portion of our shares or assets.

Provisions of Israeli law and our Articles of Association could have the effect of delaying or preventing a change in control of our Company; may make it more difficult for a third-party to acquire us; may make it more difficult for our shareholders to elect different individuals to our board of directors, even if doing so would be considered to be beneficial by some of our shareholders; and may limit the price that investors may be willing to pay in the future for our Ordinary Shares. Among other things:

●	Israeli corporate law regulates mergers and requires that a tender offer be effected when more than a specified percentage of shares in a company are purchased;

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●	Israeli corporate law does not provide for shareholder action by written consent unless such consent is unanimous, thereby requiring all shareholder actions to be taken at a general meeting of shareholders in the absence of unanimity among our shareholders;

●	our Articles of Association generally require a vote of the holders of a majority of our outstanding Ordinary Shares entitled to vote and present at a general meeting of shareholders, and the amendment of a limited number of provisions related to the board of directors, proceedings of the board of directors, and business combinations, which shall require a vote of the holders of 60% of our outstanding Ordinary Shares entitled to vote and present at a general meeting (excluding abstentions).

●	our Articles of Association require a vote of the holders of 60% of our outstanding Ordinary Shares entitled to vote and present at a general meeting (excluding abstentions) for the removal of directors prior to the expiration of his or her term of office;

●	our Articles of Association provide that director vacancies may only be filled by our board of directors; and

●	our Articles of Association prevent “business combinations” with “interested shareholders” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in accordance with our Articles of Association by a general meeting of our shareholders or satisfies other requirements specified in our Articles of Association.

We intend to hold a general meeting of shareholders prior to the effective date of this registration statement of which this prospectus is a part at which our shareholders will be asked to approve, among other things, an amendment to the provisions of our Articles of Association applicable to the election of directors to provide for a board of directors consisting of no less than 5 and no more than 7 directors, with all directors (other than the external directors, whose appointment is required under the Companies Law, as described below) divided into three classes with staggered three-year terms with each class of directors to consist, as nearly as possible, of one-third of the total number of directors other than the external directors. This provision may make it more difficult for our shareholders to elect different individuals to our board of directors, even if doing so would be considered to be beneficial by some of our shareholders, may limit the price that investors may be willing to pay in the future for our Ordinary Shares, and may make it more difficult for a potential acquiror to effect a change of control of our Company or may deter potential acquirors from seeking to effect a change of control.

Further, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including a holding period of two years from the date of the transaction during which certain sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no actual disposition of the shares has occurred. See “Description of Share Capital—Mergers and Acquisitions under Israeli Law.”

The tax benefits that are available to us as a preferred enterprise require us to continue to meet various conditions and may be terminated or reduced in the future, which could increase our costs and taxes.

We have not yet elected to be treated as a preferred enterprise for Israeli tax purposes, a designation which would allow us to receive certain tax benefits, since we are still not at a stage where we have to pay tax due to accrued losses. Once we are liable for tax payments, we may be entitled to reduced tax rates and other tax benefits. See “Taxation – Law for Encouragement of Capital Investments, 1959”. If these tax benefits were reduced or eliminated or if we no longer comply with the various pre-conditions required, the amount of taxes that we pay would consequently be subject to corporate tax at the standard rate, which could adversely affect our results of operations.

It may be difficult to enforce a judgment of a United States court against us and our officers and directors and the Israeli experts named in this prospectus in Israel or the United States, to assert United States securities laws claims in Israel or to serve process on our officers and directors and these experts.

We were incorporated in Israel. Our CEO and substantially all of our directors reside outside of the United States, and all of our assets and most of the assets of these persons are located outside of the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not necessarily be enforced by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to United States securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of United States securities laws, reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not United States law is applicable to the claim. If United States law is found to be applicable, the content of applicable United States law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a United States or foreign court.

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Risks Related to Our Securities

Your rights and responsibilities as a shareholder will be governed by Israeli law which differs in some material respects from the rights and responsibilities of shareholders of U.S. companies.

The rights and responsibilities of our shareholders are governed by Israeli law and our Articles of Association. These rights and responsibilities differ in some material respects from the rights and responsibilities of shareholders in typical U.S.-based corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at general meetings of shareholders on certain matters, such as an amendment to the company’s articles of association, an increase of the company’s authorized share capital, a merger of the company and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of an office holder in the company has a duty to act in fairness towards the company. However, Israeli law does not define the substance of this duty of fairness. There is limited case law available to assist us in understanding the nature of this duty or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.

We do not plan to pay dividends to holders of Ordinary Shares.

We do not anticipate paying cash dividends to the holders of our Ordinary Shares at any time. Moreover, the Companies Law imposes certain restrictions on our ability to declare and pay dividends. See “Description of Share Capital — Dividends” for additional information. Accordingly, investors in our securities must rely upon subsequent sales after price appreciation as the sole method to realize a gain on investment. There are no assurances that the price of Ordinary Shares will ever appreciate in value.

Our outsourced financial consultant does not hold a license as a Certified Public Accountant in the U.S and has not attended U.S. institutions that provide specialized education relating to U.S. GAAP. If there are errors in our financial statements as a result of our financial consultant’s lack of specialized education in U.S. GAAP, current and potential stockholders could lose confidence in our financial reporting, which could require us to implement expensive and time-consuming remedial measures

We rely on an outsourced financial consultant to assist in the preparation of our financial statements.  We believe that our financial consultant has sufficient experience with U.S. GAAP to assist in the preparation of our financial statements, which was gained, among other things, through service as the Chief Financial Officer and other senior accounting positions with five public and private companies that prepared financial statements in accordance with U.S. GAAP and by maintaining subscriptions to accounting resources made available by the “Big Four” accounting firms in Israel, which allows our outsourced financial consultant to obtain accounting and regulatory updates through their distribution lists, including updates with regard to U.S GAAP. Our outsourced financial consultant also has access to disclosure checklists for financial statement preparation compliance purposes and related accounting materials. Our outsourced financial consultant attends training conferences on accounting and regulatory updates, including updates with regard to U.S GAAP. However, our outsourced financial consultant does not hold a license as a Certified Public Accountant in the U.S. and has not attended U.S. institutions that provide specialized education relating to U.S. GAAP.  While we are seeking to hire a full-time Chief Financial Officer with sufficient U.S. GAAP experience, our historical financial statements have been prepared by our outsourced financial consultant.  If there are errors in our financial statements and/or we are required to restate certain of our financial statements as a result of our outsourced financial consultant’s lack of specialized education and expertise with respect to financial reporting in accordance with U.S. GAAP,  we could be required to implement expensive and time-consuming remedial measures.

Our directors, executive officers and controlling persons as a group have significant voting power and may take actions that may not be in the best interest of shareholders.

Our directors, executive officers and controlling persons as a group beneficially own approximately 67.32% of our Ordinary Shares. As a result, they will have the ability to exert substantial influence over all matters requiring approval by our shareholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, due to their share ownership, our executive officers and controlling persons could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you. This significant concentration of share ownership may also adversely affect the trading price for our Ordinary Shares, if a public market develops for such securities, because investors may perceive disadvantages in owning stock in a company with controlling affiliated shareholders.

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The Ordinary Shares are unlisted and non-tradable securities.

Our Ordinary Shares are not listed on any stock exchange or other trading system. We intend to seek a qualification for our Ordinary Shares to be quoted on the OTCQB. In order to have our Ordinary Shares qualified for quotation on the OTCQB, a Financial Industry Regulatory Authority, or FINRA, registered market maker must file an application on Form 211 with FINRA and receive clearance to make a market in our Ordinary Shares. We intend to request that a FINRA-registered market maker file an application on Form 211 with FINRA to quote the Ordinary Shares on the OTCQB after the registration statement of which this prospectus is a part is declared effective by the SEC, if ever. No assurance can be made that a market maker will file an application on Form 211 with FINRA to make a market in our Ordinary Shares, that an application, if filed, will be approved by FINRA, that a ticker symbol will be assigned by FINRA for our Ordinary Shares or that the registration statement will be declared effective in a timely or prompt manner, if at all.

In the absence of an active public trading market, an investor may be unable to liquidate an investment in our Ordinary Shares. As a result, investors: (i) may be precluded from transferring their Ordinary Shares; (ii) may have to hold their Ordinary Shares for an indefinite period of time; and (iii) must be able to bear the complete economic risk of losing their entire investment in us. In the event a market should develop for Ordinary Shares, there can be no assurance that the market price will equal or exceed the price paid for the securities offered herein.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

If the registration statement of which this prospectus is a part is declared effective by the SEC, we will become subject to the requirements to file quarterly and annual reports under the Exchange Act, and will otherwise be subject to laws applicable to public reporting companies in the United States. As a public reporting company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as amended, and the rules and regulations of the SEC thereunder, have imposed various requirements on public companies. Shareholder activism, the current political environment, and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain our current levels of such coverage.

As an “emerging growth company,” as defined in the JOBS Act, if and when the registration statement of which this prospectus is a part is declared effective by the SEC, we will be entitled (and intend) to take advantage of certain temporary exemptions from various reporting requirements including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public reporting company or the timing of such costs.

We are a “foreign private issuer” and have disclosure obligations that are different from those of U.S. domestic reporting companies.

We are a foreign private issuer and are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies. Furthermore, although under a recent amendment to the regulations promulgated under the Companies Law, as an Israeli public company listed overseas we will be required to disclose the compensation of our five most highly compensated officers on an individual basis (rather than on an aggregate basis, as was previously permitted for Israeli public companies listed overseas prior to such amendment), this disclosure will not be as extensive as that required of U.S. domestic reporting companies. We will also have four months after the end of each fiscal year to file our annual reports with the SEC and will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders will be exempt from the requirements to report short-swing profit recovery contained in Section 16 of the Exchange Act. Also, as a “foreign private issuer,” we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

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Offers or availability for sale of a substantial number of our Ordinary Shares may cause the price of our Ordinary Shares to decline.

If our shareholders sell substantial amounts of our Ordinary Shares in the public market (if one develops) or if there is a perception in the market that substantial sales may occur in the future upon the expiration of any statutory holding period, under Rule 144, or upon the exercise of outstanding options or Warrants, the market price of our Ordinary Shares could fall. The occurrence of such substantial sales or the perception that substantial sales of common stock may occur in the future could also make it more difficult for us to raise additional financing through the sale of equity or equity related securities in the future at a time and price that we deem reasonable or appropriate.

The market price of our Ordinary Shares may fluctuate significantly.

If a public trading market develops for our Ordinary Shares, the market price of the Ordinary Shares may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

●	the announcement of new products or product enhancements by us or our competitors;

●	developments concerning intellectual property rights and regulatory approvals;

●	variations in our and our competitors’ results of operations;

●	changes in earnings estimates or recommendations by securities analysts, if the Ordinary Shares are covered by analysts;

●	fluctuations in economic and market conditions that affect the price of, and demand for, conventional and non-solar renewable energy sources, such as increases or decreases in the price of natural gas, coal, oil, and other fossil fuel;

●	developments in the nanotechnology and alternative energy industries;

●	the results of product liability or intellectual property lawsuits;

●	future issuances of Ordinary Shares or other securities;

●	the addition or departure of key personnel;

●	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

●	general market conditions and other factors, including factors unrelated to our operating performance.

Further, in recent years, the stock market has experienced extreme price and volume fluctuations.  Continued or renewed market fluctuations could result in extreme volatility in the price of our Ordinary Shares, which could cause a decline in the value of the Ordinary Shares.  Price volatility of our Ordinary Shares might be significant if the trading volume of the Ordinary Shares is low, which often occurs with respect to newly traded securities on the OTCQB.

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Because our Ordinary Shares may be a “penny stock,” it may be more difficult for investors to sell our Ordinary Shares, and the market price of our Ordinary Shares may be adversely affected.

Our Ordinary Shares may be a “penny stock” if, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange or approved for quotation on the Nasdaq Stock Market or any other national stock exchange or we have not met certain net tangible asset or average revenue requirements.  Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC.  This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market.  A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock.  If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get its money back.

If applicable, the penny stock rules may make it difficult for investors to sell their Ordinary Shares.  Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of the Ordinary Shares may be adversely affected. Also, many brokers choose not to participate in penny stock transactions.  Accordingly, investors may not always be able to resell their Ordinary Shares publicly at times and prices that they feel are appropriate.

Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, new regulations promulgated by the SEC and rules promulgated by the national securities exchanges. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.  Our directors, Chief Executive Officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified directors and executive officers, which could harm our business.  If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.

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CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words or other comparable terminology. These forward- looking statements include, but are not limited to, statements about:

●	the potential market opportunities for commercializing our current and planned products;

●	our expectations regarding the potential market size for our current and planned products;

●	estimates of our expenses, future revenue, capital requirements, and our needs for additional financing;

●	our ability to develop and advance our current and planned products;

●	the implementation of our business model and strategic plans for our business and products;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our current and planned products;

●	our ability to maintain and establish collaborations or obtain additional funding;

●	our financial performance; and

●	developments and projections relating to our competitors and our industry.

Any forward-looking statements in this prospectus reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus also contains estimates, projections, and other information concerning our industry, our business, and the markets for our products, including data regarding the estimated size of those markets. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data and similar sources.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their Ordinary Shares as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the Warrants or the other warrants registered hereunder to the extent that they are exercised for cash. The Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the Warrants were exercised for cash in full, the proceeds would be approximately $2.8 million. We intend to use the net proceeds of such Warrant exercises, if any, for research and development, marketing expenses, general and administrative expenses, and for working capital and other general corporate purposes. Pending such uses, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities. We can make no assurances that any of the Warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

The Companies Law imposes further restrictions on our ability to declare and pay dividends. See “Description of Share Capital—Dividend and Liquidation Rights” for additional information.

Payment of dividends may be subject to Israeli withholding taxes. See “Taxation—Israeli Tax Considerations” for additional information.

DETERMINATION OF OFFERING PRICE

Until our common stock is quoted on the OTCQB, or listed for trading or quoted on any other public market, the selling shareholders may sell their Ordinary Shares at a fixed price of $1.50 per share.  This offering price was determined on the basis of the offering price per Ordinary Share in our most recent private placement.  If our Ordinary Shares become quoted on the OTCQB, or are listed for trading or quoted on any other public market, the selling shareholders will sell their Ordinary Shares and thereafter in a variety of transactions as described under the heading “Plan of Distribution” beginning on page 86, including transactions on any stock exchange, market or facility on which the Ordinary Shares may be traded, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.  Although we intend to seek a qualification for our common stock to be quoted on the OTCQB; no assurance can be given as to our success in qualifying for quotation on the OTCQB.

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CAPITALIZATION

The following table sets forth the capitalization of the Company as of December 31, 2014.

December 31, 2014
(in US$)	Actual
Capital note	37,480

Shareholders’ Equity
12,611,085 Ordinary Shares, par value NIS 0.01 per share	32,726
Additional Paid in Capital	8,620,957
Deficit Accumulated	(8,842,861)
Total Shareholders’ Equity	(189,178)

Total Capitalization	(189,178)

The number of Ordinary Shares outstanding set forth above excludes:

●

100,000 Ordinary Shares that will be required to issue to YA Global II SPV, LLC, a subsidiary of YA Global Master SPV LTD., or YA Global, within five trading days after the our Ordinary Shares are first qualified for quotation on the OTCQB as provided in the SEDA, or the Effective Date, pursuant to be issued in connection with the Standby Equity Distribution Agreement signed on July 9, 2015;

●

173,480 Ordinary Shares issued during 2015 as part of Units issued and sold in two subsequent closings of an offering of up to 2,666,667 Units, at a price of $1.50 per Unit in a total amount of $261,200;

●	2,241,112 and 2,416,429 Ordinary Shares issuable upon the exercise of outstanding Warrants as of December 31, 2014 and September 22, 2015, respectively;

●	697,595 and 930,149 Ordinary Shares issuable upon the exercise of outstanding options under the Plan as of December 31, 2014 and September 22, 2015, respectively; and

●	525,843 and 293,289 Ordinary Shares reserved for future issuance under the Plan as of December 31, 2014 and September 22, 2015, respectively.

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DILUTION

The Ordinary Shares to be sold by the selling shareholders are currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

SELECTED FINANCIAL DATA

The following table summarizes our financial data included elsewhere in this prospectus. We have derived the following selected consolidated financial data as of December 31, 2014 and 2013 and for each of the years ended December 31, 2014 and 2013 from our consolidated financial statements and notes included in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

Our consolidated financial statements included in this prospectus were prepared in U.S. dollars in accordance with U.S. GAAP.

US $	Year ended December 31,
Statement of Operations Data:	2014	2013
Revenues	$41,953	$12,202
Other income	15,898	17,170
Total Revenues	57,851	29,372
Gross loss	21,364	7,399
Research and development, net	959,746	834,261
Sales and marketing	136,770	110,577
General and administrative	809,927	347,843
Total operating expenses	1,906,443	1,292,681
Operating loss	1,927,807	1,300,080
Financial expenses, net	236,561	291,109
Net loss	$2,164,368	$1,591,189

Deemed dividend	1,842,061	-
Net loss attributable to holders of Ordinary shares	$4,006,429	$1,591,189

Basic and diluted net loss attributable to holders of Ordinary shares per share	$1.24	$0.71
Weighted average number of common stock	3,222,644	2,226,900

Balance Sheet Data:	December 31,
US $	2014	2013

Current assets	$816,099	$177,985
Non-current assets	226,546	215,107
Total assets	1,042,645	393,092

Total liabilities	1,231,823	454,796
Total stockholders’ deficit	$(189,178)	$(61,704)

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the information set forth above under the caption “Selected Financial Data” and our financial statements and related notes that appear elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Note on Forward-Looking Statements.”

Overview

We are a conductive ink manufacturing company focused on developing, manufacturing, marketing and commercializing conductive inks for digital inkjet conductive printing applications. We have developed the Sicrys™ family of single crystal nano-metric conductive inks, which we believe enables a significantly less costly and less wasteful alternative to current screen printing and, in some cases, photolithography processes for PV and PE applications. We began low volume sales of our Sicrys™ silver-based inks for PV applications in 2010 and are in the process of seeking to expand our sales efforts to include sales of Sicrys™ inks for a wide range of PE applications, including for the printing of circuit boards, radio-frequency identification chips, sensors and touchscreens, among other digitally printed electronics. We have also developed what we believe is the first available commercially viable copper-based nano-metric ink for mass-production of printed electronics. We believe that copper inks represent a significant improvement over silver-based inks given copper’s significantly lower cost and nearly identical electrical and conductive properties. We began low volume sales of our copper-based ink for printed electronics applications in the second half of 2014.

Financial Overview

We have incurred net losses since our inception in 2009, including a net loss of approximately $2.2 million for the year ended December 31, 2014. As of December 31, 2014, we had an accumulated deficit of approximately $8.8 million. We have devoted substantially all of our financial resources to identifying, acquiring, licensing, and developing our products and technologies and providing general and administrative support for these operations. To date, we have financed our operations primarily through the sale of equity and convertible securities and government grants. The amount of our future net losses will depend, in part, on the rate of our future expenditures, our ability to obtain funding through equity or debt financings, strategic collaborations, or grants and our ability to commercialize our products or technologies. We are dependent upon external sources to finance our operations and there can be no assurance that we will succeed in obtaining the necessary financing to continue our operations. As a result, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP). These accounting principles are more fully described in note 2 to our consolidated financial statements included elsewhere in this prospectus and require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenues and expenses during the periods presented. To the extent there are material differences between these estimates, judgments or assumptions and actual results, our financial statements will be affected. We believe that the accounting policies discussed below are critical to our financial results and to the understanding of our past and future performance, as these policies relate to the more significant areas involving management’s estimates and assumptions. We consider an accounting estimate to be critical if: (1) it requires us to make assumptions because information was not available at the time or it included matters that were highly uncertain at the time we were making our estimate; and (2) changes in the estimate could have a material impact on our financial condition or results of operations.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards. As a result, our financial statements may not be comparable to companies that comply with the public company effective date.

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Revenue Recognition

Our total revenues consist of revenues received from limited commercial sales of our SicrysTM inks and other income from sales of raw materials used in and waste byproducts resulting from our manufacturing and research and development efforts.

We recognize revenue when (1) persuasive evidence of a final agreement exists, (2) delivery has occurred, (3) the selling price is fixed or determinable, and (4) collectability is reasonably assured.

We assess collectability as part of the revenue recognition process. This assessment includes a number of factors such as an evaluation of the creditworthiness of the customer, past due amounts, past payment history, and current economic conditions. If it is determined that collectability cannot be reasonably assured, we defer recognition of revenue until collectability is assured.

Inventories

Inventories are measured at the lower of cost or market value. Cost is computed on a first-in, first-out basis. Inventory costs consist primarily of material. We periodically assess inventory for obsolescence and excess and reduce the carrying value by an amount equal to the difference between its cost and the estimated market value based on assumptions about future demand and historical sales patterns. No write off was recorded during 2013 or 2014

As of December 31, 2014, we had $42,457 of inventory, of which $25,187 consisted of raw materials and $17,270 consisted of finished goods.

Taxes

We are subject to income taxes in Israel. Significant judgment is required in evaluating our uncertain tax positions and determining our provision for income taxes. We recognize income taxes under the liability method. Tax benefits are recognized from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. Although we believe we have adequately reserved for our uncertain tax positions, no assurance can be given that the final tax outcome of these matters will not be different. We adjust these reserves when facts and circumstances change, such as the closing of a tax audit, the refinement of an estimate or changes in tax laws. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the effects of any reserves that are considered appropriate, as well as the related net interest and penalties.

We recognize deferred tax assets and liabilities for future tax consequences arising from differences between the carrying amounts of existing assets and liabilities under U.S. GAAP and their respective tax bases, and for net operating loss carryforwards and tax credit carryforwards. We regularly review our deferred tax assets for recoverability and establish a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. To make this judgment, we must make predictions of the amount and category of taxable income from various sources and weigh all available positive and negative evidence about these possible sources of taxable income.

While we believe the resulting tax balances as of December 31, 2013 and 2014 are appropriately accounted for, the ultimate outcome of such matters could result in favorable or unfavorable adjustments to our consolidated financial statements and such adjustments could be material. We have filed or are in the process of filing the tax returns that may be audited by the respective tax authorities. We believe that we adequately provided for any reasonably foreseeable outcomes related to tax audits and settlement; however, our future results may include favorable or unfavorable adjustments to our estimated tax liabilities in the period the assessments are made or resolved, audits are closed or when statute of limitations on potential assessments expire.

Share-Based Compensation and Liabilities

Ordinary Share Valuations

No share options grants were made during 2014.

Based on the fair value of our Ordinary Shares as of December 31, 2014, the intrinsic value of the awards outstanding as of December 31, 2014 was $333,232, of which $332,819 related to vested options and $413 related to unvested options.

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In addition, the fair value of the Ordinary Shares was used to determine the value of the warrants presented as a liability, the value of the deemed dividend, and stock based compensation in respect of equity restructuring. The following table sets forth the fair value of our Ordinary Shares used for each significant transaction:

	Date	Ordinary Share Fair Value
590,440 employees options grant	May 23, 2013	$0.14
190,178 employees options grant	August 22, 2013	0.14
Deemed dividend and stock based compensation in respect of equity restructuring	November 26, 2014 (1) (3)	0.51
Deemed dividend and stock based compensation in respect of equity restructuring	November 26, 2014 (2) (3)	1.05
Warrants presented as a liability	December 31, 2014	1.05

(1) Prior to the equity restructuring

(2) Subsequent to the equity restructuring, the increase in ordinary share fair value derives from the termination of the preferred shares rights.

(3) The equity restructuring that occurred on November 26, 2014 resulted in a modification in accordance with ASC 718-20-35. The Company used the fair value of its Ordinary Shares prior and subsequent to the equity restructuring to determine the modification effect, which amounted to the recognition of $377,000 in stock based compensation from employees’ options and warrants and a deemed dividend in the amount of $1,800,000.

The fair value of our Ordinary Shares was determined by our management. The valuations of our Ordinary Shares were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the AICPA Practice Aid. The assumptions used in the valuation model are based on future expectations combined with management’s judgment. Our management exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our Ordinary Shares as of the date of each option grant, including the following factors:

•	Independent valuations performed at periodic intervals by an independent third-party valuation specialist;
•	The prices, rights, preferences and privileges of our convertible preferred shares;
•	Current business conditions and projections;
•	Our stage of development;
•	The likelihood of a liquidity event for the ordinary shares underlying these options, such as an initial public offering or sale of our Company, given prevailing market conditions;
•	Any adjustments necessary due to the lack of marketability of our Ordinary Shares;
•	General and industry specific economic outlook; and
•	The market performance of comparable publicly traded companies.

We determined our Company's value using a market approach. We allocated the estimated enterprise value among different classes of the Company's shares by applying an option pricing method. Under the option pricing method, ordinary and preferred shares are treated as call options, with the preferred shares having an exercise price based on the liquidation preference of the preferred shares. Ordinary Shares will only have value if funds available for distribution to the stockholders exceed the value of the liquidation preference at the time of a liquidity event such as a merger, sale or initial public offering. The Ordinary Shares are modeled as call options with an exercise price equal to the liquidation preference of the preferred shares. The value of the call options is determined using the Black-Scholes-Mertons option-pricing model. The option pricing method requires significant assumptions; in particular, the time until investors in our company would experience an exit event and the volatility of our shares (which we determined based on public companies with business and financial risks comparable to our own).

We applied a discount to the resulting valuation due to the lack of marketability of our ordinary shares. We calculated this using an Asian put option model. The significant assumptions involved were the same as described above.

The dates of our valuations did not always coincide with the dates of our share-based compensation grants. In such instances, management’s estimates were based on the most recent valuation of our Ordinary Shares. For grants occurring between valuation dates, for financial reporting purposes, we used the closest valuation date before the grant, as we believe that the Ordinary Share valuation represents the valuation at the date of grant.

Options grants in May 23, 2013 and August 22, 2013

In order to estimate the value of our equity, including both ordinary and preferred shares, we relied upon our Series B-2 preferred share price determined in the April 9, 2013 financing rounds of our Series B-2 preferred shares, which we believed to be most indicative of our value. Our management determined the fair value of our ordinary shares as of May 23, 2013 and August 22, 2013 to be $0.14 per share. As part of this determination, our management considered an independent third party valuation. We based this price using the option pricing method according to the value derived from a third-party sale of shares in an arm’s length transaction.

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Ordinary share price as of November 26, 2014

In order to estimate the value of our Ordinary Shares subsequent to the equity restructuring, our management used the market approach. We relied upon the Ordinary Share valuation established in our November 26, 2014 financing round. In the November 26, 2014 financing round, we issued Units that consist of one Ordinary Share and one warrant to purchase an Ordinary Share at an exercise price of $1.50 per Ordinary Share. The Unit price was $1.50. The Ordinary Shares were valued by performing iterations in the Black & Scholes option pricing model. Our management considered an independent third party valuation conducted for this date and determined the fair value of our Ordinary Shares as of November 26, 2014 subsequent to the equity restructuring to be $1.05. In order to estimate our equity value, including both Ordinary and Preferred Shares prior to the equity restructuring, management subtracted the November 26, 2014, financing from the valuation and applied the option pricing method as discussed above. Our management determined the fair value of our Ordinary Shares as of November 26, 2014 prior to the restructuring to be $0.51. Our Ordinary Share fair value increased from $0.51 prior to the restructuring to $1.05 subsequent to the restructuring due to the termination of the Preferred Shares rights.

Option Valuations

Under U.S. GAAP, we account for share-based compensation for employees in accordance with the provisions of the FASB’s ASC Topic 718 “Compensation—Stock Based Compensation,” or ASC 718, which requires us to measure the cost of options based on the fair value of the award on the grant date.

We selected the Black-Scholes-Mertons option pricing model as the most appropriate method for determining the estimated fair value of options. The resulting cost of an equity incentive award is recognized as an expense over the requisite service period of the award, which is usually the vesting period. We recognize compensation expense over the vesting period using the straight-line method and classify these amounts in the consolidated financial statements based on the department to which the related employee reports.

The determination of the grant date fair value of options using the Black and Scholes option pricing model is affected by estimates and assumptions regarding a number of complex and subjective variables. These variables are estimated as follows:

●	Fair Value of our Ordinary Shares. Because our shares are not publicly traded, we must estimate the fair value of ordinary shares, as discussed in the above “Ordinary Share Valuations”.

●	Risk-free Interest Rate. The risk-free interest rate is based on the yield from U.S. Treasury zero-coupon bonds with a term equivalent to the contractual life of the options.

●	Volatility. The expected share price volatility was based on the historical equity volatility of the ordinary shares of comparable companies that are publicly traded with adjustments to reflect our capital structure.

●	Dividend Yield. We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

●	Expected Life. We used the "simplified" method, meaning the expected life is set as the average of the vesting period for each vested tranche of options and the contractual term for those options.

If any of the assumptions used in the Black and Scholes option pricing model change significantly, share-based compensation for future awards may differ materially compared with the awards granted previously.

The following table presents the weighted-average assumptions used to estimate the fair value of options granted to employees, officers and consultants during the periods presented.

Year Ended December 31, 2013

Dividend yield	0%
Expected volatility	53.7%- 64%
Risk-free interest	0.54%-1.71%
Expected life (in years)	3.5-4.9

Liabilities Presented at Fair Value

Some of our warrants are classified as liabilities in accordance with ASC No. 815-40, "Distinguishing Liabilities From Equity". Accordingly, these warrants were required to be marked to market at each reporting date.

We estimated the fair value of these warrants and such conversion feature using a Black-Scholes-Merton option pricing model, which is affected by estimates and assumptions regarding a number of complex and subjective variables. These variables are estimated as follows:

●	Fair Value of our Ordinary Shares. Because our shares are not publicly traded, we must estimate the fair value of ordinary shares, as discussed in the above “Ordinary Share Valuations”.

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●	Risk-free Interest Rate. The risk-free interest rate is based on the yield from U.S. Treasury zero-coupon bonds with a term equivalent to the contractual life of the warrants. Currently, we estimate the risk free rate at between 0.3% and 0.7% for contracts with an expected life of 2.8 years to 4.8 years.

●	Volatility. The expected share price volatility was based on the historical equity volatility of the ordinary shares of comparable companies that are publicly traded with adjustments to reflect our capital structure. Currently, we estimate our expected volatility at 64.2%.

●	Dividend Yield. We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

In addition, the conversion feature of the Capital Note issued to a shareholder, is required to be marked to market at each reporting date. We estimated the fair value of the Capital Note by taking into account the expected occurrence of certain trigger events (such as IPO or M&A), multiplied by the value in a probability that the event will occur (based on our subjective assumptions) and discounting the value in an appropriate discount factor (based on the weighted average cost of capital of the Company) for a period of three years.

For further significant accounting policies please see Note 2 to our audited consolidated financial statements, beginning on page F-1 of this prospectus.

Reporting Currency

Our functional currency is the U.S. Dollar, although substantial portion of the Company’s costs are incurred in New Israeli Shekels, the Company finances its operations mainly in U.S. dollars and a substantial portion of its costs and revenues from its primary markets are anticipated to be incurred and generated in U.S. dollars. As such, we believe that the U.S. dollar is the currency of the primary economic environment in which the Company operates.

Transactions and balances that are denominated in dollars are presented at their original amounts. Non-dollar transactions and balances have been re-measured to dollars in accordance with Accounting Standards Codification ("ASC") No. 830, “Foreign Currency Matters”. All foreign currency transaction gains and losses are reflected in the statements of operations as financial income or expenses, as appropriate.

Results of Operations

The following discussion of our operating results explains material changes in our results of operations for the years ended December 31, 2014 and December 31, 2013. The discussion should be read in conjunction with the financial statements and related notes included elsewhere in this report.

Total Revenues

Total Revenues for the years ended December 31, 2014 and 2013 amounted to $57,851 and $29,372, respectively, an increase of $28,479 or 97%. The increase in total revenues in 2014 relative to 2013 is primarily due to sales of our SicrysTM inks. Our total revenues consist of revenues received from limited commercial sales of our SicrysTM inks and other income from sales of raw materials used in and waste byproducts resulting from our manufacturing and research and development efforts.

Operating Expenses

Operating expenses for the years ended December 31, 2014 and 2013 amounted to $1,906,443 and $1,292,681, respectively, an increase of $613,762 or 47%. Operating expenses consist of Research and Development Expenses, Sales and Marketing Expenses and General and Administrative Expenses. Our increase in operating expenses is due to the increases in Research and Development Expenses, Sales and Marketing Expenses and General and Administrative Expenses described below.

Research and Development Expenses, Net

Research and development expenses, net, for the years ended December 31, 2014 and 2013 were $959,746 and $834,261, respectively, an increase of $125,485 or 15%, net of approximately $129,220 and $225,024 of grants received in 2014 and 2013, respectively. The increase in research and development expenses in 2014 relative to 2013 is primarily attributable to a decrease in grant income received. Research and development expenses, net, consist primarily of labor costs, subcontractor and consultant costs and materials, net of grants received.

Sales and Marketing Expenses

Sales and marketing expenses for the years ended December 31, 2014 and 2013 amounted to $136,770 and $110,577, respectively, an increase of $26,193 or 24%. The increase in sales and marketing expenses in 2014 relative to 2013 is primarily attributable to an increase in costs associated with our marketing and advertising activities. Sales and marketing expenses consist primarily of labor, consulting and advertising costs.

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General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2014 and 2013 amounted to $809,927 and $347,843, respectively, an increase of $462,084 or 133%. The increase in general and administrative expenses in 2014 relative to 2013 is primarily attributable to share based compensation due to the conversion of our preferred shares to ordinary shares and an increase in audit, finance, legal and other professional expenses. General and administrative expenses consist primarily of professional fees and labor, share based compensation, and consultant costs.

Operating Loss

Operating loss for the years ended December 31, 2014 and 2013 amounted to $1,927,807 and $1,300, 080, respectively, an increase of $627,727 or 48%. The increase in operating losses in 2014 relative to 2013 is primarily a result of the increase in operating expenses as described above.

Financing Expenses

Financing expenses for the years ended December 31, 2014 and 2013 amounted to $236,561 and $291,109, respectively. The decrease financing expenses in 2014 relative to 2013 is primarily attributable to increase in revaluation of warrants and loans presented at fair value offset by decrease finance expenses in connection with amortization of discount attribute to convertible loans and decrease in interest expenses. Financing expenses consist primarily of interest expense, foreign exchange gain or loss, amortization of the discount attributable to our outstanding convertible promissory notes and the change in the fair value of the convertible promissory notes and revaluation of the fair value of warrants we issued.

Net Loss

Net loss for the years ended December 31, 2014 and 2013 amounted to $2,164,368 and $1,591,189, respectively, an increase of $573,179 or 36%. The increase in net loss in 2014 relative to 2013 is primarily a result of the increase in operating expenses as described above.

Net loss attributable to holders of Ordinary shares for the years ended December 31, 2014 and 2013 amounted to $4,006,429 and $1,591,189, respectively, an increase of $2,415,240 or 152%. The increase in 2014 relative to 2013 is primarily a result of a deemed dividend in the amount $1,842,061 in 2014, as well as the increase in the net loss (as described above).

Liquidity and Capital Resources

We currently have limited liquidity. As of December 31, 2014 and December 31, 2013, our cash on hand was approximately $680,765 and $108,116, respectively. Based on our current cash burn rate, strategy and operating plan, we believe that our cash and cash equivalents as of September 22, 2015 will enable us to operate for a period of approximately two months. In order to fund our anticipated liquidity needs beyond such two month period (or possibly earlier if our current cash burn rate, strategy or operating plan change in a way that accelerates or increases our liquidity needs), we will need to raise additional capital.

To date, we have financed our operations primarily through the sale of equity and convertible securities and government grants. Our most recent private placement has resulted in the sale to date of 1,933,520 Units for aggregate net proceeds to us of $1,785,220. The offering expires on December 29, 2015, unless extended by the Company (in its discretion) for one or more periods of 90 days each.

On July 9, 2015, we entered into a Standby Equity Distribution Agreement, or the SEDA, with YA Global, pursuant to which we may, at our election and in our sole discretion, issue and sell to YA Global, from time to time after the Effective Date, and YA Global has agreed to purchase (subject to the limitations and contained therein), up to $3,000,000 of Ordinary Shares at a price per share equal to 95% of the lowest daily volume weighted average price of the Ordinary Shares for the five consecutive trading days following our election to issue and sell shares to YA Global thereunder. Our ability to purchase shares under the SEDA is subject to, among other things, the qualification of our Ordinary Shares on the OTCQB and the filing and effectiveness of a registration statement registering for resale the Ordinary Shares issuable to YA Global under the SEDA. Pursuant to the terms of the SEDA, we agreed to pay to YA Global or its designee a structuring and due diligence fee in an amount equal to $15,000, of which $5,000 was paid upon execution and the remainder of which is payable on the Effective Date, and a commitment fee in an aggregate amount of $150,000, payable by the issuance of 100,000 Ordinary Shares by the Company to YA Global II SPV, LLC, a subsidiary of YA Global, within five trading days after the Effective Date. In addition, pursuant to the SEDA, YA Global has agreed to purchase 100,000 Units, at a purchase price of $1.50 per Unit, within five trading days after the date on which the registration statement of which this prospectus is a part is declared effective by the SEC.

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We expect to continue to fund our operations through equity or debt financings (including pursuant to the SEDA), strategic collaborations, grants and, to the extent our marketing and commercialization efforts are successfully, sales of our products or technologies.

We have experienced cumulative losses of $8.8 million from inception through December 31, 2014. In addition, we have not completed our efforts to establish a stable recurring source of revenues sufficient to cover our operating costs and expect to continue to generate losses for the foreseeable future. There is no assurance that we will be able to obtain an adequate level of financing needed for our near term requirements or the long-term development and commercialization of our product. These conditions raise substantial doubt about our ability to continue as a “going concern”.

Net cash used in operating activities for the years ended on December 31, 2014 and 2013 were $1,670,692 and $1,109,413, respectively, an increase of $561,279 or 51%. The increase in net cash used in operating activities in 2014 relative to 2013 is primarily attributable to the increase in operating expenses as described above.

Net cash used in investing activities for the year ended on December 31, 2014 was $57,874, while net cash provided by investing activities in 2013 was $19,334. The increase in net cash used in investing activities in 2014 relative to 2013 is primarily attributable to a decrease in proceeds received from short-term deposits.

Net cash provided by financing activities for the years ended on December 31, 2014 and 2013 were $ 2,301,215 and $1,164,903, respectively, an increase of $1,136,312 or 98%. The increase in net cash provided by financing activities in 2014 relative to 2013 is primarily attributable to the equity and convertible debt investments that were completed in 2014.

Research and Development Expenses and Policies

Since our formation we have focused our research and development efforts on developing inks for solar cell metallization; developing silver inks for PE applications, developing copper based inks for PE applications and scaling up the production process for the nano particles and inks. The following table sets forth the gross amount of our research and development expenses for the last two years:

	Year Ended December 31,
	2014	2013
Research and development expenses	$1,088,966	$1,059,285

Trend Information

It is not possible for us to predict with any degree of accuracy the outcome of our research, development or commercialization efforts. As such, we cannot predict with any degree of accuracy any significant trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net sales or revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause financial information to not necessarily be indicative of future operating results or financial condition. However, to the extent possible, certain trends, uncertainties, demands, commitments and events are in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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Off-Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements that have had, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Jumpstart Our Business Startups Act of 2012

We qualify as an “emerging growth company,” as defined in the JOBS Act. For as long as we are deemed an emerging growth company, we are permitted to and intend to take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies, including:

●	an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act; and

●	an exemption from compliance with any new requirements adopted by the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act. However, if certain events occur prior to the end of such five year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards. As a result, our financial statements may not be comparable to companies that comply with the public company effective date.

Contractual Obligations

The following table summarizes our significant contractual obligations at December 31, 2014.

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating Lease Obligations	$46,944	$31,296	$15,648	-	-
Total	$46,944	$31,296	$15,648	-	-

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BUSINESS

This summary provides an overview of selected information and does not contain all of the information you should consider before buying our Ordinary Shares. Therefore, you should read the entire prospectus carefully, especially the “Risk Factors” section beginning on page 6 and the “Selected Financial Data” section beginning on page 29, before deciding to invest in our Ordinary Shares.

Overview

We are a conductive ink manufacturing company focused on developing, manufacturing, marketing and commercializing conductive inks for digital inkjet conductive printing applications. We have developed the Sicrys™ family of single crystal nano-metric conductive inks, which we believe enables a significantly less costly and less wasteful alternative to current screen printing and, in some cases, photolithography processes for PV and PE applications. We began low volume sales of our Sicrys™ silver-based inks for PV applications in 2010 and are in the process of seeking to expand our sales efforts to include sales of Sicrys™ inks for a wide range of PE applications, including for the printing of circuit boards, radio-frequency identification chips, sensors and touchscreens, among other digitally printed electronics. We have also developed what we believe is the first available commercially viable copper-based nano-metric ink for mass-production of printed electronics. We believe that copper inks represent a significant improvement over silver-based inks given copper’s significantly lower cost and nearly identical electrical and conductive properties. We began low volume sales of our copper-based ink for printed electronics applications in the second half of 2014.

Corporate Information

We were incorporated in Israel on June 24, 2009. We have one wholly owned subsidiary, Nano Size, a private company organized under the laws of the state of Israel which we acquired on December 31, 2009. We also own 40% of the outstanding equity securities of Leed PV Nano Science and Technology (Suzhou) Company Ltd., a Chinese joint venture among us, IPB and Leed that does not have any operations and which is in the process of being dissolved.

Our principal offices are located at 8 Hamasger Street, Migdal Ha’Emek, Israel 2310102. Our telephone number is (972) 4-654-6881. Our website address is http://www.pvnanocell.com. This website address is included in this prospectus as an inactive textual reference only. The information and other content appearing on our website are not part of this prospectus.

Recent Developments

Private Placement

Between July 9, 2015 and August 6, 2015, we completed two subsequent closings of an offering of up to 2,666,667 units, or the Units, at a price of $1.50 per Unit. Each unit consists of (i) one Ordinary Share and (ii) a five-year Warrant to purchase one Ordinary Share at an exercise price of $1.50 per share in a private placement transaction. The private placement transaction resulted in the issuance by us of 1,933,520 Units, consisting of 1,933,520 Ordinary Shares and Warrants to purchase 1,933,520 Ordinary Shares. The initial closing of such offering included the conversion of an aggregate of $836,294 of convertible promissory notes into 743,372 Units and an additional 41,179 Warrants. See “Certain Relationships and Related Party Transactions – Series 2 Convertible Note Agreements.” In connection with such offering, we issued warrants to purchase an aggregate of 16,957 Ordinary Shares to three Israeli finders in connection with the sale of Units by the Company to certain Israeli investors introduced to the Company by such Israeli finders. The offering of Units expires on December 29, 2015, unless extended by the Company (in its discretion) for one or more periods of 90 days each.

Share Split

In connection with the offering of the Units in the private placement, our Board of Directors approved the issuance of 6.423 bonus shares for each outstanding Ordinary Share. In connection therewith, we made adjustments to our outstanding options, Warrants and other rights to acquire Ordinary Shares to reflect and give effect to the Share Split. Unless otherwise indicated, all share and per share amounts in this prospectus have been adjusted for all periods presented give effect to the Share Split.

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Background

Photovoltaic Cell Metallization

PV cells (commonly known as solar cells) are the building blocks of solar module arrays that convert energy from sunlight into electricity. Multiple PV cells in an integrated group, all oriented in one plane, constitute a solar photovoltaic panel or module, and a group of connected modules make up an array. An array of PV cells is capable of converting solar energy into a usable amount of direct current electricity.

Most modern solar cells are made from either crystalline silicon or thin-film semiconductor material. Crystalline Silicon cells (representing an estimated 85-90% of the PV cell market) are more efficient at converting sunlight to electricity, but generally have higher manufacturing costs. Thin-film materials are typically less efficient at converting sunlight into electricity, but can be cheaper to manufacture.

A key part of the PV crystalline silicon cell manufacturing process is the metallization of the cell – i.e., laying down metal electrodes to collect the electricity generated by the cell when exposed to sunlight. Typically, the metallization process is completed by the application of a silver paste to the front side and aluminum-silver pastes on the rear side of the cell using a screen printing process. This process is one of the main bottlenecks to reducing the costs of the cells and the cost of electricity produced by the cells due to: high usage of metal (expensive silver), loss of paste in the process (some paste stays in the screens), cell breakage in the printing process (contact printing), wide printed patterns (higher shading of cells, less surface exposed to the light) and limited electrical properties of the pastes. As a result, “grid parity” – a term used to refer to the ability to produce electricity through an alternative energy source (such as solar cells) at a cost that is equal to or lower than the price of purchasing power from the electricity grid – remains elusive and many solar PV systems rely on government subsidies and grants in order to lower the costs of production and approach grid parity.

The market for solar power generated by PV arrays was estimated at $90 billion in 2014 and the market for the silver pastes and inks utilized in PV cell production is estimated at $4.9 billion. We believe that industry changes since 2011, steep price reductions of cells and modules including steep reductions in silicon pricing (driven in large part due to Chinese policies, which may be unsustainable long term) and technological improvements such as increased efficiency and reduction in silver usage have brought the PV industry closer to the goal of achieving grid parity, thereby spurring greater interests in technologies that can further lower costs. Given that metallization costs continue to be the highest cost element of PV cell production (due primarily to the high cost of silver), many have focused cost cutting efforts on improving efficiencies and reducing costs in the metallization process. With the possibility of achieving grid parity closer to reality, the PV cell market is estimated to grow rapidly in the next five years up to an estimated market size of $137 billion by 2020.

We believe that a significant market opportunity exists for a non-contact metallization solution that is significantly cheaper than the traditional screen printing process, does not break silicon cells, permits for thinner PV cell wafers (thus reducing silicon costs, which we believe to be a major obstacle to the wider proliferation of solar cell technologies), increases the active area of the cell by printing narrower conductors, and yields better electrical performance than screen-printed conductors. We believe that the market for inks to be used in inkjet printing for PV applications is a small subset of the $4.9 billion market for silver pastes and inks in PV cell production generally, as described above, which we believe has the potential to grow over time given the benefits of inkjet printers and the benefits of our Sycris™ inks, which, among others, apply to a range of printer devices, and present a lower cost and simpler operating procedures when compared to photolithography processes. See “– Our Solutions -- Printed Electronics.”

Printed Electronics

Printed electronics is a set of methodologies by which electrical devices are printed onto various substrates (i.e., base material) by depositing electrically functional inks on the substrate, creating active or passive devices, such as conductors, thin film transistors or resistors. The use of printed electronics presents an opportunity to facilitate widespread, low cost production of electronics for a variety of applications, including notably for use in circuit boards, radio-frequency identification chips, sensors and touchscreens, among other digitally printed electronics.

The printed electronics market is estimated to be approximately $8 billion, and is estimated to grow to $40-55 billion by 2020 and $340 billion by 2030. Currently, printed electronics are primarily produced using screen printing and photolithography methods. Of the estimated $2 billion spent on conductive inks used in printed electronics manufacturing in 2013, only an estimated $20 million was spent on inks used in inkjet processes. However, we believe that the current printing methods have inherent limitations when implemented in flexible electronics, 3D (three dimensional) electronics and in customized and small scale printing. Furthermore, these processes currently utilize expensive inks and produce toxic byproducts which must be disposed of, which increases overall production costs. We believe that a significant market opportunity exists for inks, such as ours, that enable digital inkjet conductive printing, enabling printing on flexible substrates, three-dimensional printing and customized and small scale printing at a lower price.

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Our Solutions

Photovoltaic Cell Metallization

Our Sicrys™ family of inks are low viscosity, nano-particle inks optimized for inkjet printing. We believe that PV cell metallization via inkjet printing utilizing our Sicrys™ inks results in the following benefits relative to traditional screen printing processes:

●	Immediate cost savings of around 15%, or $0.09 per watt (using silver-based inks), due to substantially lower metallization costs and increased cell efficiency;

●	Potential future cost savings due to the ability to utilize thinner wafers for PV cells, thus reducing silicon costs and potentially further increasing cell efficiency;

●	A more efficient printing process without breakage of PV cells (estimated to occur at a rate of 0.15% to 5% in traditional screen printing processes) and without the need to regularly replace printing screens; and

●	Enhanced performance due to improved conductive properties enabling printing of contact lines that are significantly thinner than the lines that can be produced with screen printing.

Printed Electronics

We currently offer silver-based Sicrys™ inks and our newly developed copper-based Sicrys™ for use in the production of PE utilizing inkjet printers. We believe that inkjet production of PE utilizing our Sicrys™ inks results in the following benefits relative to traditional screen printing and photolithography processes:

●	Significant cost reductions, as we estimate that we will be able to market our copper based inks at 30% to 50% of the price of inks currently used in screen printing and photolithography processes;

●	Applications for flexible and customized electronics and three-dimensional (3D) printed device manufacturing, due to digital (non-contact) printing and the lower sintering temperatures required for nano-based inks;

●	Lower overall cost and simpler processes (e.g., estimated 50% reduction in costs for printing displays when compared to photolithography processes), thus potentially supporting customized and small batch printing; and

●	Significant reductions in the generation of hazardous waste byproducts.

Our Strategy

Our goal is to become a leading producer of conductive inks for digital electronic printing applications. Our strategy is to concentrate our efforts first on the PV market, and thereafter increase our marketing efforts targeted at the PE markets. We also intend to develop and eventually commercialize applications suitable for other digital electronic printing applications.

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To date, we have generated limited sales and market our products primarily via our presence on social networking websites and applications (such as LinkedIn, Twitter, Facebook and T-roo). However, we are currently undertaking efforts to take the following actions to substantially increase our commercialization efforts:

●	Develop a network of third party distributors and sales agents. We are presently searching for suitable distributors and sales agents, and have commenced negotiations with potential sales agents.

●	Heighten market awareness of our products and technologies. We are attempting to raise our profile in the relevant markets, as well as raise awareness of our product and technology offerings, by attending conferences, exhibitions and trade shows.

●	Have our inks qualified and recommended for use with inkjet printers and printer heads produced by leading manufacturers in the industry. We have been in discussions with numerous printer manufacturers to seek to have our inks recommended for use with their printers. FujiFilm Dimatix Inc. (a subsidiary of FujiFilm) has qualified our inks and has recommended our inks to certain of its customers. We have also signed a cooperation agreement with XaarJet Limited, which establishes procedures for the certification of our inks for use with Xaar printer heads.

●	Partner with leading digital inkjet manufacturers to supply PE and PV potential customers a “complete solution.” We have been in discussions with numerous printer manufacturers to seek to develop a “complete solution” marketing approach which bundles a suitable printer together with the appropriate process and inks (taking into account quality, through put, pricing and other similar considerations). Therefore providing our customers a complete solution for implementing a digital conductive printing technology into their production processes.

●	Pursuing alternative marketing methods, such as printer leasing, profit sharing or a modified “razor blade” model, to increase sales of our inks by distributing printers at low cost. We are currently negotiating with a leading inkjet producer for PV applications a model in which we will purchase printers from such manufacturer and deploy them to the customers at a very low price (e.g., via a low cost lease, sale or other method), subject to the customer’s agreement to purchase a minimum agreed upon quantity of our inks.

●	Develop a localized marketing and production presence in key markets. In the near future, we intend to develop marketing and production facilities near the large manufacturing centers for PV cells, including China and certain South American markets (e.g., Brazil, which we believe is poised to become a leading site for PV cell manufacturing).

In addition, in order to promote further growth of the printed electronics market, in August 2014 we initiated and co-founded the Consortium to develop two-and-a-half (2.5D) and three-dimensional (3D) printed electronics applications. We expect that the Consortium will have a term of three to five years, with an annual budget projected to be between $5 and $6 million ( in the aggregate for the whole Consortium), of which 60% will be financed by a grant from the Chief Scientist–ME. In addition to PV Nano (the sole conductive ink producer in the Consortium), the main industrial partners in the Consortium will be Orbotech Ltd., an international developer and producer of inspection and laser technologies for use in electronics manufacturing, Stratasys Ltd., a world leader in the manufacture of 3D printers, inks and processes, and certain academic groups in Israel.

Competition

The digital electronic printing and inkjet conductive ink manufacturing industries are extremely competitive. We are currently aware of various existing products in the market and in development that may compete with our products and technologies. To our knowledge, more than twenty other companies are currently developing silver-based inkjet inks for PE digital electronic inkjet printing applications. Some of these companies already sell conductive inkjet inks for PE applications. Of those, to our knowledge only one other company, Cabot Corporation, claims to have metallization inkjet inks for PV applications; however, such company has withdrawn its product from the market due to technical and pricing concerns. We are also aware of at least four companies seeking to develop copper based inks, including NovaCentrix, Hitachi Chemical Co. Ltd, IntrinsiQ Materials Ltd. and Nanotec-USA. However, to our knowledge none of our competitors has copper based inks in mass production and at a commercially viable price and quantity.

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We believe that our inks have the following competitive advantages, relative to those currently being sold by our competitors:

●	Higher metal load, which results in a more cost efficient printing process;

●	Higher stability and for a longer period of time (over one year for Sicrys™ at room temperatures as compared to less than six months for our competitors, some of which require their inks to be stored at low temperatures to remain stable for an extended period of time);

●	Copper inks with a similar stability profile as our silver inks (including its chemical stability), which is difficult to achieve due to the low oxidation point for copper, which results in certain of our competitors offering copper oxide inks as opposed to pure copper inks;

●	More robust printing;

●	Lower cost price (due to low production costs for the inks and, with respect to our copper inks, the lower cost of copper as compared to silver);

●	Silver inks suitable for solar cells metallization which can show higher efficiency due to enhanced electrical properties after firing the cells (low contact resistance and resistivity); and

●	Customizable per wafer type.

Furthermore, we believe that there is a high barrier to entry for competitors to develop and successfully bring competing inks to market due to the long lead times required to develop particles of an appropriate size to formulate inks compatible with inkjet printing and the difficulty in producing nano-based inks in large scale quantities. Moreover, in order to be suitable for use in solar cell metallization process nano-based inks require the use of additional additives. These additives are not readily commercially available, and we have an exclusive license for these additives from IKTS, which developed them especially for our inks. Pursuant to the license, IKTS has agreed to manufacture for us these ingredients in a limited quantity per year. If we require greater quantities, IKTS has agreed to transfer the production file and knowhow to our chosen manufacturer. We are required to pay royalties of €25 per kilo of these ingredients which will not be manufactured by IKTS. In addition, as of 2013 we are obligated to pay a minimum annual royalty amount deductible against royalties due. To date, we have acquired the needed quantities of these ingredients solely from IKTS.

Notwithstanding the foregoing, many of our competitors have substantially greater financial, technical, and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations. Mergers and acquisitions in the conductive ink industry may result in even more resources being concentrated in our competitors. As a result, these companies may be more effective in selling and marketing their products. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in this industry. Our competitors may succeed in developing, acquiring, or licensing on an exclusive basis, products that are more effective or less costly than our current or future products or technologies, or achieve earlier patent protection, product commercialization, and market penetration than we do. Additionally, technologies developed by our competitors may render our potential products and technologies uneconomical or obsolete, and we may not be successful in marketing our products and technologies against competitors.

Research and Development Agreements, License Agreements and Material Contracts

We are engaged in research and development programs with the Chief Scientist–ME, pursuant to the Law for the Encouragement of Industrial Research and Development, 1984, and the regulations promulgated thereunder. Under the terms of these programs, we are required to pay to a royalty of 3.5% of sales of products resulting from research and development partially financed by the Chief Scientist–ME. However, such royalty obligations will not exceed the grant amount received, as linked to the dollar and including accrued interest at the LIBOR rate. Under such programs, the Chief Scientist–ME provided us grants for research and development efforts of $16,330 and $140,765 for the years ended December 31, 2014 and 2013, respectively.  During the years ended December 31, 2014 and 2013, we paid the Chief Scientist–ME royalties of $731 and $257, respectively, which amounts are included in cost of sales.

In 2003, Nano Size initiated and co-founded a Nano Functional Material Consortium, or the NFM Consortium, which performed general research on nanotechnology, sponsored by the Chief Scientist–ME, as part of the MAGNET program. Between 1997 and 2003, Nano Size received from the Chief Scientist–ME, principal funding of $575,336 (to which interest amounting to the LIBOR rate known on the date of the first payment is added), for which royalties are due. Between 2003 and 2008, Nano Size received additional funding in an amount of NIS 2,509,154 (approximately $645,193 based on the exchange rate of $1 / NIS 3.889 in effect as of December 31, 2014). No royalties are payable to the Chief Scientist–ME with respect to the additional funding; however, the technology related to nano silver developed in the NFM Consortium is subject to the Research Law.

As of December 31, 2014, our outstanding royalty obligations to the Chief Scientist–ME with respect to such programs were $1,294,103.

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In September 2009, we entered into a Research and License Agreement with Ramot-Tel Aviv University, or Ramot, for a joint research program. The program was approved by the Magneton committee of the Chief Scientist, a committee focused on facilitating knowledge transfer between industry and academic institutions. Under the terms of the Magneton program, we received from the Chief Scientist–ME an aggregate amount of 1,467,683 (approximately $377,393 based on the exchange rate of $1 / NIS 3.889 in effect as of December 31, 2014). No royalties are payable to the OCS with respect to this funding; however, any technology developed in the Magneton program is subject to the Research Law. Pursuant to this agreement, we were required to fund the research and development of the technology during the research period (two years starting September 2009) in a total amount of NIS 1,077,000 (approximately $277,000 based on the exchange rate of $1 / NIS 3.889 in effect as of December 31, 2014). In addition, we issued to Ramot Warrants to purchase 117,209 Ordinary Shares (see Note 9g. to our financial statements included elsewhere in this prospectus) at an exercise price equal to their par value, i.e. NIS 0.01 per Ordinary Share. We will be required to pay to Tel Aviv University royalties of between 3.4% and 3.9% on all net sales of any product, component, device or material that is used in the preparation of coated substrates meeting certain specifications, or Licensed Film, and services resulting from the license; royalties of between 2.4% and 3.0% on all net sales of Licensed Film products and services; and a sublicense fee equal to 25% of all sublicense fees that we may receive with respect to the intellectual property developed under such agreement. In addition, we are required to pay an annual license fee, which may be set off against royalties, ranging from $20,000 to $75,000 and made the minimum annual license fee payment of $20,000 in 2014. As of December 31, 2014, sales related to the license agreement have not yet started and therefore we were not required to pay or accrue any royalty payments. In March 2015 we received a notice from Ramot stating that we were in material breach of the Research and License Agreement due to failure to satisfy our payment and development obligations. In April 2015 we responded to Ramot’s notice. Our response rejected most of Ramot’s claims and provided an explanation with respect to the remaining claims. We believe that we have meritorious defenses to the claims raised by Ramot and will ultimately be able to retain the license granted by the Research and License Agreement. In the event we are unsuccessful in retaining the license, we do not believe the loss will be material to us as the technology developed in the framework of the license in not material to our operations give its early stage of development.

In November 2009, we entered into a Share Purchase Agreement with the shareholders of Nano Size pursuant to which we purchased all of the outstanding shares of Nano Size for consideration consisting of a cash purchase price of $120,000, which was paid at closing, plus royalty payments equal to 3% of net revenues from sales of products and services by us that utilize or are based upon Nano Size’s technologies and 10% of any sublicense fees received by us in respect of Nano Size’s intellectual property, up to an aggregate cap for all royalty payments of $1,400,000, of which $60,000 was paid as an advance and will be off set against future royalty payments which will be payable by us from sales of products and services. As of the date hereof, the aggregate amount of royalties off set by us from the advance is not reached $60,000, however we expect the full advance to be offset and additional amounts to be paid if and when we increase commercial sales of our SicrysTM inks. In October 2010, we entered into a Convertible Loan Agreement with Israel Electric Corporation Ltd., or IEC, which agreement was amended in April 2012. Pursuant to this agreement, IEC loaned us an aggregate amount of NIS 3,000,000 (approximately $771,400 based on the exchange rate of $1 / NIS 3.889 in effect as of December 31, 2014) at an interest rate of 8% per annum. In April 2013, we entered into a Share Purchase Agreement with a new investor pursuant to which the aggregate principal amount of such loan and all accrued but unpaid interest thereon were converted into 172,190 Series B-1 Preferred Shares, which were ultimately converted in the Share Split into 1,278,166 Ordinary Shares. Pursuant to the terms of the Convertible Loan Agreement, IEC is also entitled to royalty payments equal to 2% of net sales of the Company’s products, up to an aggregate of NIS 8,000,000 (approximately $2,057,000 based on the exchange rate of $1 / NIS 3.889 in effect as of December 31, 2014). In addition, for a period of 10 years from the date of the first commercial sale of our products, IEC will be entitled to purchase our products, licenses and services, at prices which are at the lowest rate then offered or provided by the Company to any of its other customers for the same products, licenses or services (excluding demonstration units, pilot units, samples, and other customary promotional discounts which are sporadic in nature and do not represent on-going commercial basis prices with respect to the client), given similar quantities and commercial conditions.

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On December 15, 2011, we signed a research and development agreement with the Ministry of Infrastructures. Under such agreement, the Ministry of Infrastructures was to pay us up to 62.5% of our expenses related to the project (up to a maximum of NIS 625,000) in exchange for our agreement to pay royalties of 5% of any revenues generated from the intellectual property generated under the program. The term of the program was 18 months starting January 1, 2012. During the years ended December 31, 2013 and 2014, we received $84,259 and $13,483, respectively. During the years ended December 31, 2013 and 2014, we recorded liabilities in respect of royalties payable under this agreement in the amount of $10 and $82, respectively. As of December 31, 2014, our aggregate contingent liability to the Ministry of Infrastructures was $178,559.

In September 2012, we entered into a Know-How License Agreement with IKTS pursuant to which IKTS agreed to manufacture for us a limited quantity of certain additives required to be included in our inks to make them suitable for use in solar cell metallization processes. If we require greater quantities, IKTS has agreed to transfer the production file and knowhow to our chosen manufacturer. We will be required to pay royalties of €25 per kilo of the ingredients not manufactured by IKTS. In addition, as of December 31, 2014, we are obligated to pay a minimum annual royalty amount deductible against royalties due. As of December 31, 2014, we have acquired the needed quantities of these ingredients solely from IKTS.

In March 2013, we entered into a Joint Venture Agreement with IPB and Leed, pursuant to which we agreed to establish a joint venture to develop, manufacture, market, distribute and commercialize inkjet solar metallization silver and copper inks in China, Hong Kong, Macau and Taiwan. Our obligation to fund the joint venture were conditioned upon, among other things, receipt of all applicable approvals required by relevant authorities in China, Hong Kong, Macau and Taiwan within 180 days of the effective date of the joint venture agreement. The conditions in the agreement were not satisfied prior to the deadline set forth in the Joint Venture Agreement and, as a result, the parties have agreed to dissolve the joint venture. Thereafter, in January 2014, we received a letter from Leed demanding that we reimburse Leed for its expenses associated with the joint venture, in an aggregate amount of $68,426. In March 2014, we received a subsequent letter from Leed in which Leed offered to settle its $68,426 claim for an aggregate of $50,905 if we paid such amount prior to March 30, 2014. We dispute Leed’s claim that they are entitled to be reimbursed by us for their expenses incurred in connection with the joint venture, but have included a reserve of $40,000 for this potential liability in our financial statements for the year ended December 31, 2014.

In May 2014, we entered into a collaboration agreement with XaarJet Limited, or Xaar, which establishes procedures for the certification of our inks for use with Xaar printer heads. Once the first ink (Silver Nano-Particle Ink) is certified by Xaar, both Xaar and us will refer to the ink as certified to be used with Xaar Printheads. Following such certification, we will be required to pay Xaar a fee for all certified inks sold for use with Xaar print heads as follows: 2% of the certified ink price until the cumulative value of the fees received by Xaar exceeds £50,000, and thereafter, 1% of the certified ink price. Once the cumulative value of the fees received by Xaar with respect to all products exceeds £1,000,000, we and Xaar have agreed to review the percentage payable in the light of the prevailing business conditions.

On July 9, 2015, we entered into the SEDA with YA Global, pursuant to which we may, at our election and in our sole discretion, issue and sell to YA Global, from time to time after the Effective Date, and YA Global has agreed to purchase (subject to the limitations and contained therein), up to $3,000,000 of Ordinary Shares at a price per share equal to 95% of the lowest daily volume weighted average price of the Ordinary Shares for the five consecutive trading days following our election to issue and sell shares to YA Global thereunder. Our ability to purchase shares under the SEDA is subject to, among other things, the qualification of our Ordinary Shares on the OTCQB and the filing and effectiveness of a registration statement registering for resale the Ordinary Shares issuable to YA Global under the SEDA. Pursuant to the terms of the SEDA, we agreed to pay to YA Global or its designee a structuring and due diligence fee in an amount equal to $15,000, of which $5,000 was paid upon execution and the remainder of which is payable on the Effective Date, and a commitment fee in an aggregate amount of $150,000, payable by the issuance of 100,000 Ordinary Shares by the Company to YA Global II SPV, LLC, a subsidiary of YA Global, within five trading days after the Effective Date. In addition, pursuant to the SEDA, YA Global has agreed to purchase 100,000 Units, at a purchase price of $1.50 per Unit, within five trading days after the date on which the registration statement of which this prospectus is a part is declared effective by the SEC.

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Intellectual Property

An important part of our business and product development strategy is to seek, when appropriate, protection for our products and proprietary technology through the use of various United States and foreign patents. We currently have patent applications pending in the United States, the European Union, China, India, Israel, Brazil, Japan, South Korea and Russia supporting our silver-based inks and a patent application pending in the United Kingdom supporting our copper based ink. This UK patent application is within the Paris Convention period, such that we have the potential to secure international patent coverage for the copper-based ink technologies. We have licensed a patent application granted in the European Union (No. 2331727 “Metal nanowire thin-films” which has been registered in several European countries) and pending in other countries from the Tel Aviv University for technology that enables coating of nano wires for the metallization of thin solar cells and have a joint Patent Cooperation Treaty patent application pending with Tel Aviv University for a related technology. Our wholly-owned subsidiary, Nano Size, has been granted several patents in the field of ultrasonic manufacturing of nano materials (7,157,058 (US); 7,504,075 (US); 144638 (IL); 149932 (IL)). We do not believe that these patents are material to our business. We intend to continue to seek patent protection for our products that we may develop in the future.

The patenting of technology-related products and processes involves uncertain and complex legal and factual questions. To date, no consistent policy has emerged regarding the breadth of claims of such technology patents. Therefore, there is no assurance that our pending applications will issue, or what scope of protection any issued patents will provide, or whether any such patents ultimately will be upheld as valid by a court of competent jurisdiction in the event of a legal challenge. The costs of such proceedings would be significant and an unfavorable outcome could result in the loss of rights to the invention at issue in the proceedings. If we fail to obtain patents for our technology and are required to rely on unpatented proprietary technology, there is no assurance that we can protect our rights in such unpatented proprietary technology, or that others will not independently develop substantially equivalent proprietary products and techniques, or otherwise gain access to our proprietary technology.

Competitors have filed applications for, or have been issued patents, and may obtain additional patents and proprietary rights relating to products or processes used in, necessary to, competitive with, or otherwise related to, our patents. The scope and validity of these patents, and the extent to which we may be required to obtain licenses under these patents or under other proprietary rights and the cost and availability of licenses is unknown. This may limit our ability to license our technology. Litigation concerning these or other patents could be protracted and expensive. If suit were brought against us for patent infringement, a challenge in the suit by us as to the validity of the other patent would have to overcome a legal presumption of validity. There can be no assurance that the validity of the patent would not be upheld by the court or that, in such event, a license of the patent to us would be available. Moreover, even if a license were available, the payments that would be required are unknown and could materially reduce the value of our interest in the affected products.

We also rely upon unpatented trade secrets. No assurances can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology or that we can meaningfully protect our rights to our unpatented trade secrets. We require our employees, consultants, advisors, and any third parties who have access to our proprietary know-how, information, or technology to enter into confidentiality agreements with us, which provide that all confidential information developed or made known to the individual during the course of the relationship is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees and consultants, the agreements provide that all inventions conceived by the individual shall be our exclusive property or shall be assigned to us. There is no assurance, however, that these agreements will provide meaningful protection for our trade secrets and other confidential proprietary information in the event of unauthorized use or disclosure of such information.

Marketing and Sales

We currently have only a small marketing and sales organization consisting of two employees, who devote 15% and 50% of their time, respectively, to marketing our products and technologies, primarily through the use of social networking websites and applications. In addition, our Chief Executive Officer generally devotes a portion of his efforts to increasing awareness of, and marketing, our products. We intend to collaborate with third party distributors and sales agents with established sales and marketing operations and industry experience to market our inks. However, there can be no assurance that we will be able to enter into distribution and/or sales agency agreements on terms acceptable to us or at all, or that such distributors or sales agents will be successful in marketing our inks.

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Seasonality

Our business and operations are generally not affected by seasonal fluctuations or factors.

Raw Materials and Suppliers

We believe that the raw materials that we require to manufacture our inks are readily available in adequate quantities from multiple sources, except that certain additives required to make our inks suitable for use in solar cell metallization processes are not are not readily commercially available, and we have an exclusive license for these additives from IKTS as described above under “—Research and Development Agreements, License Agreements and Material Contracts.” In addition, the manufacturing process for our silver-based inks utilizes a silver salt the price of which is linked to the price of silver. The price of silver is affected by numerous factors beyond our control, including inflation, fluctuation of the United States dollar and foreign currencies, global and regional demand, speculative activities by commodities traders and others and the political and economic conditions of major silver producing countries throughout the world. See “Risk Factors—We are subject to risks resulting from fluctuations in the price of silver.”

Manufacturing

We manufacture our inks at our Migdal Ha’Emek facilities. We currently have capacity to produce an estimated two tons of ink per year, and intend to upgrade our facilities (at an estimated cost of $600,000) to increase production capacity to 8 tons per year, if and when demand for our inks is projected to surpass our production capabilities. In the event that demand for our inks outgrows our internal manufacturing capacity, we intend to engage third-party manufacturers to produce additional inks. There can be no assurance that we will be able to enter into agreements with qualified manufacturers on terms acceptable to us, or at all, or that, once contracted, such manufacturers will perform as expected.

Government Regulation

We are subject to various environmental, health and safety laws, regulations and permitting requirements, including those governing the emission and discharge of hazardous materials into ground, air or water; noise emissions, the generation, storage, use, management and disposal of hazardous waste; the registration of chemicals and in the future also import and export; the cleanup of contaminated sites; and the health and safety of our employees. Under such laws and regulations, we are required to obtain environmental permits from governmental authorities for certain operations. The manufacture of our products requires storing or using certain hazardous materials. Pursuant to the Israeli Dangerous Substances Law - 1993, we are required to (and did) obtain a toxin permit from the Ministry of Environmental Protection. We have received verbal confirmation that the extension of our toxin permit, which was previously set to expire on September 8, 2015, was approved.

Other than applicable local laws in Israel relating to the handling and disposal of hazardous materials and waste, there are no government regulations that are material to the conduct of our business. If we establish manufacturing operations in other jurisdictions, we expect to become subject to environmental, health and safety laws, regulations and permitting requirements in those jurisdictions, which may be similar to or more onerous than those described above.

Property

We currently lease, through our subsidiary Nano Size, approximately 5,300 square feet of space in Migdal Ha’Emek, Israel for our principal offices and manufacturing facilities at a monthly cost of approximately NIS 10,000 (approximately $2,600 based on the exchange rate of $1 / NIS 3.889 in effect as of December 31, 2014). The lease is for a term expiring on June 30, 2016.

We currently own equipment, housed in our Migdal Ha’Emek facilities, capable of producing up to two tons of ink per year. We intend to upgrade our facilities (at an estimated cost of $600,000) to increase production capacity to 8 tons per year, if and when demand for our inks is projected to surpass our production capabilities.

Legal Proceedings

We are neither party to any legal or arbitration proceedings, including those relating to bankruptcy, receivership or similar proceedings and those involving any third-party, nor any governmental proceedings pending or known to be contemplated, which may have, or have had in the recent past, significant effects on our financial position or profitability.

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MANAGEMENT

Directors and Senior Management

The following table sets forth information regarding our directors and senior management team as of September 22, 2015. Unless otherwise stated, the address for our directors and senior managers is c/o P.V. Nano Cell Ltd., 8 Hamasger Street, P.O. Box 236, Migdal Ha’Emek, Israel 2310102.

Name	Age	Position
Dr. Fernando de la Vega	56	Chief Executive Officer and Chairman
Menachem Biran	55	Vice President, Sales and Marketing
Norberto Grunstadt	57	Vice President, Operations
Steven Hsieh	38	Director
Dr. Astorre Modena	43	Director
Arie Rosenfeld	70	Director
Dr. Harold Wiener	56	Director

Senior Management

Set forth below is biographical information with respect to the members of our senior management team.

Dr. Fernando de la Vega co-founded PV Nano in 2009 and has served as our Chief Executive Officer and the Chairman of our board of directors since that time. Dr. de la Vega has more than 25 years industrial and entrepreneurial experience, having served in managerial positions with responsibility over research and development, quality and operations and has founded or co-founded several businesses in the fields of nano technology and functional materials. From 2001 to early 2009, Dr. de la Vega served as General Manager and a Director of Cima, a company focused on the development of innovative technologies in the field of flexible printed electronics. Dr. de la Vega also co-founded and, from 2003 through 2009, served as Chairman of the Nano Functional Materials Consortium, a five-year, $25 million research consortium which performed general research on nanotechnology, sponsored by Israel’s Office of the Chief Scientist as part of the MAGNET program, a special program intended to encourage cooperation between industry and academia. Dr. de la Vega has also co-founded three European research and development consortiums. He is a co-inventor of more than 11 patent families in the fields of nanomaterials and nanotechnology and author and co-author of many scientific and technical publications (including on conductive inks for inkjet printing). Dr. de la Vega holds a Ph.D. in Applied Chemistry from the Casali Institute at the Hebrew University of Jerusalem, as well as a M.Sc. in Applied Chemistry and a B.Sc. in Chemistry from The Hebrew University of Jerusalem.

Menachem Biran has served as Vice President, Sales and Marketing of the Company since June 18, 2015. Mr. Biran has more than 25 years entrepreneurial and business  experience.  In the last 10 years Mr. Biran was deeply involved in international sales and business development.  Prior to joining us, from 2014 to 2015, Mr. Biran served as Director of Sales of Galtronics Corporation Ltd.; From 2009 to 2014, Mr. Biran served as  Vice President of Sales of Infinite Memories Ltd; From 2007 to 2009 Mr. Biran served as  European Director of Sales of Integration Inc.;  From 2002 to 2007 Mr. Biran served as  Founder & Managing Director of 2.B.Tronics Ltd. which was sold in September 2007 to UR Group; From 1988 to 2002 Mr. Biran served as the General Manager of EBV Elektronik Israel; From 1995 to 1988,  Mr. Biran served as Founder & General Manager of Maintronics Ltd, which was sold to EBV Electronik in October 1988.

Norberto Grunstadt has served as Vice President, Operations of the Company since March 1, 2015. Mr. Grunstadt is an engineer with over 30 years of multi-national project and plant management experience gained in the food, plastics and oil industries. Prior to joining us, from 2014 to 2013, Mr. Grunstadt served as production manager for an insulation materials company in Israel. From 2011 to 2013, Mr. Grunstadt served as project manager responsible for the establishment of a high-tech, oil based food production plan in Mexico. From 2005 to 2011, Mr. Grunstadt served as Vice President, Operations for a food production plant in Israel.

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Board of Directors

Set forth below is biographical information with respect to the members of our board of directors, other than Dr. de la Vega. See “—Senior Management” above for biographical information with respect to Dr. de la Vega.

Steven Hsieh has been a member of our board of directors since 2013. Since July 2010, Mr. Hsieh has served as a Managing Director of Infinity Group, a private equity fund backed by China Development Bank and Clal Industries. Prior to serving as a Managing Director, from November 2001 to July 2010, Mr. Hsieh served as an Investment Associate at Infinity Group. From November 2001 to May, 2011, Mr. Hsieh also served as a deputy general manager of the investment department of China-Singapore Suzhou Industrial Park Ventures Co., Ltd., the first limited partnership Israeli-Chinese joint venture fund in China. Mr. Hsieh has a master’s degree in Finance from Shanghai University of Finance and Economics.

Dr. Astorre Modena has been a member of our board of directors since 2010. In 2005, he co-founded, and currently serves as General Partner of, Terra Venture Partners, an Israeli venture capital fund focused on clean technology. Prior to co-founding Terra Venture Partners, from 2001 to 2005, Dr. Modena was Associate and then Principal at Israel Seed Partners, a leading Israeli seed-stage venture capital firm. From 1998 to 2001, Dr. Modena was a consultant with McKinsey & Co., where he consulted for leading Italian, French and Israeli manufacturing and financial corporations on strategic and operational issues. Dr. Modena holds a Ph.D. in Plasma Physics from Imperial College in London and a B.Sc. in Physics from the Hebrew University of Jerusalem (where he was a part of the Honors Program for Outstanding Students). Dr. Modena was also a researcher in the laser-plasma physics department at Imperial College in London and École Polytechnique in Paris.

Arie Rosenfeld has been a member of our board of directors since 2013. Mr. Rosenfeld also provided business development services to the Company since January 2012 pursuant to the terms of the AR Consultancy Agreement described below. Since 1996, Mr. Rosenfeld has served as a strategic consultant to Dainippon Screen Manufacturing Co. Ltd., a company providing manufacturing equipment to the semiconductor and graphic industries, based in Kyoto, Japan. From 2009 to June 2014, Mr. Rosenfeld served on the board of directors of NTS, Inc. (formerly Xfone, Inc.), a holding and managing company that through its subsidiaries provides integrated communications services including voice, video and data over Fiber-To-The-Premise and other networks, based in Lubbock, Texas, United States. From 2008 to 2010, Mr. Rosenfeld served as the Chairman of Software Imaging Ltd., an imaging software company in Oxford, U.K. From 2005 to 2008, Mr. Rosenfeld served as Chairman of Printar Ltd., manufacturer of digital printing equipment for the PCB industry, based in Rehovoth, Israel. From 1997 to 2007, Mr. Rosenfeld served as Chairman of the Board of XAAR plc, a supplier of ink-jet heads to industrial printer manufacturers in Asia, Europe and the U.S., based in Cambridge, U.K. (LSE: XAR). From 1988 to 1995, Mr. Rosenfeld served as President, Chief Executive Officer and a director of Scitex Corporation Ltd., a multi-national company providing visual information communication products for the graphic arts and digital printing industries, headquartered in Israel. Scitex Corporation Ltd. was later sold to Creo Products Inc. of Vancouver, Canada. Mr. Rosenfeld holds a Bachelor of Science in Electronics Engineering from the Technion – Israel Institute of Technology and an M.B.A. from INSEAD in Fontainebleau, France.

Dr. Harold Wiener has been a member of our board of directors since 2010. In 2006, he co-founded, and currently serves as General Partner of Terra Venture Partners, an Israeli venture capital fund focused on clean technology. Prior to co-founding Terra Venture Partners, from 1987 to 2005, Dr. Wiener was a Vice President for Research and Development and Business Development at Aromor Flavors and Fragrances Ltd., a producer of natural identical and synthetic raw materials for the flavor and fragrance industries. Dr. Wiener has also served as Chief Executive Officer of several biotech and biomedical companies and was the Business Development Manager and VP Sales and Marketing of Algatechnologies and was the Chief Technology Officer of the Misgav Technology Center Incubator. Dr. Wiener holds a Ph.D. in Applied Chemistry from the Hebrew University in Jerusalem, and has co-authored more than 25 scientific papers and patents in prestigious international journals.

Family Relationships

There are no family relationships between any members of our executive management and our directors.

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Compensation

Compensation of Senior Management and Directors

The aggregate compensation, including share-based compensation, paid by us to our senior management with respect to the year ended December 31, 2014 was approximately $340,883, consisting of $211,390 of share based-compensation, and $129,493 in cash compensation. This amount does not include business travel, professional and business association due and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in our industry. We did not pay any compensation to our directors for the year ended December 31, 2014, other than the compensation paid to Dr. de la Vega pursuant to his service agreement with us in connection with his service as our Chief Executive Officer and stock-based compensation issued to Arie Rosenfeld in connection with his provision of certain consulting services. See “—Employment or Service Agreements with Directors” below.

We did not set aside or accrue any amounts to provide pension, retirement or similar benefits to any officers or directors of the Company in the year ended December 31, 2014.

Employment or Service Agreements with Senior Managers

Dr. Fernando de la Vega. We have entered into a services agreement, dated September 9, 2009 as amended, or the DBG Services Agreement, with Dr. de la Vega’s wholly-owned service company, Dolev Bar-Guy Consulting and Management Ltd., or DBG, pursuant to which DBG has agreed to cause Dr. de la Vega to serve as our Chief Executive Officer during the term of the agreement. Pursuant to the terms of the DBG Services Agreement, Dr. de la Vega is entitled to a monthly fee of NIS 38,500 ($9,900 based on the exchange rate of $1 / NIS 3.889 in effect as of December 31, 2014) plus value added tax and a car allowance of NIS 2,500 ($643 based on the exchange rate of $1 / NIS 3.889 in effect as of December 31, 2014) plus value added tax per month plus reimbursement for fuel expenses and tolls. The Agreement provided for an original term of 24 months and has subsequently been extended and is made for an undefined term. Each party may terminate the DBG Services Agreement at any time for any reason upon 30 days prior written notice, or if the other party commits a breach of the DBG Services Agreement and does not cure such breach within 14 days after receipt of a written notice from the injured party.

Menachem Biran. We have entered into a Consultancy Agreement with Menachem Biran, dated June 17, 2015, pursuant to which Mr. Biran has agreed to serve as our Vice President, Sales and Marketing. Pursuant to such agreement, Mr. Biran was retained for an initial trial period ending on September 1, 2015, and was subsequently retained as a full time employee of the Company. Mr. Biran, as a full time employee, is entitled to a gross monthly salary of NIS 22,400 ($5,759.84 based on the exchange rate of $1 / NIS 3.889 in effect as of December 31, 2014); overtime pay of NIS 5,600 per month ($1,439.96 based on the exchange rate of $1 / NIS 3.889 in effect as of December 31, 2014); a car allowance of NIS 5,000 per month ($1,285.68 based on the exchange rate of $1 / NIS 3.889 in effect as of December 31, 2014) plus fuel and route 6 expenses; an amount equal to 7.5% of Mr. Biran’s gross monthly salary and overtime pay to an Education Fund (known in Hebrew as “Keren Hishtalmut”, a short term savings plan available in Israel which is tax free to the employee up to a cap determined by law); and an amount equal to 13.33-15.83% of Mr. Biran’s gross monthly salary and overtime pay to a manager’s insurance fund (known in Hebrew as “Bituach Menahalim”). The Company is permitted to terminate Mr. Biran’s employment (if commenced) with two weeks’ prior notice prior to June 18, 2016 and, thereafter, with one month’s prior notice. Mr. Biran’s sole compensation for his consulting services through September 1, 2015 is options to purchase Ordinary Shares in such amount, on such vesting schedule and with such exercise price as determined by the Board of Directors in its sole discretion and the use of a leased company car during such consulting period.

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Norberto Grunstadt. We have entered into an employment agreement with Mr. Grunstadt, dated March 1, 2015, pursuant to which Mr. Grunstadt has agreed to serve as our Vice President, Operations, reporting to the Chief Executive Officer. Pursuant to such agreement, Mr. Grunstadt is entitled to a gross monthly salary of NIS 26,400 ($6,788.37 based on the exchange rate of $1 / NIS 3.889 in effect as of December 31, 2014); overtime pay of NIS 6,600 per month ($1,697.09 based on the exchange rate of $1 / NIS 3.889 in effect as of December 31, 2014) with additional overtime payable if overtime services exceed 43 hours in a given month; a car allowance of NIS 5,000 per month ($1,285.68 based on the exchange rate of $1 / NIS 3.889 in effect as of December 31, 2014) plus fuel and route 6 expenses; an amount equal to 7.5% of Mr. Grunstadt’s gross monthly salary and overtime pay to an Education Fund (known in Hebrew as “Keren Hishtalmut”, a short term savings plan available in Israel which is tax free to the employee up to a cap determined by law); and an amount equal to 13.33-15.83% of Mr. Grunstadt’s gross monthly salary and overtime pay to a manager’s insurance fund (known in Hebrew as “Bituach Menahalim”). In addition, in July 2015, Mr. Grunstadt received a grant of options to purchase up to 150,000 ordinary shares of the Company at an exercise price of $0.917 per share, pursuant to our 2010 Option Plan. In accordance with the grant, one-third of the options granted vest following one year subsequent to the date of the grant, and the remaining options vest quarterly, in equal amounts for the following three years, subject to Mr. Grunstadt’s continued employment with the Company and the terms of the option grant.

The employment agreement has a term of one year, provided that either party may terminate the agreement at any time with three months’ notice and the Company may terminate the agreement at any time, effective immediately, for cause (defined as a material breach of the agreement by Mr. Grunstadt that is not cured within 14 days of written notice; a breach of confidence, loyalty or unauthorized disclosure of Company intellectual property by Mr. Grunstadt; a serious and continuous breach of work behavior rules by Mr. Grunstadt; self-dealing, embezzlement or misappropriation of or the intentional causing of serious damage to Company property by Mr. Grunstadt; or Mr. Grunstadt’s gross negligence, misconduct or criminal behavior other than traffic violations). Upon termination by the Company of Mr. Grunstadt’s employment without cause, the Company can elect to have Mr. Grunstadt’s employment terminate immediately but shall be required to pay Mr. Grunstadt’s salary for the entirety of the foregone three month notice period.

Service Agreements with Directors

Arie Rosenfeld. We have entered into an amended and restated consultancy agreement, dated February 1, 2012, or the AR Consultancy Agreement, with Mr. Arie Rosenfeld, pursuant to which Mr. Rosenfeld has agreed to provide the Company certain business development services. Pursuant to the terms of the AR Consultancy Agreement, on May 23, 2013 we issued to Mr. Rosenfeld fully vested options to purchase up to an aggregate of 263,517 Ordinary Shares at an exercise price of $0.917 per share. The options are exercisable for a period of seven years from the date of grant, provided that, in the event that Mr. Rosenfeld is terminated for cause, then Mr. Rosenfeld shall automatically forfeit all unexercised options. The AR Consultancy Agreement does not have a defined term and may be terminated by either party for any reason upon 60 days’ prior written notice to the other party; provided that no such notice shall be required if the Company terminates the AR Consultancy Agreement for cause.

We are not party to any service agreements with any of the members of our board of directors, other than the DBG Services Agreement with respect to Dr. de la Vega’s service as our Chief Executive Officer and the AR Consultancy Agreement with respect to the business development services provided by Arie Rosenfeld, each of which is described above. Except as set forth above, to date, we have not paid any compensation to our directors for their services as such.

Board Practices

Board of Directors

Under the Companies Law, the management of our business is vested in our board of directors. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to management. Our Chief Executive Officer is responsible for our day-to-day management and has responsibilities established by our board of directors. Our Chief Executive Officer is appointed by, and serves at the discretion of, our board of directors, subject to the terms of a consulting agreement that we have entered into with him. Our Chief Executive Officer may retain additional executive officers to assist in the day to day management of our business.

Election and Removal of Directors

Our Articles of Association provide for a board of directors consisting of no less than five and no more than seven directors, with all directors (other than the external directors, whose appointment is required under the Companies Law, as described below) divided into three classes with staggered three-year terms with each class of directors to consist, as nearly as possible, of one-third of the total number of directors other than the external directors. At each annual general meeting of our shareholders thereafter, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election. Each director so elected will hold office until the annual general meeting of our shareholders for the year in which his or her term expires, unless the tenure of such director expires earlier pursuant to the Companies Law or unless he or she is removed from office as described below.

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●	Our board of directors will be divided among the three staggered classes of directors (except for the external directors): the Class I director will be Steven Hsieh, and his term will expire at our annual meeting of shareholders to be held in 2016;

●	the Class II directors, will be Dr. Harold Wiener and Arie Rosenfeld, and their terms will expire at our annual meeting of shareholders to be held in 2017; and

●	the Class III directors will be Dr. Fernando de la Vega and Dr. Astorre Modena, and their terms will expire at our annual meeting of shareholders to be held in 2018.

In addition after the registration date of our shares, we will appoint two (2) external directors who will not be part of the staggered board election, as described below.

External Directors

Under the Companies Law, companies incorporated under the laws of the State of Israel whose shares are publicly traded are required to appoint at least two external directors who meet the qualification requirements in the Companies Law. Therefore we intend to hold a shareholders meeting within three months of the effective date of the registration statement for the purpose of election of these two external directors.

The Companies Law provides for special approval requirements for the election of external directors. External directors must be elected by a majority vote of the shares present and voting at a shareholders meeting, provided that either:

●	such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such election (other than a personal interest which is not derived from a relationship with a controlling shareholder), present and voting at such meeting; or

●	the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such election (other than a personal interest which is not derived from a relationship with a controlling shareholder) voting against the election of an external director does not exceed 2% of the aggregate voting rights in the company.

After an initial term of three years, an external director may be reelected to serve in that capacity for up to two additional terms of three years each under one of two alternatives. Under the first alternative, the external director may be nominated by the board of directors, and such external director’s reelection is approved by a majority of the shareholders that was required to elect such external director in such director’s initial election. Under the second alternative, the external director may be nominated by a shareholder(s) holding 1% or more of the voting power and at the general meeting of shareholders such reelection is approved by a majority of those shares present and voting that are held by shareholders who are non-controlling shareholders and do not have a personal interest in the reelection, provided that such shares represent at least 2% of the total voting power in the company.

The term of office for external directors for Israeli companies traded on certain foreign stock exchanges (which does not include the OTCQB), may be extended indefinitely in increments of additional three-year terms, provided that, prior to each nomination for reelection, the audit committee and the board of directors of the company confirm that, in light of the external director’s expertise and special contribution to the work of the board of directors and its committees, the reelection for such additional period is beneficial to the company and provided that the reasons for such confirmation are presented to the shareholders at the general meeting at which such reelection is being sought and the external director is reelected in accordance with the appropriate approval method described above.

External directors may be removed from office by a special general meeting of shareholders called by the board of directors, which approves such dismissal by the same shareholder vote percentage required for their election or by a court, in each case, only under limited circumstances, including ceasing to meet the statutory qualifications for appointment, or violating their duty of loyalty to the company. If an external directorship becomes vacant and there are fewer than two external directors on the board of directors at the time, then the board of directors is required under the Companies Law to call a shareholders’ meeting as soon as practicable to appoint a replacement external director.

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Upon the effectiveness of the registration statement of which this prospectus is a part, each committee of the board of directors that exercises powers of the board of directors will be required to include at least one external director, except that the audit and compensation committees will be required to include all external directors then serving on the board of directors. Under the Companies Law, external directors of a company are prohibited from receiving, directly or indirectly, any compensation from the company other than for their services as external directors pursuant to the provisions and limitations set forth in regulations promulgated under the Companies Law, which compensation is determined prior to their appointment and may not be changed throughout the term of their service as external directors (except for certain exceptions set forth in the regulations).

The Companies Law provides that a person is not qualified to serve as an external director if, as of the appointment date or at any time during the two years preceding his or her appointment, that person or a relative, partner or employer of that person, any person to whom that person is subordinate (whether directly or indirectly), or any entity under that person’s control, had any affiliation or business relationship with the company, any controlling shareholder or relative of a controlling shareholder or an entity that, as of the appointment date is, or at any time during the two years preceding that date was, controlled by the company or by any entity controlling the company.

The term affiliation for this purpose includes (subject to certain exceptions):

●	an employment relationship;

●	a business or professional relationship maintained on a regular basis;

●	control; and

●	service as an office holder, excluding service as a director in a private company prior to the first offering of its shares to the public if such director was appointed as a director of the private company in order to serve as an external director following the public offering.

The Companies Law defines the term “office holder” of a company to include a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director and any other manager directly subordinate to the general manager.

The following additional qualifications apply to an external director:

●	a person may not be elected as an external director if he or she is a relative of a controlling shareholder;

●	if a company does not have a controlling shareholder or a holder of 25% or more of the voting power, then a person may not be elected as an external director if he or she (or his or her relative, partner, employer or any entity under his or her control) has, as of the date of the person’s election to serve as an external director, any affiliation with the then chairman of the board of directors, Chief Executive Officer, a holder of 5% or more of the issued share capital or voting power, or the most senior financial officer of the company;

●	a person may not serve as an external director if he or she (or his or her relative, partner, employer, a person to whom he or she is subordinated or any entity under his or her control) has business or professional relations with anyone with whom affiliation is prohibited as described above, and even if these relations are not on a regular basis (other than immaterial relations); and

●	a person may not continue to serve as an external director if he or she accepts, during his or her tenure as an external director, direct or indirect compensation from the company for his or her role as a director, other than the amounts prescribed under the regulations promulgated under the Companies Law, indemnification, the company’s undertaking to indemnify such person and insurance coverage.

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Furthermore, no person may serve as an external director if that person’s professional or other activities create, or may create, a conflict of interest with that person’s responsibilities as a director or otherwise interfere with that person’s ability to serve as an external director or if such person is an employee of the Israel Securities Authority or of an Israeli stock exchange. Following the termination of an external director’s membership on the board of directors, such former external director and his or her spouse and children may not be provided a direct or indirect benefit by the company, its controlling shareholder or any entity under its controlling shareholder’s control, including serving as an executive officer or director of the company or a company controlled by its controlling shareholder and cannot be employed by or provide professional services to the company for pay, either directly or indirectly, including through a corporation controlled by that former external director, for a period of two years (the prohibition also applies to relatives of the former external director who are not his or her spouse or children, but only for a period of one year).

If at the time an external director is appointed, all members of the board of directors who are not controlling shareholders or their relatives are of the same gender, the external director must be of the other gender. A director of one company may not be appointed as an external director of another company if a director of the other company is acting as an external director of the first company at such time.

Pursuant to the regulations promulgated under the Companies Law, a person may be appointed as an external director only if he or she either has professional qualifications or has accounting and financial expertise as defined in those regulations. In addition, at least one of the external directors must be determined by our board of directors to have accounting and financial expertise and the board is required to determine the minimum number of board members who are required to possess accounting and financial expertise. In determining the number of directors required to have such expertise, the members of our board of directors must consider, among other things, the type and size of the company and the scope and complexity of its operations.

A director with accounting and financial expertise is a director who, due to his or her education, experience and skills, possesses a high degree of proficiency in, and an understanding of, business-accounting matters and financial statements, such that he or she is able to understand the financial statements of the company, in depth, and initiate a discussion about the manner of presentation of the financial data. A director is deemed to have professional qualifications if he or she has any of (i) an academic degree in economics, business management, accounting, law or public administration, (ii) an academic degree or has completed another form of higher education in the primary field of business of the company or in a field which is relevant to his/her position in the company, or (iii) at least five years of experience serving in one of the following capacities, or at least five years of cumulative experience serving in two or more of the following capacities: (a) a senior business management position in a company with a significant volume of business; (b) a senior position in the company's primary field of business; or (c) a senior position in public administration or service. The board of directors is charged with determining whether a director possesses financial and accounting expertise or professional qualifications.

Audit Committee

Our board of directors does not have an audit committee. As a private company organized in Israel, we are not subject to the provisions of the Companies Law or U.S. laws requiring such a committee. Following the effectiveness of the registration statement of which this prospectus is a part, we will be required to constitute an audit committee under the Companies Law. Pursuant to the Companies Law, the audit committee must be comprised of at least three directors, including all of the external directors, and a majority of its members must be unaffiliated directors. An unaffiliated director is an external director or a director who is appointed or classified as such, and who meets the qualifications of an external director (other than the professional qualifications/accounting and financial expertise requirement), whom the audit committee has confirmed to meet the external director qualifications, and who has not served as a director of the company for more than nine consecutive years (with any period of up to two years during which such person does not serve as a director not being viewed as interrupting a nine-year period). For Israeli companies traded on certain foreign stock exchanges (which does not include the OTCQB), a director who qualifies as an independent director for the purposes of such director’s membership on the audit committee in accordance with the rules of such stock exchange is also deemed to be an unaffiliated director under the Companies Law. Such person must meet the non-affiliation requirements as to relationships with the controlling shareholder (and any entity controlled by the controlling shareholder, other than the company and other entities controlled by the company) and must meet the nine-year requirement described above. Following the nine-year period, a director of an Israeli company traded on such foreign stock exchange may continue to be considered an unaffiliated director for unlimited additional periods of three years each, provided the audit committee and the board of directors of the company confirm that, in light of the director’s expertise and special contribution to the work of the board of directors and its committees, the reelection for such additional period is beneficial to the company.

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Under the Companies Law, the audit committee may not include the chairman of the board, any director employed by the company or who regularly provides services to the company (other than as a board member), a controlling shareholder or any relative of the controlling shareholder, as each term is defined in the Companies Law. In addition, the audit committee may not include any director employed by the company’s controlling shareholder or by a company controlled by such controlling shareholder, or who provides services to the company’s controlling shareholder or a company controlled by such controlling shareholder, on a regular basis, or a director whose main livelihood is from the controlling shareholder. The chairman of the audit committee is required to be an external director.

Audit Committee Role

Our board of directors will adopt, on or prior to the effectiveness of the registration statement of which this prospectus is a part, an audit committee charter to be effective upon the effective date of the registration statement of which this prospectus is a part, that will set forth the responsibilities of the audit committee consistent with the rules of the SEC, as well as the requirements for such committee under the Israeli Companies Law, including the following:

●	oversight of our independent registered public accounting firm and recommending the engagement, compensation or termination of engagement of our independent registered public accounting firm to the board of directors in accordance with Israeli law;

●	recommending the engagement or termination of the person filling the office of our internal auditor; and

●	recommending the terms of audit and non-audit services provided by the independent registered public accounting firm for pre-approval by our board of directors.

Our audit committee will provide assistance to our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by pre-approving the services performed by our independent auditors and reviewing their reports regarding our accounting practices and systems of internal control over financial reporting. Our audit committee will also oversee the audit efforts of our independent auditors and takes those actions that it deems necessary to satisfy itself that the auditors are independent of management.

Under the Israeli Companies Law, our audit committee will be responsible for:

●	determining whether there are deficiencies in the business management practices of our company, including in consultation with our internal auditor or the independent auditor, and making recommendations to the board of directors to improve such practices;

●	determining whether to approve certain related party transactions (including transactions in which an office holder has a personal interest and whether such transaction is extraordinary or material under Israeli Companies Law) and establishing the approval process for certain transactions with a controlling shareholder or in which a controlling shareholder has a personal interest (see "— Approval of Related Party Transactions under Israeli Law");

●	where the board of directors approves the working plan of the internal auditor, examining such working plan before its submission to the board of directors and proposing amendments thereto;

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●	examining our internal controls and internal auditor's performance, including whether the internal auditor has sufficient resources and tools to dispose of its responsibilities;

●	examining the scope of our auditor's work and compensation and submitting a recommendation with respect thereto to our board of directors or shareholders, depending on which of them is considering the appointment of our auditor; and

●	establishing procedures for the handling of employees' complaints as to deficiencies in the management of our business and the protection to be provided to such employees.

Our audit committee may not approve any actions requiring its approval (see "— Approval of Related Party Transactions under Israeli Law"), unless at the time of the approval a majority of the committee's members are present, which majority consists of unaffiliated directors including at least one external director.

Compensation Committee

Our board of directors does not have a compensation committee. As a private company organized in Israel, we are not subject to the provisions of the Companies Law or U.S. laws requiring such a committee. Following the effectiveness of the registration statement of which this prospectus is a part, we will be required to constitute a compensation committee under the Companies Law. Under the Companies Law, the compensation committee will be required to be comprised of at least three directors, including all of the external directors. The additional members of the compensation committee must be directors that receive compensation subject to the provisions and limitations set forth in the regulations promulgated under the Companies Law. An external director shall serve as the chairman of the compensation committee.

Under the Companies Law, the external directors shall constitute a majority of the compensation committee.

The compensation committee’s duties shall include, among other things, recommending compensation policies to the board of directors, overseeing compensation policy implementation, and ratifying the compensation of executive officers.

Compensation Policy under the Companies Law

Under the Companies Law, within nine months following the effective date of the registration statement of which this prospectus is a part, our compensation committee will be required to adopt a policy for the compensation of its directors and executive officers, who we refer to collectively as “office holders.” In adopting this compensation policy, the compensation committee will be required to take into account factors such as the office holder’s education, experience, past compensation arrangements with the company, and the proportional difference between the person’s compensation and the average compensation of the company’s employees. The compensation policy must be approved at least once every three years at the company’s general meeting of shareholders, and is subject to the approval of a majority vote of the shares present and voting at a shareholders meeting, provided that either:

●	such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such election (other than a personal interest which is not derived from a relationship with a controlling shareholder), present and voting at such meeting; or

●	the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such election (other than a personal interest which is not derived from a relationship with a controlling shareholder) voting against the approval of the compensation policy does not exceed 2% of the aggregate voting rights in the company.

Our board of directors will be permitted to approve the compensation policy even if such policy was not approved by our shareholders, provided that the compensation committee and the board resolve, based on detailed consideration and after reconsidering the compensation policy, that approval of the policy is in the best interest of the Company, despite the fact that it was not approved by the shareholders’ meeting.

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Once adopted, the compensation policy shall serve as the basis for decisions concerning the financial terms of employment or engagement of executive officers and directors, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must relate to certain factors, including advancement of the company’s objectives, the company’s business and its long-term strategy, and creation of appropriate incentives for executives. It must also consider, among other things, the company’s risk management, size and the nature of its operations. The compensation policy must furthermore consider the following additional factors:

●	the knowledge, skills, expertise and accomplishments of the relevant director or executive;

●	the director’s or executive’s roles and responsibilities and prior compensation agreements with him or her;

●	the relationship between the terms offered to the relevant director or executive and the average compensation of the other employees of the company, including those employed through outsourcing firms;

●	the impact of disparities in salary upon work relationships in the company;

●	the possibility of reducing variable compensation at the discretion of the board of directors, and the possibility of setting a limit on the exercise value of non-cash variable compensation; and

●	as to severance compensation, the period of service of the director or executive, the terms of his or her compensation during such service period, the company’s performance during that period of service, the person’s contribution towards the company’s achievement of its goals and the maximization of its profits, and the circumstances under which the person is leaving the company.

The compensation policy must also include the following principles:

●	the link between variable compensation and long-term performance and measurable criteria;

●	the relationship between variable and fixed compensation, and the ceiling for the value of variable compensation;

●	the conditions under which a director or executive would be required to repay compensation paid to him or her if it was later shown that the data upon which such compensation was based was inaccurate and was required to be restated in the company’s financial statements;

●	the minimum holding or vesting period for variable, equity-based compensation while referring to appropriate a long-term perspective based incentives; and

●	maximum limits for severance compensation.

The compensation committee will be responsible for (a) recommending the compensation policy to the company’s board of directors for its approval (and subsequent approval by our shareholders) and (b) duties related to the compensation policy and to the approval of the terms of engagement of office holders, including:

●	recommending whether a compensation policy should continue in effect, if the then-current policy has a term of greater than three years (approval of either a new compensation policy or the continuation of an existing compensation policy must in any case occur every three years);

●	recommending to the board of directors periodic updates to the compensation policy;

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●	assessing implementation of the compensation policy; and

●	determining whether the compensation terms of a proposed new Chief Executive Officer of the company need not be brought to approval of the shareholders.

The compensation committee’s duties include recommending compensation policies to the board of directors, overseeing compensation policy implementation, and ratifying the compensation of executive officers.

Compensation of Directors

Under the Companies Law, following the effectiveness of the registration statement of which this prospectus is a part, the compensation of our directors will require the approval of our compensation committee, the subsequent approval of the board of directors and, unless exempted under the regulations promulgated under the Companies Law, the approval of the shareholders at a general meeting. Where the director is also a controlling shareholder, the requirements for approval of transactions with controlling shareholders apply, as described below under “—Approval of Related Party Transactions under Israeli Law—Disclosure of Personal Interests of a Controlling Shareholder and Approval of Acts and Transactions.”

The directors are also entitled to be paid reasonable travel, hotel and other expenses expended by them in attending board meetings and performing their functions as directors of the company, all of which is to be determined by the board of directors.

External directors are entitled to remuneration subject to the provisions and limitations set forth in the regulations promulgated under the Companies Law.

Internal Auditor

Under the Companies Law, following the effectiveness of the registration statement of which this prospectus is a part, we will be required to appoint an internal auditor recommended by the audit committee and appointed by the board of directors. An internal auditor may not be:

●	a person (or a relative of a person) who holds more than 5% of the company’s outstanding shares or voting rights;

●	a person (or a relative of a person) who has the power to appoint a director or the general manager of the company;

●	an office holder or director of the company; or

●	a member of the company’s independent accounting firm, or anyone on its behalf.

The role of the internal auditor is to examine, among other things, our compliance with applicable law and orderly business procedures. The audit committee is required to oversee the activities and to assess the performance of the internal auditor as well as to review the internal auditor’s work plan.

Certain Service Contracts

We have not entered into service contracts with any of our directors providing for benefits upon termination of service.

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Approval of Related Party Transactions under Israeli Law

Fiduciary duties of office holders

The Companies Law imposes a duty of care and a duty of loyalty on all office holders of a company. The duty of care of an office holder is based on the duty of care set forth in connection with the tort of negligence under the Israeli Torts Ordinance (New Version) 5728-1968. This duty of care requires an office holder to act with the degree of proficiency with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care includes a duty to use reasonable means, in light of the circumstances, to obtain information on the advisability of a given action brought for his or her approval or performed by virtue of his or her position and all other important information pertaining to these actions.

The duty of loyalty requires an office holder to act in good faith and for the benefit of the company, and includes the duty to:

●	refrain from any act involving a conflict of interest between the performance of his or her duties in the company and his or her other duties or personal affairs;

●	refrain from any activity that is competitive with the business of the company;

●	refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for himself or herself or others; and

●	disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of his or her position as an office holder.

We may approve an act performed in breach of the duty of loyalty of an office holder provided that the office holder acted in good faith, the act or its approval does not harm the company, and the office holder discloses his or her personal interest, as described below.

Disclosure of personal interests of an office holder and approval of acts and transactions

The Companies Law requires that an office holder promptly disclose to the company any personal interest that he or she may have and all related material information or documents relating to any existing or proposed transaction by the company. An interested office holder’s disclosure must be made promptly and in any event no later than the first meeting of the board of directors at which the transaction is considered. An office holder is not obliged to disclose such information if the personal interest of the office holder derives solely from the personal interest of his or her relative in a transaction that is not considered an extraordinary transaction.

The term personal interest is defined under the Companies Law to include the personal interest of a person in an action or in the business of a company, including the personal interest of such person’s relative or the interest of any corporation in which the person is an interested party, but excluding a personal interest stemming solely from the fact that such person holds shares in the company. A personal interest furthermore includes the personal interest of a person for whom the office holder holds a voting proxy or the interest of the office holder with respect to his or her vote on behalf of the shareholder for whom he or she holds a proxy even if such shareholder itself has no personal interest in the approval of the matter. An office holder is not, however, obliged to disclose a personal interest if it derives solely from the personal interest of his or her relative in a transaction that is not considered an extraordinary transaction.

Under the Companies Law, an extraordinary transaction that requires approval is defined as any of the following:

●	a transaction other than in the ordinary course of business;

●	a transaction that is not on market terms; and

●	a transaction that may have a material impact on the company’s profitability, assets or liabilities.

Under the Companies Law, once an office holder has complied with the disclosure requirement described above, a company may approve a transaction between the company and the office holder or a third party in which the office holder has a personal interest, or approve an action by the office holder that would otherwise be deemed a breach of duty of loyalty. However, a company may not approve a transaction or action that is adverse to the company’s interest or that is not performed by the office holder in good faith.

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Under the Companies Law, unless the articles of association of a company provide otherwise, a transaction with an office holder, a transaction with a third party in which the office holder has a personal interest, and an action of an office holder that would otherwise be deemed a breach of duty of loyalty requires approval by the board of directors. Our Articles of Association do not provide otherwise. If the transaction or action considered is (i) an extraordinary transaction, (ii) an action of an office holder that would otherwise be deemed a breach of duty of loyalty and may have a material impact on a company’s profitability, assets or liabilities, (iii) an undertaking to indemnify or insure an office holder who is not a director, or (iv) for matters considered an undertaking concerning the terms of compensation of an office holder who is not a director, including, an undertaking to indemnify or insure such office holder, then audit committee approval is required prior to approval by the board of directors, if the Company has an audit committee. Arrangements regarding the compensation, indemnification or insurance of a director require the approval of the audit committee, if there is one, the board of directors and shareholders, in that order.

A director who has a personal interest in a matter that is considered at a meeting of the board of directors may generally not be present at the meeting or vote on the matter unless a majority of the directors have a personal interest in the matter, or, unless the chairman of the board of directors determines that he or she should be present to present the transaction that is subject to approval. If a majority of the directors have a personal interest in the matter, such matter also requires approval of the shareholders of the company.

Pursuant to the Companies Law, public company compensation arrangements such as insurance, indemnification or exculpation arrangements with office holders who are not the Chief Executive Officer or a director require compensation committee approval and subsequent approval by the board of directors. Compensation arrangements must comply with the compensation policy of the company.

In special circumstances, the compensation committee and the board of directors may approve compensation arrangements that do not match the compensation policy of the company, subject to the approval of a majority vote of the shares present and voting at a shareholders meeting, provided that either: (a) such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such compensation arrangement; or (b) the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation arrangement and who vote against the arrangement does not exceed two percent of the company’s aggregate voting rights, or Special Majority Vote for Compensation. In the event that the Special Majority Vote for Compensation is not obtained, the compensation committee and the board of directors may reconsider the compensation arrangement and approve it, after a detailed review.

Pursuant to the Companies Law, public company compensation arrangements with the Chief Executive Officer require compensation committee approval, approval by the board of directors and Special Majority for Compensation approval at the shareholders’ meeting. Compensation arrangements with the Chief Executive Officer must comply with the compensation policy of the company. In the event that Special Majority Vote for Compensation is not obtained, then the compensation committee and the board of directors may reconsider the compensation arrangement and approve it after a detailed review. Notwithstanding the above, the compensation committee is authorized to refrain from submitting a proposed compensation arrangement with a Chief Executive Officer candidate for shareholder approval, if (a) doing so would jeopardize the company’s engagement of the candidate and (b) the proposed arrangement complies with the company’s compensation policy.

With respect to amending an existing compensation arrangement, only the approval of the compensation committee is required, provided the committee determines that the amendment is not material in relation to the existing compensation arrangement. With respect to amending an existing related-party transaction, only the approval of the audit committee is required, provided the committee determines that the amendment is not material in relation to the existing arrangement.

Compensation arrangements with directors who are not controlling shareholders, including compensation arrangements with directors in their capacities as executive officers, (unless exempted under the applicable regulations), require the approval of the compensation committee, the board of directors and the company’s shareholders, in that order.

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Disclosure of personal interests of a controlling shareholder and approval of acts and transactions

Pursuant to the Companies Law, the disclosure requirements regarding personal interests that apply to directors and executive officers also apply to a controlling shareholder of a public company. A controlling shareholder is a shareholder who has the ability to direct the activities of a company, including a shareholder who holds 25% or more of the voting rights if no other shareholder holds more than 50% of the voting rights. For this purpose, the holdings of all shareholders who have a personal interest in the same transaction will be aggregated.

An extraordinary transaction between a public company and a controlling shareholder, or in which a controlling shareholder has a personal interest, and the terms of any compensation arrangement of a controlling shareholder who is an office holder or his relative, require the approval of a company’s audit committee (or compensation committee with respect to compensation arrangements), board of directors and shareholders, in that order. In addition, the shareholder approval must fulfill one of the following requirements:

●	at least a majority of the voting rights in the company held by shareholders who have no personal interest in the transaction and who are present and voting at the general meeting, must be voted in favor of approving the transaction (for this purpose, abstentions are disregarded); or

●	the voting rights held by shareholders who have no personal interest in the transaction and who are present and voting at the general meeting, and who vote against the transaction, do not exceed 2% of the voting rights in the company.

To the extent that any such transaction with a controlling shareholder or his relative is for a period extending beyond three years, shareholder approval is required once every three years, unless, in respect to certain transactions, the audit committee determines that the duration of the transaction is reasonable under the circumstances.

Pursuant to regulations adopted under the Companies Law, a transaction with a controlling shareholder that would otherwise require approval of the shareholders is exempt from shareholders’ approval if the audit committee and the board of directors determine that the transaction is on market terms and in the ordinary course of business and does not otherwise harm the company. Under these regulations, a shareholder holding at least 1% of the issued share capital of the company may require, within 14 days of the publication of such determination, that despite such determination by the audit committee and the board of directors, such transaction will require shareholder approval under the same majority requirements that otherwise apply to such transactions.

Duties of Shareholders

Under the Companies Law, a shareholder has a duty to refrain from abusing its power in the company and to act in good faith and in an acceptable manner in exercising its rights and performing its obligations to the company and other shareholders, including, among other things, voting at general meetings of shareholders on the following matters:

●	an amendment to the company’s articles of association;

●	an increase in the company’s authorized share capital;

●	a merger; and

●	the approval of related party transactions and acts of office holders that require shareholder approval.

A shareholder also has a general duty to refrain from discriminating against other shareholders.

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The remedies generally available upon a breach of contract will also apply to a breach of the above mentioned duties, and in the event of discrimination against other shareholders, additional remedies are available to the injured shareholder.

In addition, any controlling shareholder, any shareholder that knows that its vote can determine the outcome of a shareholder vote and any shareholder that, under a company’s articles of association, has the power to appoint or prevent the appointment of an office holder, or has another power with respect to a company, is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness, taking the shareholder’s position in the company into account.

Exculpation, Insurance and Indemnification of Office Holders

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is inserted in its articles of association. Our Articles of Association include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

●	financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court (except that, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria);

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder: (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding (provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent); and (2) in connection with a monetary sanction; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder; and

●	a financial liability imposed on the office holder in favor of a third party.

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An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a civil fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the audit committee (if any) and the board of directors and, with respect to directors, by shareholders.

Pursuant to the Israeli Securities Law, 5728-1968, or the Israeli Securities Law, and the Companies Law, the Israeli Securities Authority may impose administrative sanctions against companies like ours, and their office holders, for certain violations of the Israeli Securities Law or the Companies Law. These sanctions include monetary sanctions and certain restrictions on serving as a director or senior officer of a public company for certain periods of time. The amendments to the Israeli Securities Law and to the Companies Law provide that only certain types of such liabilities may be reimbursed by indemnification and insurance. Specifically, legal expenses (including attorneys’ fees) incurred by an individual in the applicable administrative enforcement proceeding and certain compensation payable to injured parties for damages suffered by them are permitted to be reimbursed via indemnification or insurance, provided that such indemnification and insurance are authorized by the company’s articles of association, and receive the requisite corporate approvals. Pursuant to the Israeli Securities Law and the Companies Law, only certain types of such liabilities may be reimbursed by indemnification and insurance. Specifically, legal expenses (including attorneys’ fees) incurred by an individual in the applicable administrative enforcement proceeding and any compensation payable to injured parties for damages suffered by them (as described in the immediately preceding paragraph) are permitted to be reimbursed via indemnification or insurance, provided that such indemnification and insurance are authorized by the company’s articles of association.

Our Articles of Association allow us to insure our office holders, to the extent fully permitted by law (including any expansion thereof), for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our Articles of Association also allow us to provide insurance in connection with administrative enforcement proceedings, including without limitation, the proceedings described above.

Our office holders are currently covered by a directors and officers’ liability insurance policy. As of the date of this prospectus, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our directors or officers in which indemnification is sought. Pursuant to the approval of our shareholders, we carry directors’ and officers’ insurance covering each of our directors and executive officers for acts and omissions.

We have entered into indemnification agreements with each of our directors exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances. Prior  to the effective date of the registration statement of which this prospectus is a part we intend to enter into new agreements with each of our directors and executive officers exculpating them from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them, in each case, to the fullest extent permitted by our amended and restated articles of association to be effective upon the effectiveness of this registration statement and the Israeli Companies Law, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance. The maximum aggregate amount of indemnification that we may pay to all of our directors and office holders together based on the indemnification agreement is $5,000,000. Such indemnification amounts will be in addition to any amounts available under our directors’ and office holders’ liability insurance policy.

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There is no pending litigation or proceeding against any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Employees

As of December 31, 2014 we had nine employees, all of whom are located in Israel. Of these nine employees, five devote 100% of their time to research and development activities, three of which devote between 50% and 95% of their time to research and development activities; in addition, one of our employees splits his time evenly between administrative functions and selling and marketing activity.

Israeli labor laws govern the length of the workday, minimum wages for employees, procedures for hiring and dismissing employees, determination of severance pay, annual leave, sick days, advance notice of termination of employment, equal opportunity and anti-discrimination laws and other conditions of employment of our Israeli employees. Subject to certain exceptions, Israeli law generally requires severance pay upon the retirement, death or dismissal of an employee, and requires us and our employees to make payments to the National Insurance Institute, which is similar to the U.S. Social Security Administration. Our Israeli employees have pension plans in accordance with the applicable Israeli legal requirements.

While none of our employees are party to any collective bargaining agreements, certain provisions of the collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordination Bureau of Economic Organizations (including the Industrialists’ Associations) are applicable to our employees by extension orders issued by the Israeli Ministry of Industry, Trade and Labor. These provisions primarily concern the length of the workday, minimum daily wages for professional workers, pension fund benefits for all employees, insurance for work-related accidents, procedures for dismissing employees, determination of severance pay and other conditions of employment. We generally provide our employees with benefits and working conditions beyond the required minimums.

We have never experienced any employment-related work stoppages and believe our relationship with our employees is good.

Share Ownership

Beneficial Ownership of Senior Management and Directors

See “Principal Shareholders” for information regarding the beneficial ownership of our Ordinary Shares by our senior managers and directors. See “—Incentive Compensation Plan,” below for information regarding options held by our senior management and directors.

Incentive Compensation Plan

The purpose of the Plan is to serve as an incentive to attract new employees, directors, consultants and service providers, and to retain persons of training, experience and ability by providing them with opportunities to purchase securities, including shares of the Company, pursuant to the Plan, as approved by the board of directors of the Company. As of December 31, 2014, a total of 1,223,437 Ordinary Shares were reserved for issuance under the Plan, of which options to purchase 697,595 Ordinary Shares were issued and outstanding thereunder. The number of Ordinary Shares reserved for issuance under the Plan may be changed from time to time in the sole discretion of the board of directors.

The Plan is administered by our board of directors, provided that the board of directors may delegate responsibility for the administration of the Plan to a committee designated by the board of directors. The board of directors has authority to: designate grantees of awards under the Plan and the terms of any award granted, including the type of securities to be granted, the vesting terms of any securities granted, and any restrictions on transfer of any securities granted under the Plan.

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Pursuant to the Plan, the Company may (1) grant awards of securities under the Plan under the capital gains track pursuant to Section 102 of the Israeli Income Tax Ordinance, or the Ordinance, to our directors, officers and employees who are not holders of 10% or more of our total share capital and are not otherwise controlling shareholders, and (2) grant awards pursuant to Section 3(i) of the Ordinance to non-employee Israeli service providers, consultants and shareholders who hold 10% or more of our total share capital or are otherwise controlling shareholders.

Section 102 of the Ordinance allows employees, directors and officers, who are not controlling shareholders and are considered Israeli residents, to receive favorable tax treatment for compensation in the form of shares or options. Our non-employee Israeli service providers, consultants and controlling shareholders, which includes any shareholder holding 10% or more of the Company’s Ordinary Shares on a fully diluted basis, may only be granted options under Section 3(i) of the Ordinance, which does not provide for similar tax benefits. Section 102 of the Ordinance includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of options or shares directly to the grantee. Section 102(b)(2) of the Ordinance, the most favorable tax treatment for grantees, permits the issuance to a trustee under the “capital gains” track. However, under this track we are not allowed to deduct any expense with respect to the issuance of the options or shares. In order to comply with the terms of the capital gains track, all options granted under the Plan pursuant and subject to the provisions of Section 102 of the Ordinance, as well as the Ordinary Shares issued upon exercise of these options and other shares received subsequently following any realization of rights with respect to such options, such as share dividends and share splits, must be granted to a trustee for the benefit of the relevant employee, director or officer and should be held by the trustee for at least two years after the date of the grant. If such options or shares are sold by the trustee or are transferred to the grantee before the end of the two year period, then the grantee would be taxed at top marginal rates upon selling the shares.

Options granted under the Plan will vest in accordance with the vesting dates determined by the board of directors with respect to each grant. Options that are not exercised within seven years from the grant date will expire, unless a shorter or longer term is provided for by the board of directors. Generally, if we terminate a grantee’s employment or services to the Company, all options granted to such grantee that are then vested will be exercisable for a period of six months after the termination date (unless a shorter period is determined by the Board) or, if earlier, the expiration date of such options. If we terminate a grantee’s employment or service for cause, all of the grantee’s vested and unvested unexercised options will expire and terminate on the date of termination. In case of termination for reasons of disability or death, the grantee or his legal successor may exercise options that have vested prior to termination within a period of twelve months from the date of disability or death.

In the event of a merger or consolidation of our company subsequent to which we would no longer exist as a legal entity, or a sale of all, or substantially all, of our Ordinary Shares or assets or other transaction having a similar effect on us, the Company shall seek to cause the acquirer in such transaction to substitute all outstanding and unexercised options under the Plan for an appropriate number of the same type of shares or other securities of the successor company as were distributed to the Company or the shareholders in connection with such transaction. If the acquirer refuses to substitute the options, unvested options held by any grantee shall vest in accordance with the following formula: X+Y*X/Z, where X = the number of vested options held by the grantee, Y = the number of unvested options held by the grantee, and Z = the number of options held by the grantee.

As of December 31, 2014, we have granted to our senior management and directors options to purchase up to 493,942 Ordinary Shares under the Plan, as follows. Unless otherwise set forth in a footnote to the table below, all options held by our senior management and directors are fully vested.

Name	Number of Options Held	Option Exercise Price	Option Grant Date	Option Expiration Date
Dr. Fernando de la Vega	230,425	NIS 0.01	May 23, 2013	May 23, 2020
Arie Rosenfeld	263,517	$0.917	May 23, 2013	May 23, 2020

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of the material terms of all transactions between us and certain related parties. Except as described below, since January 1, 2012, we have not entered into any transactions with (a) any enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, us; (b) our associates; (c) individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the company, and close members of any such individual’s family; (d) our executive officers and directors; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

IEC Convertible Loan Agreement. On October 2010, we entered into a Convertible Loan Agreement with IEC, which is currently a significant shareholder, which agreement was amended on April 2012. Pursuant to this agreement, IEC loaned us an aggregate amount of NIS 3,000,000 at an interest rate of 8% per annum. In April 2013, we entered into a Share Purchase Agreement with IEC pursuant to which the aggregate principal amount of such loan and all accrued but unpaid interest thereon were converted into 172,190 Series B-1 Preferred Shares. On November 26, 2014, as part of the Private Placement these shares were converted into our Ordinary Shares and following the shares split IEC holds 1,278,166. Pursuant to the terms of the Convertible Loan Agreement, IEC is also entitled to royalty payments equal to 2% of net sales of the Company’s products, up to an aggregate of NIS 8,000,000. In addition, for a period of 10 years from the date of the first commercial sale of our products, IEC will be entitled to purchase our products, licenses and services, at prices which are at the lowest rate then offered or provided by the Company to any of its other customers for the same products, licenses or services (excluding demonstration units, pilot units, samples, and other customary promotional discounts which are sporadic in nature and do not represent on-going commercial basis prices with respect to the client), given similar quantities and commercial conditions.

Series 1 Convertible Note Agreements with Terra and Slobel. Between February 2011 and January 2013, we entered into several Series 1 Convertible Note Agreements with Terra and Slobel NV, or Slobel pursuant to which Terra and Slobel loaned us an aggregate of $800,000 and $500,000, respectively, which amounts were evidenced by Series 1 Convertible Promissory Notes, or the Series 1 Convertible Notes. On February 13, 2012, April 11, 2012, July 19, 2012, September 01, 2012, September 01, 2012, November 13, 2012 and February 13, 2013, $1,050,000 aggregate principal amount of Series 1 Convertible Notes was converted into an aggregate of 315,826 Series A-2 Preferred Shares. Each of Terra and Slobel is a major shareholder and Terra has a representative on our Board of Directors Such preferred shares were subsequently converted into an aggregate of 2,344,376 Ordinary Shares in connection with, and immediately prior to the initial closing of, the offering of the Units. On April 10, 2013, $250,000 aggregate principal amount of Series 1 Convertible Notes, was converted into an aggregate of 48,989 Series B-2 Preferred Shares. Such preferred shares were subsequently converted into an aggregate of 363,645 Ordinary Shares. Pursuant to the Series 1 Convertible Note Agreements, we also issued to Terra and Slobel Warrants to purchase up to an aggregate of 8,818 and 5,511 Series B-2 Preferred Shares, respectively, at an exercise price of $6.804 per share, which were adjusted following the issuance of bonus shares to Warrants to purchase up to an aggregate of 65,456 and 40,908 Ordinary Shares, respectively, at an exercise price of $0.917 per share. Such Warrants have five year terms from their respective dates of issuance and shall terminate upon the earlier of: (a) the consummation by the Company of an initial public offering of its securities pursuant to an effective registration statement under the Securities Act, or an IPO, or (b) a liquidation, dissolution, bankruptcy or winding up of the Company; a merger, consolidation or similar transaction following which the shareholders of the Company prior to such transaction cease to own 50% or more of the outstanding voting securities of the Company following the transaction; and a sale or license of all or substantially all of the Company’s assets, or an M&A Transaction. The exercise price of the Warrants and the number of shares issuable thereunder is subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations and reclassifications of our capital stock.

2013 Share Purchase Agreement. On April 11, 2013, we entered into a share purchase agreement with IPB pursuant to which we issued to IPB an aggregate of 161,660 Series B-2 Preferred Shares at a price per share of US $6.804, for an aggregate purchase price of approximately $1,100,000. Such preferred shares were subsequently converted into an aggregate of 1,200,002 Ordinary Shares (post bonus shares issuance ) in connection with, and immediately prior to the initial closing of, the offering of the Units.

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Series 2 Convertible Note Agreements. Between January 2014 and July 2014, we entered into several Series 2 Convertible Note Agreements with Terra, Slobel and other lenders pursuant to which Terra, Slobel and the other lenders loaned us an aggregate of $836,294, which amount is evidenced by Series 2 Convertible Promissory Notes, or the Series 2 Convertible Notes. The Series 2 Convertible Notes accrue interest at a rate of 6% per year and mature prior to conversion only upon an event of default thereunder (defined broadly to include several bankruptcy and insolvency events relating to the Company, including application for or consent to the appointment of a receiver trustee, custodian or liquidator, or an admission of our inability to pay our material debts as they become due). Upon the Initial Closing of our most recent private placement, the aggregate principal amount of such Series 2 Convertible Notes issued to Terra, Slobel and other lenders, were converted into 743,372 Units. Pursuant to the Series 2 Convertible Note Agreements, we also issued to Terra, Slobel and other lenders Warrants to purchase up to an aggregate of 41,179 Ordinary Shares, at an exercise price of $1.5 per share. Such Warrants have five year terms from their respective dates of issuance and shall terminate upon the earlier of: (a) the consummation by the Company of an initial public offering of its securities pursuant to an effective registration statement under the Securities Act, or an IPO, or (b) a liquidation, dissolution, bankruptcy or winding up of the Company; a merger, consolidation or similar transaction following which the shareholders of the Company prior to such transaction cease to own 50% or more of the outstanding voting securities of the Company following the transaction; and a sale or license of all or substantially all of the Company’s assets, or an M&A Transaction. The exercise price of the Warrants and the number of shares issuable thereunder is subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations and reclassifications of our capital stock.

Investors’ Rights Agreement. On April 11, 2013, the Company, the Founder, certain holders of our Series A-1 Preferred Shares and Series A-2 Preferred Shares, or the Series A Holders, and certain holders of our Series B-1 Preferred Shares and Series B-2 Preferred Shares, or the Series B Holders and together with the Founders and the Series A Holders, the Holders, entered into an Amended and Restated Investors’ Rights Agreement pursuant to which we granted the Holders the registration rights described below under “Description of Share Capital—Other Shareholder Rights” as well as certain information and inspection rights.

Termination Agreement. On July 17, 2014 as amended on November 26, 2014, the Company and its shareholders signed a termination agreement effective as of (and conditioned upon) the Initial Closing of our most recent private placement, which confirms the termination effective as of the Initial Closing of the Investors’ Rights Agreement, and other preferred rights that our shareholders may have as parties to the Preferred A Share Purchase Agreement dated November 10, 2010 and the 2013 Share Purchase Agreement, and the Investors Rights Agreement, including information rights they may have under any other agreements.

IPB Side Agreement. On July 17, 2014, we entered into an agreement with IPB in connection with the termination agreement described above. Pursuant to this side agreement, we agreed to issue to IPB, upon the Initial Closing, a Warrant to purchase up to 120,000 Ordinary Shares at an exercise price of $0.917 per share. Such Warrant will be exercisable until the first to occur of an M&A Event (as defined in the Articles of Association) or the completion by us of a public offering pursuant to a registration statement under the Securities Act or any equivalent law of another jurisdiction, in any locality, with a fully diluted pre-offering valuation of the Company of no less than $70,000,000 and with net proceeds to the Company of no less than $10,000,000, or a Qualified IPO. In the event that the registration statement of which this prospectus is a part is not declared effective within 12 months of August 28, 2015, we will be required to issue to IPB additional Warrants to purchase such number of Ordinary Shares equal to 2% (and up to a maximum of 10%) of the number of shares issuable upon the exercise of all outstanding Warrants held by IPB, for each 30 day period that the registration statement of which this prospectus is a part is not declared effective. Such Warrants shall have the same terms and exercise price as the Warrant described above. Furthermore, until such time as the registration statement of which this prospectus is a part has been declared effective and the Ordinary Shares are approved for quotation or listing on a stock exchange or market quotation system in the United States (or foreign equivalent), in the event that the Company seeks to complete an equity financing transaction (excluding our most recent private placement, and the issuance of Warrant Shares upon exercise of the Warrants), IPB shall have a preemptive right to purchase such number of shares as necessary to maintain its pro rata ownership of the Company prior to such transaction. In addition, pursuant to this side agreement, we have issued to IPB a note in the aggregate principal amount of $100,000 (the “Capital Note”), which note will become due and payable upon the earlier to occur of: (i) an M&A Transaction, (ii) a Qualified IPO or (iii) an equity financing by the Company resulting in aggregate gross proceeds of at least $6,000,000 (excluding our most recent private placement, and the conversion of the Series 2 Notes).

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Terra Loan. On September 29 2014, we entered into an additional Series 2 Convertible Note Agreement with Terra pursuant to which affiliates of Terra Venture Partners loaned us $100,000 in exchange for a Revised Series 2 Notes. On November 26, 2014, such Terra revised Series 2 Notes were converted into 66,667 Units upon the consummation of the Initial Closing of our most recent private placement.

Private Placement Investment. On August 6, 2015, each of Terra and Slobel participated in the subsequent closings of our private placement. Each of Terra and Slobel purchased 50,000 Units in such offering in consideration for $75,000  paid by each party.

Employment and Services Agreements. Employment and services agreements entered into with our senior managers, as described above under “Management—Compensation—Employment or Service Agreements with Senior Managers.”

Indemnification Agreements with Directors and Senior Managers. Customary indemnification agreements with our directors and senior managers, as described above under “Management—Exculpation, Insurance and Indemnification of Office Holders.”

Option Agreement with Directors and Senior Managers. Option Agreements entered into with our directors and senior managers, as described above under “Management—Share Ownership—Incentive Compensation Plan”.

We believe that we have executed all of our transactions with related parties on terms no less favorable to us than those we could have obtained from unaffiliated third parties. We are required by Israeli law to ensure that all future transactions between us and our officers, directors and principal shareholders and their affiliates are approved by a majority of our board of directors, including a majority of the independent and disinterested members of our board of directors, and that they are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of our Ordinary Shares as of September 22, 2015 by:

●	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding Ordinary Shares;

●	each of our directors and executive officers; and

●	all of our directors and executive officers as a group.

We present beneficial ownership in accordance with the rules of the SEC, which includes as “beneficially owned” by a shareholder all Ordinary Shares over which such shareholder has voting or investment power or which the shareholder has the right to acquire within 60 days (e.g., through the exercise of options or Warrants or the conversion of preferred shares). Ordinary Shares issuable upon the exercise of options and Warrants or upon conversion of convertible securities that are currently exercisable or that are exercisable within 60 days after July 9, 2015 are deemed outstanding for the purpose of computing the percentage ownership of the shareholder holding the options, Warrants or other convertible security, but are not deemed outstanding for the purpose of computing the percentage ownership of any other shareholder.

The percentage of shares beneficially owned as of September 22, 2015 is based on 12,784,565 Ordinary Shares outstanding.

As of September 22, 2015, there were 26 record holders of our Ordinary Shares, of which 11 were located in Israel. None of our shareholders have different voting rights from other shareholders. To the best of our knowledge, we are not owned or controlled, directly or indirectly, by another corporation or by any foreign government. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

We believe that the shareholders named in this table have sole voting and investment power with respect to all shares shown to be beneficially owned by them, based on information provided to us by such shareholders.

	No. of Shares Beneficially Owned		Percentage Owned
Holders of more than 5% of our voting securities:
Dr. Fernando de la Vega	1,566,565	(1)	12.04%
Infinity IP Bank International (Suzhou) Co., Ltd.	1,320,002	(2)	10.23%
Eli Klein	890,760		6.97%
Hermetic Trust (1975) Ltd. (in trust for Israel Electric Corporation, Ltd.)	1,278,166	(3)	10.00%
Slobel NV	1,826,670	(4)	13.81%
Terra Venture Partners	5,625,570	(5)	43.08%
Senior management and directors (other than Dr. de la Vega):
Steven Hsieh	1,320,002	(2)	10.23%
Dr. Astorre Modena	5,625,570	(5)	43.08%
Arie Rosenfeld	263,517	(6)	2.02%
Dr. Harold Wiener	5,625,570	(5)	43.08%
Menachem Biran	--		0%
Norberto Grunstadt	--		0%
All senior management and directors as a group (7 persons):	8,775,654

*	Less than 1%.

(1)	Includes options to purchase 230,425 Ordinary Shares exercisable within 60 days and 222,690 Ordinary Shares held in trust by Eli Klein for Dr. Fernando de la Vega.
(2)	Includes 120,000 Ordinary Shares issuable upon the exercise of outstanding options exercisable within 60 days. Steven Hsieh is a Managing Director of Infinity Group, the parent company of Infinity IP Bank International (Suzhou) Co., Ltd. Steven Hsieh has sole voting and dispositive power over all shares owned by Infinity IP Bank International (Suzhou) Co., Ltd.
(3)	Hermetic Trust (1975) Ltd. has sole voting and dispositive power over all shares held by Hermetic Trust (1975) Ltd. in trust for Israel Electric Corporation Ltd.
(4)	Includes 446,368 Ordinary Shares issuable upon the exercise of Warrants exercisable within 60 days.
(5)

Includes 273,678 Ordinary Shares issuable upon the exercise of Warrants and exercisable within 60 days. The shares listed as beneficially owned by Terra are beneficially owned by Terra Ventures Partners are held of record by Terra Venture Partners S.C.A. Sicar and Terra Venture Partners, L.P. Each of Dr. Astorre Modena and Dr. Harold Wiener is a General Partner of Terra Ventures Partners, the manager of Terra Venture Partners S.C.A. Sicar and Terra Venture Partners, L.P. Each of Dr. Astorre Modena and Dr. Harold Wiener has shared voting and dispositive power over all shares owned by Terra.

(6)	Consists of options to purchase 263,517 Ordinary Shares exercisable within 60 days.

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 SELLING SHAREHOLDERS

The Ordinary Shares being offered by the selling shareholders are those issued to the selling shareholders pursuant to the private placement of Units and those issuable to the selling shareholders upon exercise of warrants issued pursuant to, or in connection with, such private placement. For additional information regarding the issuance of the Ordinary Shares and warrants, see “Business—Recent developments—Private Placement” above. We are registering the Ordinary Shares in order to permit the selling shareholders to offer the Ordinary Shares for resale from time to time. Except for the ownership of Ordinary Shares and warrants, the selling shareholders have not had any material relationship with us within the past three years, other than as set forth under “Certain Relationships and Related Party Transactions” and, with respect to YA Global, with respect to the SEDA.

The table below lists the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the ordinary shares held by each of the selling shareholders. The second column lists the number of ordinary shares beneficially owned by the selling shareholders, based on their respective ownership of Ordinary Shares and Warrants, as of September 22, 2015, assuming exercise of the warrants held by each such selling shareholder on that date and without taking account of any limitations on conversion set forth therein. The fourth column lists the Ordinary Shares being offered by this prospectus by the selling shareholders and does not take in account any limitations on exercise of the warrants set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the Units, this prospectus generally covers the resale of the sum of (i) the number of ordinary shares issued in connection with the Securities Purchase Agreement with respect to the purchase and sale of the Units and (ii) 100% of the maximum number of ordinary shares issuable upon exercise of the Warrants, in each case, determined as if the outstanding warrants were exercised in full (without regard to any limitations on exercise contained therein) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fifth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Warrants, a selling shareholder may not exercise the Warrants to the extent (but only to the extent) such selling shareholder or any of its affiliates would beneficially own a number of Ordinary Shares which would exceed 4.99% of the outstanding shares of the Company. The number of shares and percentage ownership amounts set forth below do not give effect to such limitations.

The percentage of shares beneficially owned as of September 22, 2015 is based on 12,784,565 Ordinary Shares outstanding.

Name of Selling Shareholder	Ordinary Shares Owned Prior to Offering (Number)	Ordinary Shares Owned Prior to Offering (Percent)	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Ordinary Shares of Owned After Offering (Number)	Ordinary Shares of Owned After Offering (Percent)

Terra Venture Partners S.C.A. Sicar (1)	4,383,449	34.29%	322,415	4,061,034	31.90%
Terra Venture Partners, L.P. (1)	1,242,121	9.72%	91,363	1,150,758	9.07%
Slobel NV (2)	1,826,670	14.29%	786,121	1,040,549	8.14%
Philip D. Weiss (3)	63,155	*	63,155
Ori Ackerman (4)	184,445	*	184,445
Moti Grinblat (5)	25,802	*	25,802
Ariel Lijtenstein (6)	180,445	*	180,445
Marcelo Einhorn (7)	27,066	*	27,066
Israel G-Tek LLC (8)	180,445	*	180,445
Mark Weiskind in trust for Robert B. Bernutein 2012 Irrevocable Trust (9)	100,000	*	100,000	0	0%
Leifer Capital Advisers, LLC Defined Benefit Plan (10)	133,334	*	133,334	0	0%
Leifer Family Fund, LLC (10)	533,334	4.17%	533,334	0	0%
Alessandro Treves (11)	333,334	2.61%	333,334	0	0%
VLC Associates LLC (12)	100,000	*	100,000	0	0%
J J Games LP (13)	200,000	*	200,000	0	0%
G Tov Partners (14)	100,000	*	100,000	0	0%
Shari Feig (15)	200,000	*	200,000	0	0%
Abraham Kohanan (16)	200,000	*	200,000	0	0%
YA Global Master SPV, Ltd. (17)	66,666	*	66,666	0	0%
Peter Weinrib (18)	31,736	*	9,920	21,816	*
Eli Kirstein (19)	4,537	*	4,537	0	0%
Marc Bodner (20)	2,500	*	2,500	0	0%
Avi Vemus (21)	34,000	*	34,000	0	0%
Fidelity Venture Capital, LTD (22)	33,334	*	33,334	0	0%
Izik Bar-On (23)	12,960	*	12,960	0	0%

*	Less than 1%.

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(1)	Each of Dr. Astorre Modena and Dr. Harold Wiener is a General Partner of Terra Ventures Partners, the manager of Terra Venture Partners S.C.A. Sicar and Terra Venture Partners, L.P. Each of Dr. Astorre Modena and Dr. Harold Wiener has shared voting and dispositive power over all shares owned by Terra Ventures Partners. The mailing address for Teva Venture Partners is 41 Harlap St., Jerusalem 92341, Israel.

(2)	Jacques Spijer has sole voting and dispositive power over all shares owned by Slobel NV. The mailing address of Slobel NV is 53 Della Faillelaan St. Antwerpen 2020, Belgium.

(3)	The mailing address of Philip D. Weiss is 56 Yahalom St., Rehovot 76235, Israel.

(4)	The mailing address of Ori Ackerman is 24 Moshav Rakefet, Moshav Rakefet 20175, Israel.

(5)	The mailing address of Moti Grinblat is 40 Ezra Street, Rehovot 7620505, Israel.

(6)	The mailing address of Ariel Lijtenstein is Leyendapatria 2942 Apto 401, Montevideo 11300, Uruguay.

(7)	The mailing address of Marcello Einhorn is 19A, Nof Harim St., Jerusalem 9619039, Israel.

(8)	Sami Shiro and Uri Benhamron as Managing Members of G-Tek Management LLC have shared voting and dispositive power over all shares owned by Israel G-Tek, LLC. The mailing address of Israel G-Tek, LLC is 169 E. Flagler St., Miami Florida 33131.

(9)	The mailing address of the Robert B. Bernutein 2012 Irrevocable Trust is 6055 Rockside Woods Blvd., Suite 330, Independence, Ohio 44131.

(10)	Alan Leifer has sole voting and dispositive power over shares held by Leifer Capital Advisers, LLC Defined Benefit Plan and Leifer Family Fund, LLC. The mailing address of each of Leifer Capital Advisors, LLC Defined Benefit Plan and Leifer Family Fund, LLC is 86 Clements Road, Newton MA 02458.

(11)	The mailing address of Alessandro Treves is Via del Panorama 14/1, Trieste 34134, Italy.

(12)	Steven Gelles has sole voting and dispositive power over shares held by VLC Associates LLC. The mailing address of VLC Associates LLC is 2975 Westchester Avenue, Suite 100, Purchase, New York 10577.

(13)	Michael Goldberg has sole voting and dispositive power over shares held by J J Games LP. The mailing address of J J Games LP is 2975 Westchester Avenue, Suite 100, Purchase, New York 10577.

(14)	Steven Gelles has sole voting and dispositive power over shares held by G Tov Partners. The mailing address of G Tov Partners is 2975 Westchester Avenue, Suite 100, Purchase, New York 10577.

(15)	The mailing address of Shari Feig is 20 Gatehouse Road, Scarsdale, NY 10583.

(16)	The mailing address of Abraham Kohanan is Rechov Menachem Begin 23, Givat Shmuel, Israel.

(17)	All investment decisions and control of YA Global Master SPV Ltd. are made and held by its investment manager, Yorkville Advisors Global, LP (“Yorkville Advisors”). Mr. Mark Angelo, the portfolio manager of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. The address of YA Global is 1012 Springfield Avenue, Mountainside, NJ 07092, Attention: Mark Angelo, Portfolio Manager.

(18)	The mailing address of Peter Weinrib is Hayarkon 19, # 1802, Tel Aviv 6801120, Israel.

(19)	The mailing address of Eli Kirstein is 52 Dyamond Street, Rehovot, Israel.

(20)	The mailing address of Marc Bodner is PO Box 10474 Jerusalem 9362402, Israel.

(21)	The mailing address of Avi Vermus is Sigalit 16, Tel Mond, Israel.

(22)	The mailing address of Fidelity Venture Capital, LTD is 23 Ha'Rosmarin Street, Holon, Israel. Dror Atzmon has sole voting and dispositive power over shares held by Fidelity Venture Capital, LTD.

(23)	The mailing address of Izik Bar-On is P.O. Box 1394, Rehovot 76111, Israel.

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DESCRIPTION OF SHARE CAPITAL

The following description of our current share capital and provisions of our Articles of Association are summaries and do not purport to be complete and are qualified in their entirety by the complete text of the Articles of Association, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Share Capital

Our authorized share capital consists of 100,000,000 Ordinary Shares, of which 12,784,565 shares were issued and outstanding as of September 22, 2015. All such Ordinary Shares will have been validly issued, fully paid and non-assessable.

In addition, as of September 22, 2015, we have outstanding:

●	Warrants exercisable for 2,416,429 Ordinary Shares;

●	Options to purchase 930,149 Ordinary Shares; and

●	293,289 shares reserved for future issuance under the Plan.

Registration Number and Purposes of the Company

Our number with the Israeli Registrar of Companies is 51-428709-3. Our purpose is set forth in Section 4 of the Articles of Association and is to engage in any lawful act or activity for which companies may be organized under the Companies Law.

Election and Removal of Directors

Our Articles of Association provide for a board of directors consisting of no less than five and no more than 7 directors, with all directors (other than the external directors, whose appointment is required under the Companies Law, as described above) divided into three classes with staggered three-year terms with each class of directors to consist, as nearly as possible, of one-third of the total number of directors other than the external directors. At each annual general meeting of our shareholders thereafter, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election. Each director so elected will hold office until the annual general meeting of our shareholders for the year in which his or her term expires, unless the tenure of such director expires earlier pursuant to the Companies Law or unless he or she is removed from office as described below. See above.

External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Israeli Companies Law. See "Management — Board of Directors — External Directors."

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our share capital in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the Company’s articles of association provide otherwise. Our Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial reports, provided that the date of the financial reports is not more than six months prior to the date of distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to pay a dividend if our board of directors or the court, as applicable, determined that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

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The right to receive distributions upon liquidation as described above, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Voting Rights

Quorum Requirements

The quorum required for a meeting of shareholders consists of at least two shareholders present in person, by proxy or by written ballot, who hold or represent between them at least 25% of our voting power. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place (without requirement of additional notification to the shareholders), or to a later time, if indicated in the notice to the meeting or to such other time and place as determined by the board of directors in a notice to our shareholders. At the reconvened meeting, if a quorum is not present within half an hour from the appointed time for the commencement of the meeting, the meeting will take place with whatever number of participants are present, unless the meeting was called pursuant to a request by our shareholders, in which case the quorum required is the number of shareholders required to call the meeting as described under “—Shareholder Meetings.”

Vote Requirements

Holders of our Ordinary Shares have one vote for each Ordinary Share held on all matters submitted to a vote of shareholders at a shareholder meeting. Shareholders may vote at shareholder meetings either in person, by proxy or by written ballot. Israeli law does not allow public companies to adopt shareholder resolutions by means of written consent in lieu of a shareholder meeting. Except as otherwise disclosed herein, an amendment to our Articles of Association requires the affirmative vote of at least a majority of the shares present and voting in person or by proxy. Our Articles of Association require that the removal of any director from office (other than our external directors) or the amendment of the provisions of our amended articles relating to our staggered board requires the vote of at least sixty percent (60%) of the of the outstanding shares capital of the Company having the right to vote, are present and voting in person or by proxy at such General Meeting. Other exception to the simple majority vote requirement are resolutions concerning business combination with any interested shareholder and amendment to certain provisions of our Articles of Association mainly with respect to Board composition and proceedings and committees, which shall require the approval of the shareholders holding at least sixty percent present (60%) of the outstanding shares capital of the Company having the right to vote, are present and voting in person or by proxy at such General Meeting.

Share Ownership Restrictions

The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by our Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Transfer of Shares

Fully paid Ordinary Shares are issued in registered form and may be freely transferred under our Articles of Association unless the transfer is restricted the Securities Act, Israeli law or the rules of a stock exchange on which the shares are traded.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our Ordinary Shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

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Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended articles of association as special general meetings. Our board of directors may call special general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law provides that our board of directors is required to convene an special general meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between 4 and 40 days prior to the date of the meeting. Furthermore, the Israeli Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;
●	appointment or termination of our auditors;
●	appointment of external directors;
●	approval of certain related party transactions;
●	increases or reductions of our authorized share capital;
●	a merger; and
●	the exercise of our board of director's powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israeli Companies Law and our amended articles of association require that notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes, among other matters, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company's general manager to serve as the chairman of its board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

The Israeli Companies Law allows one or more of our shareholders holding at least 1% of the voting power of a company to request the inclusion of an additional agenda item for an upcoming shareholders meeting, assuming that it is appropriate for debate and action at a shareholders meeting. Under recently adopted regulations, such a shareholder request must be submitted within three or, for certain requested agenda items, seven days following our publication of notice of the meeting. If the requested agenda item includes the appointment of director(s), the requesting shareholder must comply with particular procedural and documentary requirements. If our board of directors determines that the requested agenda item is appropriate for consideration by our shareholders, we must publish an updated notice that includes such item within seven days following the deadline for submission of agenda items by our shareholders. The publication of the updated notice of the shareholders meeting does not impact the record date for the meeting. In lieu of this process, we may opt to provide pre-notice of our shareholders meeting at least 21 days prior to publishing official notice of the meeting. In that case, our 1% shareholders are given a 14-day period in which to submit proposed agenda items, after which we must publish notice of the meeting that includes any accepted shareholder proposals.

Under the Israeli Companies Law and under our amended articles of association, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

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Access to Corporate Records.

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register, including with respect to material shareholders, our Articles of Association, our financial statements and any document we are required by law to file publicly with the Israeli Companies Registrar or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a trade secret or patent or that the document’s disclosure may otherwise impair our interests.

Transactions with Interested Shareholders

Our Articles of Association contain a provision that prohibits us from engaging in any business combination with any interested shareholder for a period of three years following the date that the shareholder became an interested shareholder, unless:

●	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or

●	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting share of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, unissued shares of the company which may be issued pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, Warrants or options, or otherwise.

A “business combination” is defined to include the following:

●	any merger or consolidation involving the corporation and the interested shareholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested shareholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any shares of the corporation to the interested shareholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the shares of any class or series of the corporation beneficially owned by the interested shareholder; or

●	the receipt by the interested shareholder or the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

An “interested shareholder” is defined as an entity or person beneficially owning 15% or more of the outstanding voting shares of the company and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

This provision may have the effect of preventing, delaying or discouraging coercive takeover practices and inadequate takeover bids. This provision is also designed, in part, to encourage persons seeking to acquire control of our company to negotiate first with our board. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire our company.

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Mergers and Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company's issued and outstanding share capital is required by the Israeli Companies Law to make a tender offer to all of the company's shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. The foregoing also applies to the acquisition of voting rights.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company's issued and outstanding share capital or of the applicable class.

Special Tender Offer

The Israeli Companies Law provides that, subject to certain exceptions, an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Israeli Companies Law provides that, subject to certain exceptions, an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company.

A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company's outstanding shares will be acquired by the offeror and (ii) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

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Mergers

The Israeli Companies Law permits merger transactions if approved by each party's board of directors and, unless certain requirements described under the Israeli Companies Law are met, by a majority vote of each party's shareholders, and, in the case of the target company, also a majority vote of each class of its shares.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company's own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders (as described under "Management — Approval of Related Party Transactions under Israeli Law — Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions").

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger is filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company's articles of association provide otherwise. Our amended articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israeli Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, we may only distribute dividends with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Borrowing Powers

Pursuant to the Companies Law and our Articles of Association, our board of directors may exercise all powers and take all actions that are not required under law or under our Articles of Association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our Articles of Association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits and an issuance of shares for less than their nominal value, require the approval of both our board of directors and an Israeli court.

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TAXATION

Israeli Tax Considerations

The following is a brief summary of the material Israeli tax laws applicable to us, and certain Israeli Government programs that benefit us.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax. In 2013, the corporate tax rate was 25% of their taxable income. In August 2014, the Israeli Knesset amended the corporate tax rate from 2014 and thereafter to 26.5%.

Law for the Encouragement of Industry (Taxes), 1969

The Law for the Encouragement of Industry (Taxes), 1969, or the Encouragement of Industry Law, provides several tax benefits for “Industrial Companies.” Pursuant to the Encouragement of Industry Law, a company qualifies as an Industrial Company if it is a resident of Israel and at least 90% of its income in any tax year (exclusive of income from certain defense loans) is generated from an “Industrial Enterprise” that it owns. In addition, according to an amendment to the Encouragement of Industry Law, it is required that the company should be incorporated in Israel and that its Industrial Enterprise is located in Israel or in the Area (as defined in the Israeli tax Ordinance). An “Industrial Enterprise” is defined as an enterprise whose principal activity, in a given tax year, is industrial activity.

An Industrial Company is entitled to certain tax benefits, including: (i) a deduction of the cost of purchases of patents, know-how and certain other intangible property rights (other than goodwill) used for the development or promotion of the Industrial Enterprise over a period of eight years, beginning from the year in which such rights were first used, (ii) the right to elect to file consolidated tax returns, under certain conditions, with additional Israeli Industrial Companies controlled by it, and (iii) the right to deduct expenses related to public offerings in equal amounts over a period of three years beginning from the year of the offering.

Eligibility for benefits under the Encouragement of Industry Law is not contingent upon the approval of any governmental authority.

There is no assurance that we qualify or will continue to qualify as an Industrial Company or that the benefits described above will be available in the future.

The Encouragement of Industrial Research and Development Law, 5744-1984

Under the Encouragement of Industrial and Development Law, 5744-1984, or the Research Law, research and development programs which meet specified criteria and are approved by a governmental committee of the Office of the Chief Scientist are eligible for grants. The grants awarded are typically up to 50% of the project’s expenditures, as determined by the research committee. The grantee is required to pay royalties to the State of Israel from the sale of products developed under the program. Regulations under the Research Law generally provide for the payment of royalties of 3% to 5% on sales of products and services based on technology developed using grants, until 100% of the grant is repaid, with interest. The terms of the Israeli government participation also require that products developed with government grants be manufactured in Israel and that the technology developed thereunder may not be transferred outside of Israel, unless approval is received from the Office of the Chief Scientist and additional payments are made to the State of Israel. However, this does not restrict the export of products that incorporate the funded technology. The royalty repayment ceiling can reach up to three times the grant received if manufacturing is moved outside of Israel, and substantial payments may be required if the technology itself is transferred outside of Israel. We and our subsidiary Nano Size have applied for and received grants with respect to the development of all of our products except for nanocopper inks, and accordingly, we shall pay the above mentioned royalties on sales of said products. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources.”

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TAX CONSEQUENCES FOR OUR SHAREHOLDERS

The following is a discussion of the material tax consequences relevant to shareholder It is not intended to constitute a complete analysis of all tax consequences relating to the ownership and disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Taxation of our Israeli individual shareholders on receipt of dividends

Israeli residents who are individuals are generally subject to Israeli income tax for dividends paid on our Ordinary Shares (other than bonus shares or share dividends) at a rate of 25%, or 30% if the recipient of such dividend is a “Substantial Shareholder” (as defined below) at the time of distribution or at any time during the preceding 12-month period. See “—Law for the Encouragement of Capital Investments, 1959” for a discussion of the potential for a reduction in this rate to 20% in certain circumstances.

A “Substantial Shareholder” is generally a person who alone, or together with his relative or another person who collaborates with him on a regular basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an officer, receive assets upon liquidation, or instruct someone who holds any of the aforesaid rights regarding the manner in which he or she is to exercise such right(s), and all regardless of the source of such right.

The term “Israeli Resident” is generally defined under Israeli tax legislation with respect to individuals as a person whose center of life is in Israel. The Israeli Tax Ordinance New Version, 1961 (as amended by Amendment Law No. 132 of 2002), or the Israeli Tax Ordinance determines that in order to determine the center of life of an individual, account will be taken of the individual’s family, economic and social connections, including: (a) place of permanent home; (b) place of residential dwelling of the individual and the individual’s immediate family; (c) place of the individual’s regular or permanent occupation or the place of his permanent employment; (d) place of the individual’s active and substantial economic interests; (e) place of the individual’s activities in organizations, associations and other institutions. The center of life of an individual will be presumed to be in Israel if: (a) the individual was present in Israel for 183 days or more in the tax year; or (b) the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel in that tax year and the two previous tax years is 425 days or more. Such presumption may be rebutted either by the individual or by the assessing officer.

Taxation of Israeli Resident Corporations on Receipt of Dividends

Israeli resident corporations are generally exempt from Israeli corporate income tax with respect to dividends paid on our Ordinary Shares.

Capital Gains Taxes Applicable to Israeli Resident Shareholders

The income tax rate applicable to Real Capital Gain derived by an Israeli individual from the sale of shares which had been purchased after January 1, 2012, whether listed on a stock exchange or not, is 25%. However, if such shareholder is considered a “Substantial Shareholder” (as defined above) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%.

Moreover, capital gains derived by a shareholder who is a dealer or trader in securities, or to whom such income is otherwise taxable as ordinary business income, are taxed in Israel at ordinary income rates (26.5% as of 2014 for corporations and up to 50% for individuals).

Taxation of Non-Israeli Shareholders on Receipt of Dividends

Non-Israeli residents are generally subject to Israeli income tax on the receipt of dividends paid on our Ordinary Shares at the rate of 25% (or 30% for individuals, if such person is a “substantial shareholder” at the time receiving the dividend or on any date in the 12 months preceding such date), which tax will be withheld at source, unless a lower tax rate is provided in a tax treaty between Israel and the shareholder’s country of residence.

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A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the duty to file returns in Israel in respect of such income; provided such income was not derived from a business conducted in Israel by the taxpayer, and the taxpayer has no other taxable sources of income in Israel.

For example, under the U.S.-Israel Tax Treaty, Israeli withholding tax on dividends paid to a U.S. resident for treaty purposes may not, in general, exceed 25%, or 15% in the case of dividends paid out of the profits of a Benefited Enterprise, subject to certain conditions. Where the recipient is a U.S. corporation owning 10% or more of the voting shares of the paying corporation during the part of the paying corporation’s taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any) and the dividend is not paid from the profits of a Benefited Enterprise, the Israeli tax withheld may not exceed 12.5%, subject to certain conditions.

Capital gains income taxes applicable to non-Israeli shareholders.

Non-Israeli resident shareholders are generally exempt from Israeli capital gains tax on any gains derived from the sale, exchange or disposition of our Ordinary Shares, provided that such gains were not derived from a permanent establishment or business activity of such shareholders in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemptions if an Israeli resident (i) has a controlling interest of more than 25% in such non- Israeli corporation or (ii) is the beneficiary of or is entitled to 25% or more of the revenues or profits of such non- Israeli corporation, whether directly or indirectly.

Regardless of whether shareholders may be liable for Israeli income tax on the sale of our Ordinary Shares, the payment of the consideration may be subject to withholding of Israeli tax at the source. Accordingly, shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.

Excess Tax

Individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 2% on annual income exceeding NIS 811,560 for 2014, which amount is linked to the annual change in the Israeli consumer price index, including, but not limited to, dividends, interest and capital gain, subject to the provisions of an applicable tax treaty.

Estate and gift tax

Israeli law presently does not impose estate or gift taxes.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR ISRAELI TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

U.S. Federal Income Tax Consequences

The following is a general summary of what we believe to be certain material U.S. federal income tax consequences relating to the purchase, ownership, and disposition of our Ordinary Shares by U.S. Investors (as defined below) that hold such Ordinary Shares as capital assets. This summary is based on the Internal Revenue Code, or the Code, the regulations of the U.S. Department of the Treasury issued pursuant to the Code, or the Treasury Regulations, the income tax treaty between the United States and Israel, the Convention Between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This summary is for general information purposes only and does not constitute tax advice. This summary does not address all of the U.S. federal income tax considerations that may be relevant to specific U.S. Investors in light of their particular circumstances or to U.S. Investors subject to special treatment under U.S. federal income tax law (including, without limitation, banks, financial institutions, insurance companies, tax-exempt entities, retirement plans, tax-deferred accounts, regulated investment companies, “S corporations,” grantor trusts, partnerships, dealers or traders in securities or currencies, brokers, real estate investment trusts, certain former citizens or residents of the United States, persons who acquire our Ordinary Shares as part of a straddle, hedge, conversion transaction or other integrated investment, persons subject to the alternative minimum tax, persons who acquire our Ordinary Shares through the exercise or cancellation of employee stock options or otherwise as compensation for their services, persons that have a “functional currency” other than the U.S. dollar, persons that own (or are deemed to own, indirectly or by attribution) 10% or more of our Ordinary Shares, or persons that mark their securities to market for U.S. federal income tax purposes). This summary does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, generation skipping, or alternative minimum tax considerations or any U.S. federal tax consequences other than U.S. federal income tax consequences.

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As used in this summary, the term “U.S. Investor” means a beneficial owner of our Ordinary Shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or that has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person.”

If an entity treated as a partnership for U.S. federal income tax purposes holds our Ordinary Shares, the tax treatment of such partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners of the purchase, ownership and disposition of its Ordinary Shares.

Prospective investors should be aware that this summary does not address the tax consequences to investors who are not U.S. Investors. Prospective investors should consult their own tax advisors as to the particular tax considerations applicable to them relating to the purchase, ownership and disposition of their Ordinary Shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Taxation of U.S. Investors

The discussions below in many cases assume that we will not be treated as a PFIC for U.S. federal income tax purposes. However, we have not determined whether we will be a PFIC in 2015 or any subsequent year, and it is possible that we will be a PFIC in 2015 or in any subsequent year. For a discussion of the rules that would apply if we are treated as a PFIC, see the discussion under “— Passive Foreign Investment Company.”

Distributions. We have no current plans to pay dividends. To the extent we pay any dividends, subject to the discussion under “— Passive Foreign Investment Company” below, a U.S. Investor will be required to include in gross income as a taxable dividend (without reduction for any Israeli tax withheld from such distribution) the amount of any distributions made on the Ordinary Shares to the extent that those distributions are paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distributions in excess of our earnings and profits will be applied against and will reduce (but not below zero) the U.S. Investor’s tax basis in its Ordinary Shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the U.S. Investor on a subsequent disposition of the Ordinary Shares), and, to the extent they exceed that tax basis, will be treated as gain from the sale or exchange of those Ordinary Shares. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Investor should expect that the entire amount of any distribution generally may be treated as dividend income.

If we were to pay dividends, we expect to pay such dividends in NIS. A dividend paid in NIS, including the amount of any Israeli taxes withheld, will be includible in a U.S. Investor’s income as a U.S. dollar amount calculated by reference to the exchange rate in effect on the date such dividend is received, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted to U.S. dollars on the date of receipt, a U.S. Investor generally will not recognize a foreign currency gain or loss. However, if the U.S. Investor converts the NIS into U.S. dollars on a later date, the U.S. Investor must include, in computing its income, any gain or loss resulting from any exchange rate fluctuations. The gain or loss will be equal to the difference between (i) the U.S. dollar value of the amount included in income when the dividend was received and (ii) the amount received on the conversion of the NIS into U.S. dollars. Such gain or loss will generally be ordinary income or loss and United States source for U.S. foreign tax credit purposes. U.S. Investors should consult their own tax advisors regarding the tax consequences to them if we pay dividends in NIS or any other non-U.S. currency.

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Subject to certain significant conditions and limitations, including potential limitations under the U.S.-Israel Tax Treaty, any Israeli income taxes paid on or withheld from distributions from us and not refundable to a U.S. Investor may be credited against the investor’s U.S. federal income tax liability or, alternatively, may be deducted from the investor’s taxable income. The election to deduct, rather than credit, foreign taxes, is made on a year-by-year basis and applies to all foreign taxes paid by a U.S. Investor or withheld from a U.S. Investor that year. Dividends paid on the Ordinary Shares generally will constitute income from sources outside the United States, which may be relevant in calculating a U.S. Investor’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid on our Ordinary Shares should generally be and be categorized as “passive category income” or, in the case of some U.S. Investors, as “general category income” for U.S. foreign tax credit purposes. Since the rules governing foreign tax credits are complex, U.S. Investors should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Dividends paid on the Ordinary Shares will not be eligible for the “dividends-received” deduction generally allowed to corporate U.S. Investors with respect to dividends received from U.S. corporations.

Certain distributions treated as dividends that are received by an individual U.S. Investor from “qualified foreign corporations” generally qualify for a 20% reduced maximum tax rate so long as certain holding period and other requirements are met. A non-U.S. corporation (other than a corporation that is treated as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. Dividends paid by us in a taxable year in which we are not a PFIC, and with respect to which we were not a PFIC in the preceding taxable year, may be eligible for the 20% reduced maximum tax rate, although we can offer no assurances in this regard. However, any dividend paid by us in a taxable year in which we are a PFIC or were a PFIC in the preceding taxable year will be subject to tax at regular ordinary income rates (along with any applicable additional PFIC tax liability, as discussed below). As noted above, we have not determined whether we are currently a PFIC or not or whether we will be a PFIC or not. In addition, a non-corporate U.S. Investor will not be eligible for reduced U.S. federal income tax rate with respect to dividend distributions on Ordinary Shares if (a) such U.S. Investor has not held the Ordinary Shares for at least 61 days during the 121-day period starting on the date which is 60 days before, and ending 60 days after the ex-dividend date, (b) to the extent the U.S. Investor is under an obligation to make related payments on substantially similar or related property or (c) with respect to any portion of a dividend that is taken into account by the U.S. Investor as investment income under Section 163(d)(4)(B) of the Code. Any days during which the U.S. Investor has diminished its risk of loss with respect to Ordinary Shares (for example, by holding an option to sell the Ordinary Shares) are not counted towards meeting the 61-day holding period. Non-corporate U.S. Investors should consult their own tax advisors concerning whether dividends received by them qualify for the reduced rate of tax.

The additional 3.8% net investment income tax (described below) may apply to dividends received by certain U.S. Investors who meet the modified adjusted gross income thresholds.

Sale, Exchange or Other Disposition of Ordinary Shares. Subject to the discussion under “— Passive Foreign Investment Company” below, a U.S. Investor generally will recognize capital gain or loss upon the sale, exchange or other disposition of our Ordinary Shares in an amount equal to the difference between the amount realized on the sale, exchange or other disposition and the U.S. Investor’s adjusted tax basis in such Ordinary Shares. The adjusted tax basis in an Ordinary Share generally will be equal to the cost basis of such Ordinary Shares. This capital gain or loss will be long-term capital gain or loss if the U.S. Investor’s holding period in our Ordinary Shares exceeds one year. Preferential tax rates for long-term capital gain (currently, with a maximum rate of 20%) will apply to individual U.S. Investors. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for U.S. foreign tax credit purposes, subject to certain exceptions in U.S.-Israel Tax Treaty. Additionally, certain losses may be treated as foreign source to the extent certain dividends were received by the U.S. Investor within the 24-month period preceding the date on which the U.S. holder recognized the loss. The additional 3.8% net investment income tax (described below) may apply to gains recognized upon the sale, exchange or other taxable disposition of our Ordinary Shares by certain U.S. Investors who meet the modified adjusted gross income thresholds.

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U.S. Investors should consult their own tax advisors regarding the U.S. federal income tax consequences of receiving currency other than U.S. dollars upon the disposition of their Ordinary Shares.

Exercise of a Warrant. Except as discussed below with respect to a cashless exercise of a Warrant, and subject to the discussion under “— Passive Foreign Investment Company” below, a U.S. Investor generally will not recognize gain or loss upon the exercise of a Warrant for cash. Ordinary Shares acquired pursuant to the exercise of a Warrant will have a tax basis equal to the U.S. Investor’s tax basis in the Warrant, increased by the price paid to exercise the Warrant. The holding period of such Ordinary Shares would begin on the date following the date of exercise (or possibly on the date of exercise) of the Warrant.

The tax treatment of a Warrant holder that elects to pay the exercise price by surrendering additional Warrants for cancellation, a cashless exercise, is uncertain. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Investor’s basis in the shares received would equal the U.S. Investor’s basis in the Warrant. If the cashless exercise were treated as not being a gain realization event, a U.S. Investor’s holding period in the Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Ordinary Shares would include the holding period of the Warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Investor could be deemed to have surrendered Warrants equal to the number of Ordinary Shares having a value equal to the exercise price for the total number of Warrants to be exercised. The U.S. Investor would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Ordinary Shares represented by the Warrants deemed surrendered and the Investor’s tax basis in the Warrants deemed surrendered. In this case, a U.S. Investor’s tax basis in the shares received would equal the sum of the fair market value of the Ordinary Shares represented by the Warrants deemed surrendered and the Investor’s tax basis in the Warrants exercised. A U.S. Investor’s holding period for the Ordinary Shares would commence on the date following the date of exercise of the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Investors should consult their tax advisers regarding the tax consequences of a cashless exercise.

Expiration of Warrants without Exercise. Subject to the discussion under “— Passive Foreign Investment Company” below, if a U.S. Investor does not exercise the Warrants and they expire, the U.S. Investor will recognize a capital loss when they expire equal to the U.S. Investor’s tax basis in the Warrants, and such capital loss will be either short-term or long-term depending on whether the U.S. Investor has held the Warrants for more than one year. A U.S. Investor’s tax basis in the Warrants will equal the portion of the purchase price of the Ordinary Shares allocable to the Warrant (as described above) and the holding period for the Warrants will commence on the date that the U.S. Investor purchases the Ordinary Shares.

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Redemption of Warrants in Exchange for Shares; Amended Warrants. Subject to the discussion under “— Passive Foreign Investment Company” below, although the issue is unclear, the exchange of Warrants for our Ordinary Shares may be tax-free as a recapitalization for U.S. federal income tax purposes. Under this treatment, the U.S. federal income tax consequences of the exchange should be generally that the exchange should not result in the recognition of gain or loss by a U.S. Investor, the basis in an ordinary share that the U.S. Investor would receive in such exchange should equal the U.S. Investor’s basis in the Warrants exchanged for that share, and the holding period for the ordinary share would include the U.S. Investor’s holding period for the Warrants surrendered for that share in the exchange.

It is also possible, however, that such exchange could be treated as a cashless exercise of the Warrants. See “—Exercise of a Warrant.” It is also possible that the Ordinary Shares received by a U.S. Investor could result in a constructive distribution under Section 305 of the Code. However, the Treasury Regulations provide, that only those recapitalizations that are pursuant to a plan to periodically increase a shareholder’s proportionate interest in the assets or earnings of a corporation will be deemed to result in a distribution under Section 305(c) of the Code and, therefore, the constructive distribution rules of Section 305 of the Code may not apply.

If an adjustment is made to the number of Ordinary Shares for which a Warrant may be exercised or to the exercise price of a Warrant, the adjustment may, under certain circumstances, result in constructive distributions that could be taxable as a dividend to the holder of the Warrant. Conversely, the absence of an appropriate anti-dilution adjustment may result in a constructive distribution that could be taxable as a dividend to the holders of our Ordinary Shares.

Passive Foreign Investment Company

In general, a corporation organized outside the United States will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) on average at least 50% of its assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in the public offering. Assets that produce or are held for the production of passive income include, among other things, cash, even if held as working capital or raised in a public offering, marketable securities and other assets that may produce passive income. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

A foreign corporation’s PFIC status is an annual determination that is based on tests that are factual in nature and our status for any year will depend on our income, assets, and activities for such year, including, without limitation, how quickly we use the cash proceeds from this offering in our business. We have not determined whether we have previously been a PFIC for any year, including 2014, or will be a PFIC in 2015 or in future years. Because the PFIC determination is highly fact intensive, there can be no assurance that we will not be a PFIC in 2015 or any subsequent year.

U.S. Investors should be aware of certain tax consequences of investing directly or indirectly in us if we are a PFIC. A U.S. Investor is subject to different rules depending on whether the U.S. Investor makes an election to treat us as a “qualified electing fund,” known as a QEF election. A QEF election will not be available if we do not provide the information necessary to make such an election. It is not expected that a U.S. Investor will be able to make a QEF election because we do not intend to provide U.S. Investors with the information necessary to make a QEF election.

QEF Election. One way in which certain of the adverse consequences of PFIC status can be mitigated is for a U.S. Investor to make a QEF election, although such election is generally not applicable with respect to Warrants. Generally, a shareholder making the QEF election is required for each taxable year to include in income a pro rata share of the ordinary earnings and net capital gain of the QEF, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. A QEF election will not be available if we do not provide the information necessary to make such an election. It is not expected that a U.S. Investor will be able to make a QEF election because we do not intend to provide U.S. Investors with the information necessary to make a QEF election.

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Default PFIC Rules. A U.S. Investor who does not make a timely QEF election, referred to in this disclosure as a “Non-Electing U.S. Investor,” will be subject to special rules with respect to (i) any “excess distribution” (generally, the portion of any distributions received by the Non-Electing U.S. Investor on the Ordinary Shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing U.S. Investor in the three preceding taxable years, or, if shorter, the Non-Electing U.S. Investor’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition of our Ordinary Shares and of our Warrants. Under these rules:

●	the excess distribution or gain would be allocated ratably over the Non-Electing U.S. Investor’s holding period for such Ordinary Shares;

●	the amount allocated to the current taxable year and any year prior to us becoming a PFIC would be taxed as ordinary income; and

●	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If a Non-Electing U.S. Investor who is an individual dies while owning our Ordinary Shares, the Non-Electing U.S. Investor’s successor would be ineligible to receive a step-up in tax basis of such Ordinary Shares. Non-Electing U.S. Investors should consult their tax advisors regarding the application of the “net investment income tax” (described below) to their specific situation.

Each U.S. Investor is encouraged to consult its own tax advisor with respect to the appropriate U.S. federal income tax treatment of any distribution on our Ordinary Shares.

If we are treated as a PFIC for any taxable year during the holding period of a Non-Electing U.S. Investor, we will continue to be treated as a PFIC for all succeeding years during which the Non-Electing U.S. Investor is treated as a direct or indirect Non-Electing U.S. Investor even if we are not a PFIC for such years. A U.S. Investor is encouraged to consult its tax advisor with respect to any available elections that may be applicable in such a situation, including the “deemed sale” election of Section 1298(b)(1) of the Code (which will be taxed under the adverse tax rules described above).

We may invest in the equity of foreign corporations that are PFICs or may own subsidiaries that own PFICs. If we are classified as a PFIC, under attribution rules U.S. Investors will be subject to the PFIC rules with respect to their indirect ownership interests in such PFICs, such that a disposition of the Ordinary Shares of the PFIC or receipt by us of a distribution from the PFIC generally will be treated as a deemed disposition of such Ordinary Shares or the deemed receipt of such distribution by the U.S. Investor, subject to taxation under the PFIC rules. There can be no assurance that a U.S. Investor will be able to make a QEF election with respect to PFICs in which we invest, and a U.S. Investor may not make a mark-to-market election with respect to a PFIC in which we invest. Each U.S. Investor is encouraged to consult its own tax advisor with respect to tax consequences of an investment by us in a corporation that is a PFIC.

In addition, U.S. Investors should consult their tax advisors regarding the IRS information reporting and filing obligations that may arise as a result of the ownership of Ordinary Shares in a PFIC, including IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund).

The U.S. federal income tax rules relating to PFICs are complex. U.S. Investors are urged to consult their own tax advisors with respect to the purchase, ownership and disposition of our Ordinary Shares, any elections available with respect to such Ordinary Shares, and the IRS information reporting obligations with respect to the purchase, ownership and disposition of our Ordinary Shares.

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Certain Reporting Requirements

Certain U.S. Investors are required to file IRS Form 926, Return by U.S. Transferor of Property to a Foreign Corporation, and certain U.S. Investors may be required to file IRS Form 5471, Information Return of U.S. Persons With Respect to Certain Foreign Corporations, reporting transfers of cash or other property to us and information relating to the U.S. Investor and us. Substantial penalties may be imposed upon a U.S. Investor that fails to comply.

In addition, recently enacted legislation requires certain U.S. Investors to report information on IRS Form 8938 with respect to their investments in certain “foreign financial assets,” which would include an investment in our Ordinary Shares, to the IRS.

Investors who fail to report required information could become subject to substantial civil and criminal penalties. U.S. Investors should consult their tax advisors regarding the possible implications of these reporting requirements and any other applicable reporting requirement with respect to their investment in and ownership of our Ordinary Shares.

Disclosure of Reportable Transactions

If a U.S. Investor sells or disposes of the Ordinary Shares at a loss or otherwise incurs certain losses that meet certain thresholds, such U.S. Investor may be required to file a disclosure statement with the IRS. Failure to comply with these and other reporting requirements could result in the imposition of significant penalties.

Backup Withholding Tax and Information Reporting Requirements

Generally, information reporting requirements will apply to distributions on our Ordinary Shares or proceeds on the disposition of our Ordinary Shares paid within the United States (and, in certain cases, outside the United States) to U.S. Investors other than certain exempt recipients, such as corporations. Furthermore, backup withholding (currently at 28%) may apply to such amounts if the U.S. Investor fails to (i) provide a correct taxpayer identification number, (ii) report interest and dividends required to be shown on its U.S. federal income tax return, or (iii) make other appropriate certifications in the required manner. U.S. Investors who are required to establish their exempt status generally must provide such certification on IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding from a payment may be credited against a U.S. Investor’s U.S. federal income tax liability and such U.S. Investor may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Medicare Tax on Investment Income

Certain U.S. persons, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax, or “net investment income tax,” on unearned income. For individuals, the additional net investment income tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Investors are urged to consult their own tax advisors regarding the implications of the additional net investment income tax resulting from their ownership and disposition of our Ordinary Shares.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

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PLAN OF DISTRIBUTION

We are registering the Ordinary Shares previously issued and the ordinary shares issuable upon exercise of the Warrants to permit the resale of these Ordinary Shares by the holders of the Ordinary Shares and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Ordinary Shares. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares.

The selling shareholders may sell all or a portion of the Ordinary Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares may be sold in one or more transactions. Until our common stock is quoted on the OTCQB, or listed for trading or quoted on any other public market, the selling shareholders may sell their Ordinary Shares at a fixed price of $1.50 per share.  Thereafter, the selling shareholders may sell their Ordinary Shares at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the registration statement to which this prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell Ordinary Shares under Rule 144 promulgated under the Securities Act, as amended, if available, rather than under this prospectus. In addition, the selling shareholders may transfer the Ordinary Shares by other means not described in this prospectus. If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Ordinary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Ordinary Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Ordinary Shares in the course of hedging in positions they assume. The selling shareholders may also sell Ordinary Shares short and deliver Ordinary Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

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The selling shareholders may pledge or grant a security interest in some or all of the Warrants or Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling shareholders and any broker-dealer participating in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares by the selling shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the Ordinary Shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

We will pay all expenses of the registration of the Ordinary Shares pursuant to the registration rights agreement, estimated to be $100,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus is a part, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

87

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Primes, Shiloh, Givon Meir, Law Firm, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the prevailing law of the foreign state in which the judgments were rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the judgments are not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

●	the judgments were not obtained by fraud and do not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

88

LEGAL MATTERS

The validity of the Ordinary Shares being offered by this prospectus and other legal matters concerning this offering will be passed upon for us by Primes, Shiloh, Givon Meir Law Firm, Haifa, Israel.

EXPERTS

The consolidated financial statements of P.V. Nano Cell Ltd. as of December 31, 2014 and 2013 and for years then ended appearing in this prospectus and registration statement have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements will file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Furthermore, as a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, we will not be required under the Exchange Act to file annual or other reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Instead, we will file with the SEC, within 120 days after the end of each fiscal year, or such other applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also intend to furnish certain other material information to the SEC under cover of Form 6-K and to furnish to the SEC under cover of Form 6-K English translations or summaries (in certain instances where applicable), in accordance with the provisions of Exchange Act Rule 12b-12(d), of such Hebrew language immediate reports or information furnished to the ISA, as well as other material agreements that we may enter into that are written in the Hebrew language.

We maintain a corporate website at www.pvnanocell.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

89

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2014

IN U.S. DOLLARS

- - - - - - - - - - - - - -

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of

P.V. NANOCELL LTD.

We have audited the accompanying consolidated balance sheets of P.V. Nano Cell Ltd. and its subsidiaries ("the Company") as of December 31, 2014 and 2013, and the related consolidated statements of operations, shareholders’ deficiency and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1b to the financial statements, the Company has recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1b. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
September 2, 2015 (except for Note 14, as to which the date is September 22, 2015)	A Member of Ernst & Young Global

F-2

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars

	December 31,
	2014	2013
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$680,765	$108,116
Other current assets	92,877	36,145
Inventory	42,457	33,724

Total current assets	816,099	177,985

Property and equipment, net	226,546	215,107

Total assets	$1,042,645	$393,092

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
Trade payables	$49,122	$113,542
Employees and payroll accruals	94,280	106,320
Other current liabilities	206,123	234,934

Total Current liabilities	349,525	454,796

LONG TERM LIABILITIES
Warrants presented at fair value	844,818	-
Capital Note	37,480	-

Total liabilities	$1,231,823	$454,796

COMMITMENTS AND CONTINGENT LIABILITIES

SHAREHOLDERS' DEFICIENCY:
Share capital -
Ordinary shares of NIS 0.01 par value - Authorized: 64,951,250 and 100,000,000 shares December 31, 2013 and 2014, respectively; Issued and outstanding: 2,226,900 and 12,611,085 shares at December 31, 2013 and 2014	32,726	5,742
Preferred A-1, A-2, B-1 and B-2 shares of NIS 0.01 par value- Authorized: 9,278,750 and 0 shares at December 31, 2013 and 2014, respectively; Issued and outstanding: 8,624,145 and 0 shares at December 31, 2013 and 2014, respectively;	-	22,438
Additional paid in capital	8,620,957	4,746,548
Accumulated deficit	(8,842,861)	(4,836,432)

Total shareholders' deficiency	(189,178)	(61,704)

Total liabilities and shareholders' deficiency	$1,042,645	$393,092

The accompanying notes are an integral part of the consolidated financial statements.

F-3

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars

	Year ended December 31,
	2014	2013

Revenues	$41,953	$12,202
Other income	15,898	17,170

Total revenues	57,851	29,372

Cost of revenues	79,215	36,771

Gross loss	21,364	7,399

Operating expenses:

Research and development	1,088,966	1,059,285
Less - research and development grants	(129,220)	(225,024)

Research and development, net	959,746	834,261
Sales and marketing	136,770	110,577
General and administrative	809,927	347,843

Total operating expenses	1,906,443	1,292,681

Operating loss	1,927,807	1,300,080
Financial expenses, net	236,561	291,109

Net loss	$2,164,368	$1,591,189
Deemed dividend	1,842,061	-

Net loss attributable to holders of Ordinary shares	$4,006,429	$1,591,189

Net loss attributable to holders of Ordinary shares per share:
Basic and diluted net loss attributable to holders of Ordinary shares per share	$1.24	$0.71

Weighted average number of ordinary shares used in computing basic and diluted net loss per share	3,222,644	2,226,900

The accompanying notes are an integral part of the consolidated financial statements.

F-4

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

U.S. dollars

	Ordinary shares		Preferred shares		Additional
	Number of shares	Amount	Number of shares	Amount	paid-in Capital	Accumulated deficit	Total

Balance as of January 1, 2013	2,226,900	$5,742	5,335,786	$13,869	$1,849,602	$(3,245,243)	$(1,376,031)

Reclassification of warrants from liability to equity on April 11, 2013	-	-	-	-	117,500	-	117,500

Conversion of convertible loans to Preferred shares on April 11, 2013	-	-	2,088,357	5,436	1,682,185	-	1,687,621

Issuance of Preferred shares, net of issuance cost on April 11, 2013	-	-	1,200,002	3,133	1,061,770	-	1,064,903

Stock based compensation	-	-	-	-	35,492	-	35,492

Net loss	-	-	-	-	-	(1,591,189)	(1,591,189)

Balance as of December 31, 2013	2,226,900	5,742	8,624,145	22,438	4,746,548	(4,836,432)	(61,704)

Conversion of preferred shares to ordinary shares on November 26, 2014	8,624,145	22,438	(8,624,145)	(22,438)	-	-	-

Reclassification of warrants from liability to equity on November 26, 2014	-	-	-	-	16,883	-	16,883

Conversion of convertible loans to ordinary shares on November 26, 2014	743,372	1,920	-	-	718,356	-	720,276

Issuance of ordinary shares, net of issuance cost on November 26, 2014	1,016,668	2,626	-	-	1,004,794	-	1,007,420

Deemed dividend in respect of equity restructuring	-	-	-	-	1,842,061	(1,842,061)	-

Issuance of warrants and capital note in respect of equity restructuring	-	-	-	-	(90,280)	-	(90,280)

Stock based compensation	-	-	-	-	382,595	-	382,595

Net loss	-	-	-	-	-	(2,164,368)	(2,164,368)

Balance as of December 31, 2014	12,611,085	$32,726	-	$-	$8,620,957	$(8,842,861)	$(189,178)

The accompanying notes are an integral part of the consolidated financial statements.

F-5

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars

	Year ended December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(2,164,368)	$(1,591,189)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	46,435	23,589
Share-based compensation	382,595	35,492
Amortization of discount attribute to convertible loans	-	206,546
Change in fair value of embedded conversion feature warrants and loans	235,382	59,901
Interest on convertible loans	-	(13,905)
Increase in inventory	(8,733)	(7,208)
Decrease (increase) in other current assets	(56,732)	24,223
Decrease in trade payables	(64,420)	(63)
Increase (decrease) in employees and payroll accruals	(12,040)	48,288
Increase (decrease) in other current liabilities	(28,811)	104,913

Net cash used in operating activities	(1,670,692)	(1,109,413)

Cash flows from investing activities:
Proceeds from short-term deposit, net	-	61,749
Purchase of property and equipment	(57,874)	(42,415)

Net cash provided by (used in) investing activities	(57,874)	19,334

Cash flows from financing activities:
Proceeds from convertible loans	836,294	100,000
Proceeds from issuance of shares, net	1,007,420	1,064,903
Proceeds from issuance of warrants presented as liability	457,501	-

Net cash provided by financing activities	2,301,215	1,164,903

Increase in cash and cash equivalents	572,649	74,824
Cash and cash equivalents at beginning of year	108,116	33,292

Cash and cash equivalents at the end of the year	$680,765	$108,116

Supplemental information and disclosure of non-cash financing activities

Conversion of convertible loans including interest in to shares	$720,276	$1,687,621
Issuance of warrants presented as liability	$334,517	-
Reclassification of warrants from liability to equity	$16,883	$117,500
Issuance of warrants and capital note in respect of equity restructuring	$90,280	$-

The accompanying notes are an integral part of the consolidated financial statements.

F-6

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 1:-	GENERAL

a.	P.V. Nano Cell Ltd. (the “Company”) was incorporated in June 2009 under the laws of Israel. The Company has a wholly-owned subsidiary, Nano Size Ltd., a company incorporated under the laws of Israel. The Company and its subsidiary are mainly engaged in developing, manufacturing, marketing and commercializing conductive inks for digital inkjet conductive printing applications. As of December 31, 2014, the Company had only limited sales of its products and had not yet commenced larger scale commercial production or sales.

During 2013 the Company formed together with IP Bank International (Suzhou) Co., Ltd. (“IPB”), Leed Thick Film Past Co. and Leed Ink (Suzhou) Co. Ltd. (“Leed”), a Chinese joint venture (“JV”). The Company owns 40% of the outstanding equity securities of the JV. The JV is inactive and is currently in the process of being dissolved.

b.	Since its inception, the Company has incurred operating losses and has used cash in its operations. During the year ended December 31, 2014, the Company used cash in operating activities of $1.7 million, incurred a net loss of $2.2 million, and had a total accumulated deficit of $8.8 million at December 31, 2014. The Company requires additional financing in order to continue to fund its current operations and pay existing and future liabilities. The Company is currently negotiating with third parties in an attempt to obtain additional sources of funds which, in management’s opinion, would provide adequate cash flows to finance the Company’s operations. The satisfactory completion of these negotiations is essential to provide sufficient cash flow to meet current operating requirements. However, the Company cannot give any assurance that it will be able to achieve a level of profitability from the sale of its products to sustain its operations in the future. According to management estimates and based on the Company’s budget, the Company has sufficient liquidity resources to continue its planned activities through November 2015. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on recoverability and reclassification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

c.	In November 2014, the Company issued bonus shares, in a ratio of 6.423 additional shares for each issued share. All share and per share data presented for all periods were adjusted to reflect the issuance of bonus shares. (Refer also to note 9a)

d.	In November 2014, the Company entered into a Share Purchase Agreement with several new investors and existing shareholders, with respect to the private placement of its Ordinary Shares (the “Private Placement”). (Refer also to note 9a).

F-7

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 1:-	GENERAL (Cont.)

e.	In June 2014 the FASB issued Update No. 2014-10 Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. The amendments in this update remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the amendments eliminate the requirements for a development stage entity to (1) present inception-to-date information in its statements of income, cash flows, and shareholder equity, (2) label its financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The amendments are effective prospectively for reporting periods beginning after December 15, 2014, and early adoption is permitted. The Company has elected to adopt this update for December 31, 2013 financial statement.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements are prepared according to United States generally accepted accounting principles (“U.S. GAAP”).

a.	Use of estimates:

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. The Company's management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. Actual results could differ from those estimates.

On an ongoing basis, the Company's management evaluates estimates, including those related to tax assets and liabilities, fair values of stock-based awards, warrants to purchase the Company's shares, capital note and inventory write-offs. Such estimates are based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

F-8

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

b.	Financial statements in U.S. dollars:

The accompanying financial statements have been prepared in U.S. dollars.

A substantial portion of the Company’s costs are incurred in New Israeli Shekels. However, the Company finances its operations mainly in U.S. dollars and a substantial portion of its costs and revenues from its primary markets are anticipated to be incurred and generated in U.S. dollars. As such, the Company’s management believes that the U.S. dollar is the currency of the primary economic environment in which the Company operates. Thus, the functional and reporting currency of the Company is the U.S. dollar. Transactions and balances that are denominated in dollars are presented at their original amounts. Non-dollar transactions and balances have been re-measured to dollars in accordance with Accounting Standards Codification ("ASC") No. 830, “Foreign Currency Matters”. All foreign currency transaction gains and losses are reflected in the statements of operations as financial income or expenses, as appropriate.

c.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiary, intercompany transactions and balances have been eliminated upon consolidation.

d.	Cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible into cash and originally purchased with maturities of three months or less.

e.	Inventory:

Inventories are measured at the lower of cost and net realizable value, cost is computed on a first-in, first-out basis. The inventory consists of finished goods and raw materials.

f.	Property and equipment:

Property and equipment are stated at cost net of accumulated depreciation. Depreciation is calculated by the straight-line method, over the estimated useful lives of the assets, at the following annual rates:

%

Computers	15 – 33
Office furniture and equipment	6 – 15
Leasehold improvements	*)

*)	Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term (including the extension option held by the Company and intended to be exercised) and the expected life of the improvement.

F-9

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Long-lived assets of the Company are reviewed for impairment in accordance with ASC No. 360, “Property, Plant and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. During 2013 and 2014, no impairment losses were identified.

g.	Revenues Recognition:

Revenues from ink sales are recognized in accordance with ASC No. 605-15, “Revenue Recognition” when delivery has occurred, persuasive evidence of an agreement exists, the vendor’s fee is fixed or determinable, and collectability is reasonably assured.

Other income, represent a recurring sale of production waste.

h.	Cost of revenues:

Cost of revenues is comprised of cost of materials production, employees’ salaries and related costs, allocated overhead expenses, packaging, import taxes, royalties paid to third parties and to the Government of Israel (primarily, the Office of the Chief Scientist, Ministry of Economics – the “Chief Scientist–ME”) and other programs, as described in note 7.

i.	Research and development:

Research and development expenses are charged to the consolidated statements of operations as incurred.

j.	Government grants:

The Company receives participation funds and grants, which represents primarily participation of the Government of Israel. These amounts are recognized on the accrual basis as a reduction of research and development costs as such costs are incurred.

k.	Income taxes:

The Company accounts for income taxes in accordance with ASC No. 740, “Income Taxes”. This Statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

F-10

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

ASC 740 contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement.

l.	Accounting for stock-based compensation:

The Company accounts for share based compensation in accordance with ASC No. 718, "Compensation - Stock Compensation" that requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company's consolidated statement of operations. ASC No. 718 requires forfeitures to be estimated at the time of the grant and revised in subsequent periods if actual forfeitures differ from those estimates.

The Company selected the Black-Scholes option pricing model as the most appropriate fair value method for its stock-options awards. The Black-Scholes option-pricing model requires a number of assumptions, of which the most significant are the expected stock volatility and the expected option term. Expected volatility was calculated based upon similar traded companies’ historical stock price movements. The Company uses the simplified method until such time as there is sufficient historical exercise data to allow the Company to make and rely upon assumptions as to the expected life of outstanding options. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term to the expected life of the options. Historically the Company has not paid dividends and in addition has no foreseeable plans to pay dividends, and therefore uses an expected dividend yield of zero in the option pricing model.

The fair value for options granted in 2013 is estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

2013

Dividend yield	0%
Expected volatility	53.7%-64%
Risk-free interest	0.5%-1.7%
Expected life (in years)	3.5-4.9

*)     No grants were made in 2014.

The Company recognizes compensation expenses for the value of its awards based on the straight-line method over the requisite service period of each of the awards.

F-11

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

m.	Concentrations of credit risks:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents.

The Company’s cash and cash equivalents are invested in major banks in Israel. Generally, these cash equivalents may be redeemed upon demand and, therefore, bear low risk.

n.	Severance pay:

Pursuant to Section 14 of Israel’s Severance Compensation Law, 1963 (“Section 14”), the Company makes monthly deposits of severance funds with an Israeli insurance company in the name of each of its Israeli employees, at a rate of 8.33% of their respective monthly salaries. Payments in accordance with Section 14 release the Company from any future severance payments in respect of those employees. Deposits under Section 14 are not recorded as an asset in the Company’s balance sheet.

Severance expenses for the years ended December 31, 2014 and 2013 amounted to $ 36,456 and $ 25,694, respectively.

o.	Fair value of financial instruments:

The Company applies ASC 820, “Fair Value Measurements and Disclosures”. Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent from the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The hierarchy is broken down into three levels based on the inputs as follows:

Level 1 -	Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access.
Level 2 -	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 -	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

F-12

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

In accordance with ASC 480, the Company measures its warrants to purchase the Company's shares classified as liability and the capital note at fair value. The carrying amounts of cash and cash equivalents, other current assets, trade payables and other accounts liabilities approximate their fair value due to the short-term maturity of such instruments.

The following table presents assets and liabilities measured at fair value on recurring basis as of December 31, 2014:

	December 31, 2014
	Fair value measurements using input type
	Level 1	Level 2	Level 3	Total

Warrants presented at fair value	-	-	$844,818	$844,818

Capital note	-	-	37,480	37,480

Total financial liabilities	-	-	$882,298	$882,298

As of December 31, 2013 there were no balances presented at fair value.

The following table presents reconciliations for the Company’s liabilities measured and recorded at fair value on a recurring basis, using significant unobservable inputs (Level 3):

Level 3

Balance at January 1, 2013	$389,000
Fair value of warrants to investors and service provider	7,500
Fair value of embedded conversion feature presented in fair value	19,990
Change in fair value of warrants and embedded conversion feature presented in fair value	59,901
Reclass of and embedded conversion feature presented in fair value from liability to equity	(358,891)
Reclass of warrants presented at fair value to equity	(117,500)

Balance at December 31, 2013	-

Fair value of warrants and capital note	882,298

Balance at December 31, 2014	$882,298

p.	Derivative instruments:

The Company applies ASC 815, “Derivatives and Hedging” ("ASC 815") on features related to convertible loans. When features are not clearly and closely related to the characteristics of the loans, the features qualify as embedded derivative instruments at issuance and, if such features do not qualify for any scope exception within ASC 815, they are required to be accounted for separately from the debt instrument and recorded as derivative instrument liabilities. The fair value assigned to the embedded derivative instruments were marked to market in each reporting period. (See also Note 6).

F-13

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

q.	Basic and diluted net loss per share:

Basic net loss per share is computed based on the weighted average number of ordinary shares outstanding during each year. Diluted net loss per share is computed based on the weighted average number of ordinary shares outstanding during each year, plus the dilutive potential of ordinary shares considered outstanding during the year in accordance with ASC 260, "Earnings Per Share". Diluted loss per share is computed based on the weighted average number of ordinary shares outstanding during the period, plus the dilutive effect of ordinary shares considered outstanding during the period. For the year ended December 31, 2014, 697,595 stock options and 2,241,112 warrants to purchase Ordinary Shares have been excluded from the calculation of the diluted loss per share, because all such securities had an anti-dilutive effect. For the year ended December 31, 2013, 8,624,146 preferred shares, 836,275 stock options, 176,594 warrants to purchase Ordinary Shares and 128,178 warrants to purchase preferred shares have been excluded from the calculation of the diluted loss per share, because all such securities had an anti-dilutive effect.

r.	Recently issued accounting standards:

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (ASU 2014-09) "Revenue from Contracts with Customers." ASU 2014-09 supersedes the revenue recognition requirements in "Revenue Recognition (Topic 605)", and requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. The Company is currently in the process of evaluating the impact of the adoption of ASU 2014-09 on its consolidated financial statements.

In August 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity s Ability to Continue as a Going Concern, which defines management’s responsibility to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures if there is substantial doubt about its ability to continue as a going concern. The pronouncement is effective for annual reporting periods ending after December 15, 2016 with early adoption permitted. The Company is currently in the process of evaluating the impact of the adoption of ASU 2014-15 on its consolidated financial statements.

F-14

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 3:-	OTHER CURRENT ASSETS

	December 31,
	2014	2013

Grants from the Chief Scientist–ME	$33,954	$-
Government authorities	50,290	32,574
Other	8,633	3,571

	$92,877	$36,145

NOTE 4:-	OTHER CURRENT LIABILITIES

	December 31,
	2014	2013

Provision for professional fees	$135,485	$156,044
Provision for legal claims	40,000	40,000
Royalties	7,014	3,558
Other	23,624	35,332

	$206,123	$234,934

NOTE 5:-	PROPERTY AND EQUIPMENT

	December 31,
	2014	2013
Cost:
Computers	$39,914	$35,965
Office furniture and equipment	400,705	347,931
Leasehold improvements	21,764	20,613

	462,383	404,509
Accumulated depreciation:	235,837	189,402

Property and equipment, net	$226,546	$215,107

Depreciation expenses for the years ended December 31, 2014 and 2013 were $ 46,435 and $ 23,589, respectively.

F-15

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 6:-	CONVERTIBLE BRIDGE FINANCING

a.

On October 2010, the Company entered into a Convertible Bridge Financing Agreement with the Israeli Electric Company (the "IEC") pursuant to which IEC agreed to loan the Company up to the aggregate principal amount of NIS 2,000,000 ($514,000 at December 31, 2014), at an annual interest rate of 8% (decreasing, following the end of the Conversion Period (as defined below), to the higher of 4% or the minimum rate set by the Israeli tax authority), upon the achievement of certain specified milestones. In May 2012, the Company and IEC entered into an amendment to the Convertible Bridge Financing Agreement pursuant to which the aggregate principal amount which the Company was permitted to borrow under the agreement was increased by NIS 1,000,000 ($257,000 at December 31, 2014), bringing the aggregate principal amount which the Company was permitted to borrow under the Agreement to NIS 3,000,000 ($771,000 at December 31, 2014). During 2010, 2011 and 2012, IEC loaned the Company the total principal amount of NIS 3,000,000 ($771,000 at December 31, 2014) under the Convertible Bridge Financing Agreement, in several installments.

Pursuant to the terms of the Convertible Bridge Financing Agreement, upon the completion by the Company, at any time prior to the earlier of the four year anniversary of the date of the original Convertible Bridge Financing Agreement, a Merger and Acquisition (M&A) Transaction or an Initial Public Offering (IPO) (the “Conversion Period”), of an equity financing transaction (or series of related transactions) in an amount of at least $ 1,500,000 (a “Qualified Financing”), the aggregate principal amount of the loan outstanding will automatically convert into the securities of the Company issued to investors in such Qualified Financing at the conversion price described below. If during the Conversion Period the Company completes a financing transaction that is not a qualified financing (excluding certain transactions with existing shareholders of the Company) (an “Unqualified Financing”), then, IEC shall have the right, but not obligation, to convert the then outstanding amount of the loans made by it to the Company under the Convertible Bridge Financing Agreement into the securities of the Company issued to investors in such Unqualified Financing. The conversion price will be equal to 75% of the price per share, security or unit paid by the investors participating in such Qualified Financing or Unqualifying Financing, as applicable, for the most favorable type of securities issued. Upon conversion of the loan, accrued but unpaid interest thereon will be repaid, at the option of the Company, in cash or by conversion of such interest into the same securities into which the principal amount was converted, and at the same conversion price. If not earlier converted, the aggregate principal amount of the loan outstanding will become due and payable (together will accrued but unpaid interest thereon) in May 2016.

In addition, pursuant to the Convertible Bridge Financing Agreement, the Company has agreed to pay the IEC royalties from sales of the Company's products and service revenues from any Company products existing on the date of the Convertible Bridge Financing Agreement and any future products owned or licensed by the Company, (refer also to note 7e).

F-16

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 6:-	CONVERTIBLE BRIDGE FINANCING (Cont.)

In accordance with ASC 815, features related to convertible loans qualify as embedded derivative instruments at the date of issuance, since these are considered as stock settled debt. The fair value assigned to the embedded conversion feature on the issuance dates amounted to $211,800. The embedded instruments are marked to market in each reporting period and changes are recorded in financial expenses. During the year ended December 31, 2013, the Company recorded $34,850 as financial expenses, net, as a result of changes in the embedded instruments. The discount is amortized using the effective interest over the loan period.

Upon the issuance of Series B-2 Preferred Shares in April 2013, the aggregate principal amount of the loan, together with all accrued interest thereon in the amount of $878,730, was converted into 1,278,166 Series B-1 Preferred Shares at a price per share of $ 0.687. In connection with the conversion, the embedded instruments in the amount of $275,558 were classified to additional paid in capital.

b.	During 2011, 2012 and 2013, the Company issued convertible bridge financing notes (the “Series 1 Notes”) with an aggregate principal amount of $ 1,300,000. The Series 1 Notes provided that it would be automatically converted into the most senior class of securities issued by the Company in the next equity financing transaction completed within 12 months of the issue date thereof, at a conversion price equal to 75% of the price per security issued in such financing transaction. Pursuant to their terms, if a subsequent financing was not completed within 12 months from the effective date, the Series 1 Notes would automatically convert into Series A-2 Preferred.

In accordance with ASC 815, the features related to convertible loans qualified as embedded derivative instruments issuance date, since these are considered as stock settled debt. The fair value assigned to the embedded instruments on the issuance dates amounted to $ 219,400.

In addition, the Company granted the Holders of the convertible notes warrants to purchase the most senior class of securities of the Company issued in the next equity round in a total amount equal to 7.5% of the aggregate principal amount of the Series 1 Notes. The notes will be exercisable until the earlier of 60 months from the effective date or the consummation of an IPO or M&A transaction. The warrants were recorded as a loan discount and are amortized using effective interest rate over the Notes period. In accordance with ASC 480, the warrants were classified as a liability instrument as the number of warrants and exercise price are not fixed. The Company measures the warrants at fair value by using the Black-Scholes option pricing model in each reporting period until they are exercised or expired, with changes in the fair values being recognized in the Company's statement of operations loss as financial expense (income), net.

In 2012, $ 850,000 aggregate principal amount of Series 1 Notes was converted into 1,897,824 Series A-2 Preferred Shares and in February 2013, $ 200,000 aggregate principal amount of Series 1 Notes was converted into 446,545 Series A-2 Preferred Shares, in each case at a price of $ 0.447 per share.

F-17

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 6:-	CONVERTIBLE BRIDGE FINANCING (Cont.)

Upon the issuance by the Company of Series B-2 Preferred Shares in April 2013, as described in Note 9c, the remaining Series 1 Notes (in a total aggregate principal amount of $ 250,000) were converted into 363,645 Series B-1 Preferred Shares at a price per share of $ 0.687. In connection with the conversion, the embedded instruments in the amount of $83,333 were classified as additional paid in capital.

The embedded instruments were marked to market in each reporting period and changes were recorded in financial expenses. In cases where no equity investment occurred, the embedded instruments were recorded as a financing income in the statement of operations. During the year ended December 31, 2013, the Company recorded $25,051 as financial expenses net, as a result of changes in the embedded instruments value. The discount was amortized using the effective interest over the loan period.

Upon the issuance by the Company of Series B-2 Preferred Shares in April 2013, as described in Note 9c, it was determined that the warrants issued to the lenders and finder’s fee under the Series 1 Notes, in the aggregate, would represent the right to purchase 128,173 Series B-2 Preferred Shares at an of $ 0.917 per share, and as such the warrants in the amount of $117,500 (the Company used the following assumptions: 0% Dividend yield, 64.2% expected volatility, 0.3%-0.7% risk free rate and 2.8-4.8 expected life in years) were classified from liability to additional paid in capital.

c.	During 2014, the Company issued convertible bridge financing notes (the “Series 2 Notes”) with an aggregate principal amount of $836,294. The Series 2 Notes accrue interest at a rate of 6% per year and mature prior to conversion only upon an event of default thereunder (as defined in the agreement). Each Series 2 Note shall automatically convert into the most senior class of securities offered by the Company in its next completed equity financing transaction completed within 12 months after the issuance date of such note (based on a conversion price per share equal to 75% of the sales price of such securities in the equity financing transaction) or, if no such transaction is completed within such 12 month period, the notes will be converted into Series B Preferred Shares at a conversion price of $ 0.917 per share and no interest shall be payable in respect of such converted Series 2 Notes.

In addition, the Company granted the Holders of the convertible notes warrants to purchase the most senior class of securities of the Company issued in the next equity round in a total amount equal to 7.4% of the aggregate principal amount of the Series 2 Notes. In accordance with ASC 480, the warrants were classified as a liability instrument as the number of warrants and exercise price are not fixed. The Company measures the warrants at fair value by using the Black-Scholes option pricing model in each reporting period until they are exercised or expired, with changes in the fair values being recognized in the Company's statement of operations as financial expense (income), net.

F-18

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 6:-	CONVERTIBLE BRIDGE FINANCING (Cont.)

The conversion features upon a financing round was determined to be the predominant events and therefore the entire instrument was considered as a liability pursuant to ASC No. 480 "Distinguishing Liabilities from Equity" and measures at fair value.

Upon the issuance by the Company of Ordinary Shares in November 2014, as described in Note 9a, the Series 2 Notes were converted into 743,372 units. Each unit includes Ordinary Shares at a price per share of $ 1.125, and additional 743,372 warrants, at an exercise price of $1.50 per ordinary share. The entire redemption amount was classified as paid in capital in the amount of $ 218,499. The warrants issued in connection with the conversion may be redeemed by their holders, without the control of the Company, upon the occurrence of certain fundamental transactions as describe in the agreement. In accordance with ASC 480, the warrants were recorded as a liability as of December 31, 2014 in the amount of $334,517 (refer to assumptions used as detailed in note 9a).

Upon the issuance by the Company of Ordinary Shares in November 2014, as described in Note 9a, it was determined that the warrants issued to the lenders under the Series 2 Notes, in the aggregate, would represent the right to purchase 41,179 Ordinary Shares at an exercise price of $1.50 per share, and as such the warrants in the amount of $16,883 (the Company used the following assumptions: 0% Dividend yield, 58.7% expected volatility, 1.56% risk free rate and 4.1-4.6 expected life in years) were classified from liability to additional paid in capital.

NOTE 7:-	COMMITMENTS AND CONTINGENT LIABILITIES

a.	Lease commitments:

The Company leases it facility under operating lease that expire in July 2016. Aggregate minimum lease payments under non-cancelable operating lease as of December 31, 2014, are (in the aggregate) and for each succeeding fiscal year below:

2015	$31,296
2016	15,648

$46,944

Total rental expenses for the years ended December 31, 2014 and 2013 amounted to $ 34,100 and $ 33,447, respectively.

F-19

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 7:-	COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

b.	On September 2009, the Company entered into a License Agreement with Ramot -Tel Aviv University for a joint research program. The program was approved by the Magneton committee of the Chief Scientist-ME. The Magneton program supports cooperative research programs between industry and academia and encourages the transfer of technology from academic institutions to commercial firms. Under the terms of the Magneton program, the Company received from the OCS an aggregate amount of NIS 1,467,683 (approximately $377,000 at December 31, 2014), and no royalties are payable to the OCS with respect to this program. Pursuant to the terms of the License Agreement, the Company was required to fund the research and development of the technology subject to such agreement during the research period (two years starting September 2009) in a total amount of NIS 1,077,000 ($277,000 at December 31, 2014). In addition, the Company issued to Ramot warrants to purchase 117,209 ordinary shares. The warrants are exercisable until the occurrence of an exit event, as defined in the agreement, at an exercise price of NIS 0.001 per share.

In return, the Company will be required to pay to Tel Aviv University royalties of between 3.4% and 3.9% on all net sales of any product, component, device or material that is used in the preparation of coated substrates meeting certain specifications (“Licensed Film”) and services resulting from the license; and royalties of between 2.4% and 3.0% on all net sales of Licensed Film products and services, and a sublicense fee at a rate of 25% of all sublicense fees the Company receives with respect to the intellectual property developed under such agreement. The royalties and sublicense fees may be creditable against annual license fee due to Ramot in such calendar year and the following calendar year, in amount of $ 20,000 in the three years that follow the research period, $ 50,000 for the fourth, fifth and sixth years and $ 75,000 from the seventh year. License fees in 2013 and 2014 amounted to $ 20,000 each year, and are included within cost of revenues. As of December 31, 2014, revenues related to the license agreement have not yet started.

c.	The Company was engaged in research and development programs with the Chief Scientist–ME. The Company is committed to pay royalties to the Chief Scientist–ME at rate of 3.5% of sales of products resulting from research and development partially financed by the Chief Scientist–ME. The amount shall not exceed the grant amount received, linked to the dollar, including accrued interest at the LIBOR rate. The obligation to pay these royalties is contingent on actual sales of the products and in the absence of such sales, no payment is required.

During the years ended December 31, 2014 and 2013 the Company received $ 16,330 and, $ 140,765, respectively. During 2014 and 2013, the Company paid royalties to the OCS in the amount $ 731 and $ 257, respectively, which are included in cost of revenues.

As of December 31, 2014, the Company and its subsidiary received from the Chief Scientist–ME grants in the amount of $1,009,506 (to which interest according to the LIBOR rate known on the date of the first payment is added). The Company's total commitment (including interest) with respect to royalty-bearing participation received, net of royalties paid, amounted to $1,294,103, as of December 31, 2014.

F-20

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 7:-	COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

d.	On December, 2011, the Company signed a research and development agreement with the Israeli Ministry of National Infrastructures, Energy and Water Resources. Pursuant to the agreement, the ministry will fund up to 62.5% of the Company’s expenses related to the approved program up to a maximum amount of NIS 625,000 ($161,000 at December 31, 2014), in exchange for the Company’s agreement to pay royalties of 5% of any revenues generated from the intellectual property generated under the program. The period of the program was 18 months starting January 1, 2012.

During the years 2014 and 2013 the Company received $ 13,483 and $ 84,259, respectively. During the year ended December 31, 2014 and 2013, the Company accrued royalties in the amount of $ 82 and $ 10, respectively.

As of December 31, 2014, the aggregate contingent liability to the Israeli Ministry of National Infrastructures, Energy and Water Resources amounted to $ 178,559.

e.	On October 2010, the Company entered into a Convertible Bridge Financing Agreement with IEC and, as part of the agreement, the Company committed to pay IEC royalties equal to 2% of the total net sales of the Company's products and service revenues from the product developed and manufactured through this agreement, up to a cap of NIS 8,000,000 ($ 2,057,000 at December 31, 2014).

During the year ended December 31, 2014 and 2013, the Company accrued royalties in the amount of $ 678 and $ 3,121, respectively. Refer also to note 6a.

f.	In connection with previously made acquisition of Nano Size, the Company is obligated to pay 3% from future sales and 10% of sublicense fees derived from Nano Size’s intellectual property, until the aggregate consideration amounts to $ 1,400,000. The consideration included a minimum consideration of $60,000 which was paid during 2011, and will be off set against future royalty payments which will be payable by the Company from sales of products and services.

g.	On March 11, 2013, the Company entered into a Joint Venture Agreement for the establishment of a joint venture in China. The closing conditions in the Joint Venture Agreement have not been met, and the parties resolved to dissolve the joint venture. The Company received from one of the parties to the Joint Venture Agreement, a payment demand for reimbursement of expenses of immaterial amount. The Company disputes the claim but has offered to settle the claim, and recorded a provision in an amount that according to management's assessment is sufficient to settle the claim.

F-21

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars.

NOTE 7:-	COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

h.	As part of the Private Placement, the Company is obligated to file a registration statement no later than 60 days following the final closing of the Private Placement, registering for resale the ordinary shares and warrant issued to the investors participation in the Private Placement and to the lenders under the Series 2 Notes, and use its commercially reasonable efforts to have the Registration Statement declared effective within the agreed time limitations. If the Company fails to comply with its registration obligations, the Company will be required to pay each investor in the Private Placement and to the Series 2 lenders, an amount in cash equal to 1% of the aggregate purchase price paid by such investor or lender for the ordinary shares and warrants, for each 30 day period that such default remains uncured (and up to a maximum of 12%). The Company does not expect delays in the registration.

i.	The warrants issued in the Private Placement to the new investors and the series 2 lenders (as discussed in Note 9a), may be redeemed by their holders, without the control of the Company, upon the occurrence of certain Fundamental Transactions defined in the warrant, mainly transactions involving a change in control of the Company, consolidation or merge with or into another entity; sale of all or substantially all of its assets, sale of 50% of its shares, etc. The warrants redemption price shall be a cash amount equal to the Black-Scholes value thereof, determined as of the day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated. The warrants may be exercisable on a cashless basis at any time including if the Company fails to comply with its registration obligations (as detailed in Note 7h). The exercise price and the number of warrant shares will be subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations and reclassifications of the Company’s capital stock. In accordance with ASC 480 the warrants were classified as liability

j.	In September 2012, the Company entered into a Know-How License Agreement with IKTS, pursuant to which the Company purchases from Fraunhofer Institute (“IKTS”) certain additives. The Company has the right to receive the production file and knowhow to its chosen manufacturer, in consideration for payment to IKTS of royalties of €25 ($ 30 at December 31, 2014) per kilo of the ingredients not manufactured by IKTS. In addition, as of December 31, 2014, the Company is obligated to pay IKTS a minimum annual royalty amount deductible against royalties.

During the year ended December 31, 2014 and 2013, the Company recorded royalty expenses in the amount of $ 5,184 and $ 0, respectively.

k.	In May 2014, the Company entered into an agreement with XaarJet Limited, or Xaar, a producer of printer heads. Once the first ink (Silver Nano-Particle Ink) is certified by Xaar, the Company will be required to pay Xaar a fee for all certified inks sold for use with Xaar print heads as follows: 2% of the certified ink price until the cumulative value of the fees received by Xaar exceeds £50,000 ($ 77,660 at December 31, 2014), and thereafter, 1% of the certified ink price. Once the cumulative value of the fees received by Xaar with respect to all products exceeds £1,000,000 ($ 1,553,200 at December 31, 2014), the Company and Xaar have agreed to review the percentage payable in the light of the prevailing business conditions. As of December 31, 2014, no such sales commenced.

F-22

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 8:-	TAXES ON INCOME

a.	The corporate tax rate in Israel for the year ended December 31, 2013 was 25% and 26.5% for the year ended December 31, 2014.

b.	Net operating losses carryforwards:

As of December 31, 2014, the Company has accumulated losses for tax purposes in the amount of $ 4.0 million which may be carried forward and offset against taxable income for an indefinite period.

As of December 31, 2014, Nano Size Ltd. has accumulated losses for tax purposes in the amount of $ 4.4 million which may be carried forward and offset against taxable income for an indefinite period.

c.	Accounting for uncertainty in income taxes:

For the years ended December 31, 2014 and, 2013, the Company did not have any unrecognized tax benefits and no interest and penalties related to unrecognized tax benefits had been accrued. The Company does not expect that the amount of unrecognized tax benefits will change significantly within the next 12 months.

d.	Tax assessments:

Tax reports filed by the Company and Nano Size Ltd. through the year ended December 31, 2009 are considered final.

e.	Deferred taxes on income:

Significant components of the Company's deferred tax assets are as follows:

	December 31,
	2014	2013

Deferred tax assets
Operating loss carryforward	$2,211,316	$2,192,862
Temporary differences	270,854	177,306
Valuation allowance	(2,482,170)	(2,370,168)

Net deferred tax assets	$-	$-

The net change in the total valuation allowance for the year ended December 31, 2014 primarily relates to an increase in deferred taxes on NOL's for which a full valuation allowance was recorded. In assessing the likelihood that deferred tax assets will be realized, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which those temporary differences and tax loss carryforwards are deductible.

F-23

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 8:-	TAXES ON INCOME (Cont.)

f.	Reconciliation of the theoretical tax benefit and the actual tax expense:

	Year ended December 31,
	2014	2013

Loss before tax benefit	$(2,164,368)	$(1,591,189)

Income tax benefit	573,557	397,797
Effect of:
Losses and timing differences for which valuation allowance was provided, net	(112,002)	(608,613)
Change of deferred tax as result of tax rate change	-	280,339
Foreign exchange differences (*)	(286,106)	-
Non-deductible expenses and other permanent differences	(162,870)	(68,354)
Other	(12,579)	(1,169)

Income tax expense recognized in profit or loss	$-	$-

(*)	Results for tax purposes are measured under measurement of results for tax purposes under the Income Tax (Inflationary Adjustments) Law, 1985, in terms of earnings in NIS. As explained in Note 2b, the financial statements are measured in U.S. dollars. The difference between the annual change in the NIS/dollar exchange rate causes a difference between taxable income and the income before taxes shown in the financial statements. In accordance with ASC 740-10-25-3(F), the Company has not provided deferred income taxes in respect of the difference between the functional currency and the tax bases of assets and liabilities.

NOTE 9:-	SHARE CAPITAL

a.	Issuance of Ordinary shares:

In November 2014, the Company converted immediately prior to the consummation of the Private Placement 8,624,145 Preferred A-1, A-2, B-1 and B-2 shares, constituting its entire issued Preferred Share capital, to 8,624,145 Ordinary Shares, no consideration was provided. In addition, all warrants convertible into preferred shares were replaced to warrants to Ordinary shares at 1:1 ratio. Following such conversion, the preferred rights afforded to preferred shareholders have been cancelled, and the Company has one class of shares, of ordinary shares par value NIS 0.01 each. As a result of the conversion, the per-share fair value of Ordinary shares increased. Under ASC 718-20-10, such a transaction is considered to be an equity restructuring. In accordance with ASC 718-20-35-6, the Company recorded a compensation expense in the amount of $ 376,643 in connection with employees’ options and warrants. The Company used the Black-Scholes option pricing model to measure the employees' options and warrants on the conversion date. (the Company used the following assumptions: 0% Dividend yield, 54.9% - 64.2% expected volatility, 0.28% - 2.1% risk free rate and 1.4 - 8.5 expected life in years). Additionally, a deemed dividend to other Ordinary shareholders was recorded in the amount of $ 1.8 million for the year ended December 31, 2014.

F-24

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 9:-	SHARE CAPITAL (Cont.)

In connection with the conversion of the Series 2 Notes, as discussed in note 6, the Company issued in November 2014, 743,372 units of one Ordinary shares and one warrant to Ordinary share.

In November 2014, as part of the Private Placement, the Company issued and sold an aggregate of 1,016,668 units at a price of $1.50 per unit. Each unit includes one ordinary share and one warrant to purchase ordinary share at an exercise price of $1.50 per share. The Company received aggregate net proceeds of $ 1,464,921 from the sale of such unit, net of issuance costs of $ 60,080. The warrants may be redeemed in cash by their holders, without the control of the Company, upon the occurrence of certain fundamental transactions such as change in control as defined in the warrant agreement at a price equal to the fair value of the warrants in accordance with the Black-Scholes option pricing model on the day of the redemption. The warrants are exercisable on a cashless basis under certain circumstances. In accordance with ASC 840, warrants in amount of $457,501 (the Company used the following assumptions: 0% Dividend yield, 59.3% expected volatility, 1.56% risk free rate and 5 expected life in years) were recorded as liability. The Company measures the warrants at fair value by using the Black-Scholes option pricing model in each reporting period until they are exercised or expired, with changes in the fair values being recognized in the Company's statement of operations as financial expense (income), net. As the occurrence of certain fundamental transactions defined in the warrant agreement that may lead to liquidation are not expected to occur, the Company classified the warrants in long term liability.

In November 2014, the Company issued 6.423 Ordinary Shares for each 1 outstanding Ordinary Share held by each of its shareholders, after effecting the increase of its authorized shares by additional 35,048,750 shares and the conversion of all Preferred Shares into Ordinary Shares. In the aggregate, the Company issued 9,389,231 ordinary bonus shares post conversion of its share capital, no consideration was received. In addition the number of outstanding options, warrants, per share data, exercise price and convertible notes conversion ratio included in these financial statements for all periods presented have been retroactively adjusted to reflect the bonus share issuance (equivalent to a 7.423-for-1 stock split).

b.	Rights of Ordinary Shares:

Subject to the rights of the holders of Preferred Shares (if any), as described below, Ordinary Shares confer upon their holders the rights to elect all of the directors of the Company, to participate and vote in the general meetings of the Company, to receive dividends, if and when declared, subject to the payment in full of all preferential dividends to which the holders of the Preferred Share are entitled under the Company’s articles of association and to participate in the distribution of the surplus assets and funds of the Company in the event of liquidation, subject to the liquidation preference of the Preferred Shares (if any). Each Ordinary Share entitles its holder to one vote on all matters submitted to a vote of the Company’s shareholders.

c.	Issuance of Preferred Shares:

In connection with the conversion of the Series 1 Notes, as discussed in note 6, the Company issued 446,545 Series A-2 Preferred Shares, and issued 1,641,812 Series B-1 Preferred Shares in 2013.

In 2013, the Company issued an aggregate of 1,200,002 Series B-2 Preferred Shares to new investors at a price of $0.917 per share. The Company received aggregate net proceeds of $1,064,903 from the sale of such Shares, net of issuance costs of $ 35,097.

F-25

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 9:-	SHARE CAPITAL (Cont.)

In November 2014, the Company converted all its Preferred shares into Ordinary shares, at a ratio of one to one (1:1).

d.	Right of Preferred Shares:

Until November 2014 when all Preferred Shares were converted to Ordinary Shares, the Series A Preferred Shares and Series B Preferred Shares entitled the holders thereof to certain preferential rights as provided in the second amended and restated articles of association of the Company (the "Articles"). The Preferred Shares are convertible into Ordinary shares at an adjustable conversion rate as specified in the articles. The Preferred shares have narrow-based weighted average anti-dilution rights. In a case of a Liquidation Event (as defined in the Articles) the holders of Series B Preferred Shares would have been entitled to a liquidation preference, to be paid before any payment is made in respect of any other securities of the Company, an amount equal to the original issue price of the Series B Preferred Shares plus 8% interest, compounded annually. The holder of Series A Preferred shares would have been entitled to a liquidation preference, to be paid after the holders of the Series B Shares have received their liquidation preference in full but before any payment is made in respect of any other securities of the Company, in an amount equal to the original issue price of the Series A Shares. If the assets exceed the aggregated amount payable to the holders of the preferred shares, the remaining assets shall be distributed among all holders of ordinary shares and preferred shares (based on the relative shareholding percentage among them on an as-converted basis).

A “Liquidation Event,” as described in the Articles, includes, in addition to a liquidation and dissolution of the Company, certain deemed liquidation events, including a merger, a change of control to which the Company is a party, sale of all or substantially all of the assets or shares of the Company and the grant of an exclusive license to all or substantially all of the intellectual property of the Company.

Classes of shares:

	Authorized		Issued and outstanding
	December 31,		December 31,
	2014	2013	2014	2013
	Number of shares
Shares of NIS 0.01 par value:
Ordinary shares	100,000,000	64,951,250	12,611,085	2,226,900
Series A-1 Preferred Shares	-	1,875,050	-	1,875,050
Series A-2 Preferred Shares	-	3,907,282	-	3,907,282
Series B-1 Preferred Shares	-	1,648,092	-	1,641,812
Series B-2 Preferred Shares	-	1,848,327	-	1,200,002
(*)	The authorized, issued and outstanding shares are including the issuance of the bonus shares.

e.	Stock option plan:

F-26

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 9:-	SHARE CAPITAL (Cont.)

Under the Company's 2010 option plan, options may be granted to officers, directors, employees, consultants and service providers of the Company.

The vesting period of the options is subject for Board approval and can vary from grant to grant. Options vest over a period of zero to three years from date of grant. Any options that are cancelled or forfeited before expiration become available for future grants. The options may be exercised for a period of 7 years from grant.

The total number of shares available for future grants as of December 31, 2014 was 525,843.

A summary of the Company's stock option activities and related information for the year ended December 31, 2013, is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic-value

Outstanding at the beginning of the year	292,800	0.80		-
Granted	780,618	0.65		134,012
Options forfeited	(237,143)	0.92		2,000

Outstanding at the end of the year	836,275	0.62	6.21	144,012

Vested or expected to vest as of December. 31	836,275	0.62	6.21	144,012

Exercisable as of December 31	621,342	0.52	6.06	144,012

The aggregate intrinsic value of options outstanding at December 31, 2013 represents the intrinsic value of 304,655 outstanding options that were in-the-money as of December 31, 2013. The remaining 531,620 outstanding options were out of the money as of December 31, 2013, and therefore their intrinsic value was considered as zero.

A summary of the Company's stock option activities and related information for the year ended December 31, 2014, is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic-value

Outstanding at the beginning of the year	836,275	0.62
Options forfeited	(138,681)	0.87

Outstanding at the end of the year	697,595	0.57	5.18	333,232

Vested or expected to vest as of December 31	697,595	0.57	5.18	333,232

Exercisable as of December 31	694,499	0.57	5.18	332,819

F-27

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 9:-	SHARE CAPITAL (Cont.)

The options granted to officers, directors, employees, consultants and service providers of the Company which were outstanding as of December 31, 2014 have been classified into a range of exercise prices as follows:

	Outstanding			Exercisable
Exercise price	Number of options	Weighted average remaining contractual life (years)	Weighted average exercise price	Number of options	Weighted average remaining contractual life (years)	Weighted average exercise price

0.00	230,425	5.4	0.00	230,425	5.4	0.00
0.45	63,097	2.7	0.45	63,097	2.7	0.45
0.92	404,073	5.5	0.92	400,977	5.5	0.92

	697,595			694,499

As of December 31, 2014, the total compensation cost related to options granted to employees, consultants and service providers, not yet recognized, amounted to $ 25; and is expected to be recognized over a weighted average period of 0.25 years.

The options granted to officers, directors, employees, consultants and service providers of the Company which were outstanding as of December 31, 2013 have been classified into a range of exercise prices as follows:

	Outstanding			Exercisable
Exercise price	Number of options	Weighted average remaining contractual life (years)	Weighted average exercise price	Number of options	Weighted average remaining contractual life (years)	Weighted average exercise price

0.00	230,425	6.4	0.00	230,425	6.4	0.00
0.45	74,230	3.7	0.45	74,230	3.7	0.45
0.92	531,620	6.5	0.92	316,687	6.4	0.92

	836,275			621,342

The weighted-average grant-date fair value of options granted during the year ended December 31, 2013 was $ 0.04.

f.	Stock based compensation amounted to $382,595 and $35,492 in 2014 and 2013, respectively, and were recorded as follows:

	Year Ended December 31,
	2014	2013

Cost of Revenues	$2,134	$27
Research & Development	202,769	21,246
Sales & Marketing	28,458	3,321
General & Administrative	149,234	10,898

	$382,595	$35,492

F-28

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 9:-	SHARE CAPITAL (Cont.)

g.	The Company's outstanding warrants classified as equity as of December 31, 2014 are as follows:

Issuance date	Outstanding	Exercise price	Exercisable through

2009	117,209	$0.00	Exit event
2011	84,821	$0.92	(*)
2012	35,177	$0.92	(*)
2013	59,385	$0.92	2023
2013	8,180	$0.92	(*)
2014	51,100	$1.50	(*)
2014	5,200	$1.50	(**)

	361,072

(*)	The earlier of: 5 years from issuance date or the consummation of IPO or M&A Transaction.
(**)	The earlier of: 2 years from issuance date or the consummation of IPO or M&A Transaction

All warrants are exercised to ordinary shares.

h.	On July 2014, the Company entered into an agreement with one of its shareholders according to which the Company issued to the shareholder, in November 2014, upon the initial closing of the Private placement, a warrant to purchase up to 120,000 ordinary shares at an exercise price of $0.92 per share (or lower if the price per share paid by the investors in the Private Placement is lower than $1.44). The warrants are exercisable until the first to occur of an M&A Event or the completion by the Company of a public offering. As the exercise price is subject to changes, in accordance with ASC 480, the Company classified the warrants as liability in the amount of $52,800 (the Company used the following assumptions: 0% Dividend yield, 55% expected volatility, 0.9% risk free rate and 3 expected life in years). The Company measures the warrants at fair value by using the Black-Scholes option pricing model in each reporting period until they are exercised or expired, with changes in the fair values being recognized in the Company's statement of operations as financial expense (income).

In addition, according to the agreement, the investor may also receive up to 12,000 additional warrants, under the same terms detailed above, if the registration statement to be filed by the company as part of the Private Placement (refer to Note 7) is not declared effective within 12 months of the final closing of the Private Placement. As the Company believes this is not probable, no liability was recorded as of December 31, 2014.

In addition, the Company issued the investor a cash settled capital note in the aggregate principal amount of $100,000, which becomes due and payable upon the earlier to occur of: (i) an M&A Transaction, (ii) a qualified IPO (as defined in the agreement) or (iii) an equity financing by the Company resulting in aggregate gross proceeds of at least $6,000,000. The Company elected to present the capital note at fair value in accordance with ASC 825-10-15-4, in the amount of $37,480 as of December 31, 2014. Fair value presentation was elected as it reflects the expected occurrence of triggering events (such as IPO or M&A), multiplied by the value in a probability that the event will occur and discounting the value in an appropriate discount factor for a period of three years. As the Company does not expect the capital note to become due in the following 12 months it presented the capital note as a long term liability.

F-29

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 10:-	Warrants presented at fair value

The Company's outstanding warrants classified as a liability as of December 31, 2014 are as follows:

Outstanding	Exercise price	Exercisable through	Fair value

1,016,668	1.5	2019	$457,501	Refer to Note 9a
743,372	1.5	2019	334,517	Refer to Note 6c
120,000	0.92(*)	(**)	52,800	Refer to Note 9h

1,880,040			$844,818

(*)	Subject to changes as describe in the agreement.
(**)	M&A or qualified IPO as described in the agreement.

NOTE 11:-	Financial expenses, net

	Year ended December 31,
	2014	2013
Financial Income:

Foreign exchange gain, net	$9,933	$1,557

	9,933	1,557
Financial Expenses:

Interest expense	2,320	21,240
Amortization of discount attribute to convertible loans	-	206,547
Change in fair value of embedded conversion feature, warrants and loans presented at fair value	235,382	59,901
Other	8,792	4,978

	246,494	292,666

	$236,561	$291,109

F-30

P.V. NANOCELL LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars

NOTE 12:-	ADDITIONAL INFORMATION TO THE STATEMENTS OF OPERATIONS

Geographic information:

Revenues reported in the financial statements derive from the Company's country of domicile (Israel) and foreign countries based on the location of the customers, are as follows:

	Year ended December 31,
	2014	2013

Israel	$23,128	$17,170
Germany	12,037	8,595
France	6,621	-
Holland	5,836	-
Korea	-	2,947
Other	10,229	660

	$57,851	$29,372

All of the Company's long-lived assets are located in Israel.

NOTE 13:-	RELATED PARTY TRANSACTIONS

In 2012 the Company entered into a business development services consultancy agreement with one of its board of director members. In 2013, under the consultancy agreement, the Company granted fully vested options to purchase up to an aggregate of 263,517 Ordinary Shares at an exercise price of $0.917 per share. The options are exercisable for a period of seven years from the date of grant. In 2013 and 2014 the Company recorded $ 1,065 and $86,961, respectively, general and administrative expenses in connection with the consultancy agreement.

NOTE 14:-	SUBSEQUENT EVENTS

The Company evaluates events or transactions that occur after the balance sheet date but prior to the issuance of consolidated financial statements to identify matters that require additional disclosure. For its consolidated financial statements as of December 31, 2014 and for the year then ended, the Company evaluated subsequent events through September 22, 2015, the date that the consolidated financial statements were issued.

Between July 9, 2015 and August 6, 2015 the Company completed subsequent closings of the Private Placement in a total amount of $260,220. The Company issued 173,480 units at a price of $1.50 per unit. Each unit consists of (i) one Ordinary Share and (ii) a five-year warrant to purchase one ordinary share at an exercise price of $1.50 per share with the same terms and conditions as discussed in note 9a.

On July 9, 2015, the Company entered into a Standby Equity Distribution Agreement (the "SEDA") with a new investor, pursuant to which the Company may, at its election and sole discretion, issue and sell to the investor, from time to time ordinary shares as provided in the SEDA. The maximum investment amount is $3,000,000 at a price per share equal to 95% of the lowest daily volume weighted average price of the ordinary shares for the 5 consecutive trading days following the election date. The Company's ability to purchase shares under the SEDA is subject to, among other things, the qualification of the ordinary shares on the OTCQB and the filing and effectiveness of a registration statement registering for resale the ordinary shares issuable to the investor under the SEDA. Pursuant to the terms of the SEDA, the Company agreed to pay a structuring and due diligence fee in an amount equal to $15,000 and a commitment fee in an aggregate amount of $150,000, payable by the issuance of 100,000 ordinary shares. In addition, pursuant to the SEDA, the investor has agreed to purchase 100,000 units, at a purchase price of $1.50 per unit within five trading days after the Company’s registration statement on Form F-1 submitted to the SEC on September 2, 2015 is declared effective by the SEC. Each unit consists of (i) one Ordinary Share and (ii) a five-year warrant to purchase one ordinary share at an exercise price of $1.50 per share.

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F-31

October 1, 2015